EXHIBIT (a)-(1)

March 3, 2016

Shareholders of Qihoo 360 Technology Co. Ltd.
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of the shareholders of Qihoo 360 Technology Co. Ltd. (the “Company”) to be held on March 30, 2016 at 10:00 a.m. (Beijing time). The meeting will be held at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On December 18, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the PRC (“Holdco”), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the PRC (“Parent”), True Thrive Limited (诚盛有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Midco”), New Summit Limited (新峰有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub” and, together with Holdco, Parent and Midco, each a “Parent Party” and collectively the “Parent Parties”), and solely for purposes of Section 6.19 of the Merger Agreement, Global Village Associates Limited, a British Virgin Islands company (“Global Village”), and Young Vision Group Limited, a British Virgin Islands company (“Young Vision” and, together with Global Village, the “Founder Securityholders”), pursuant to which Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”) and becoming a wholly owned subsidiary of Midco. Upon the completion of the Merger, the Surviving Company will become a private company beneficially owned solely by the Buyer Group (as defined below), while Hongyi Zhou, the chairman of the board of directors and chief executive officer of the Company, and Xiangdong Qi, a director and the president of the Company, will own 22.8% and 2.2%, respectively, of the Surviving Company. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

The Parent Parties, the Founder Securityholders and the equity investors named in Exhibit B of the Merger Agreement (collectively, the “Equity Investors”) are collectively referred to herein as the “Buyer Group.” As of the date of this letter, the Buyer Group collectively beneficially own 7,164,611 Class A ordinary shares and 41,263,812 Class B ordinary shares, which represent approximately 26.8% in number and approximately 61.3% in voting rights of the Company’s issued and outstanding ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares, par value $0.001 per share (each, a “Share”) and excluding treasury shares, which consist of ordinary shares repurchased but un-cancelled and ordinary shares reserved for future issuance upon exercise of vested Company Options. If the Merger is consummated, the Company will continue its operations as a privately held company, and, as the result of the Merger, the Company’s American depositary shares (“ADSs”), two representing three Class A ordinary shares of the Company, will no longer be listed on the New York Stock Exchange (the “NYSE”) and the ADS program for the Shares will terminate.

If the Merger is consummated, at the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive $51.33 and each issued and outstanding ADS will represent the right to receive $77.00, in each case, in cash, without interest and net of any applicable withholding taxes. The ADS holders will pay any applicable fees, charges and expenses of The Bank of New York Mellon (the “ADS Depositary”) and government charges (including withholding taxes if any) due to or incurred by the ADS Depositary, in its capacity as the ADS depositary, in connection with the cancellation of the ADSs surrendered and distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) and ADS Depositary services fees). Notwithstanding the foregoing, if the Merger is consummated, the following Shares (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentence, but will be cancelled and cease to exist at the Effective Time:

(a) Shares owned by any Parent Party or the Company (as treasury shares, if any), any Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of any options or by any direct or indirect wholly-owned subsidiary of any Parent Party or the Company, in each case immediately prior to the Effective Time, which will be cancelled and cease to exist, and no consideration shall be delivered or deliverable in exchange therefor;

(b) Shares owned by shareholders (the “Dissenting Shareholders”) who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of Companies Law (2013 Revision) of the Cayman Islands (the “Cayman Islands Companies Law”) (the “Dissenting Shares”), which will be cancelled and cease to exist, but shall not be converted into or exchangeable for or represent the right to receive the merger consideration pursuant to the Merger Agreement, and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Islands Companies Law, and from the Effective Time such Dissenting Shareholders shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of such Dissenting Shares; and

(c) 3,534 Class A ordinary shares and 29,340,466 Class B ordinary shares held by Global Village, and 4,904,709 Class B ordinary shares held by Young Vision (collectively, “Founder Securities”), which will be cancelled and cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

In addition to the foregoing, at the Effective Time, each outstanding vested and unexercised option to purchase shares of the Company (each a “Company Option”) granted under the 2006 Employee Shares Option Scheme, 2006 Employee Share Vesting Scheme and 2011 Share Incentive Plan, and any other equity incentive arrangements of the Company (as amended and restated, collectively, the “Company Share Plans”) with a per Share exercise price less than the Per Share Merger Consideration (each, a “Cashed-Out Option”) will be cancelled and entitle the former holder thereof to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Shares underlying such Cashed-Out Option. Each outstanding vested and unexercised Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the Effective Time for no consideration.

At the Effective Time, each outstanding unvested Company Option to purchase Shares granted under the Company Share Plans will be assumed and converted into an equity incentive award of Parent through Tianjin Qirui Zhongxin Technology Partnership (Limited Partnership) (天津奇睿众信科技合伙企业(有限合伙)), a limited liability partnership formed under the laws of the People’s Republic of China for the purposes of holding incentive shares of the Parent (the “Plan Vehicle”) or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such unvested Company Option immediately prior to the Effective Time, to provide no less favorable economic benefits to the holder of such unvested Company Option.

At the Effective Time, each restricted share of the Company (“Company Restricted Share”) that remains outstanding as of immediately prior to the Effective Time will be automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such share immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such share.

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A special committee of the board of directors of the Company (the “Board”) composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company (the “Special Committee”) reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsels and due consideration, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of the Company and the Company’s shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company, including members of the Buyer Group and any other shareholders and ADS holders who will provide financing to, or hold securities of one or more members of the Parent Parties prior to, at or after the consummation of the Merger (such shareholders and ADS holders are referred to herein as the “Unaffiliated Holders”), (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger.

At a meeting on December 18, 2015, the Board (other than the Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, who abstained from the vote, and Mr. William Mark Evans, who was not present), acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents, and the transactions contemplated thereby, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger; and (c) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE each of the members of the Special Committee, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the company TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this letter, Mr. Hongyi Zhou, chairman and chief executive officer of the Company (the “Chairman”), through Global Village, and Mr. Xiangdong Qi, director and president of the Company, through Young Vision, collectively beneficially own approximately 25.4% in number and approximately 60.6% in voting rights of the entire issued and outstanding Shares (excluding Shares owned by the Company as treasury shares and Shares reserved (but not yet allocated) by the Company for settlement upon exercise of any options). Global Village and Young Vision have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with or furnished to the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

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Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be consummated unless the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Shareholder Approval”). Given the Buyer Group’s beneficial ownership in the Company as described above and assuming Global Village and Young Vision comply with their undertakings to vote, and Sequoia Capital China UR Holdings Limited (“Sequoia”), and its sole director and shareholder, Mr. Neil Nanpeng Shen, who are affiliated to one member of the Buyer Group, and Trustbridge Partners III, L.P. (“Trustbridge”), which is affiliated to another member of the Buyer Group, also vote, all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on March 25, 2016, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), an amount of Shares representing approximately 5.4% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Buyer Group must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Voting at the extraordinary general meeting will take place by poll voting, as the Chairman has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete, sign and return to the Company the accompanying proxy card, which is attached as Annex F to the accompanying proxy statement, in accordance with the instructions set forth on the proxy card, as soon as possible so that it is received by the Company no later than March 29, 2016 at 9:00 a.m. (Beijing time), the deadline to lodge your proxy card. Each holder has one vote for each Class A ordinary share and five votes for each Class B ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

As the record holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex G to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on March 7, 2016 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on March 25, 2016. The ADS Depositary has advised us that, pursuant to Section 4.07 of the amended and restated deposit agreement dated as of May 19, 2014 among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”), it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

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Holders of ADSs will not be able to attend or vote at the extraordinary general meeting unless they surrender their ADSs for delivery of Shares and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to surrender their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on March 23, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof)) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered, or has given voting instructions to the ADS Depositary as to the ADSs being surrendered but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will arrange for The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Fund Services (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have surrendered your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR DELIVERY OF SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HOLD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON MARCH 23, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

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Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please contact the Company by calling at +86 10 5878-1574 or emailing to ir@360.cn.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Eric X. Chen	/s/ Hongyi Zhou
Eric X. Chen	Hongyi Zhou
Director and Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated March 3, 2016, and is first being mailed to the Company’s shareholders and ADS holders on or about March 11, 2016.

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QIHOO 360 TECHNOLOGY CO. LTD.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
MARCH 30, 2016

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Qihoo 360 Technology Co. Ltd. (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto) will be held on March 30, 2016 at 10:00 a.m. (Beijing time) at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China.

Only registered holders of ordinary shares of the Company, consisting of Class A ordinary shares and Class B ordinary shares, par value $0.001 per share (each, a “Share”), at the close of business in the Cayman Islands on March 25, 2016 (the “Share Record Date”) or their proxy holders are entitled attend and to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

·	as a special resolution:

THAT the Agreement and Plan of Merger, dated as of December 18, 2015 (the “Merger Agreement”), by and among Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the PRC (“Holdco”), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the PRC (“Parent”), True Thrive Limited (诚盛有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Midco”), New Summit Limited (新峰有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub” and, together with Holdco, Parent and Midco, each a "Parent Party" and collectively the "Parent Parties"), the Company, and solely for purposes of Section 6.19 of the Merger Agreement, Global Village Associates Limited, a British Virgin Islands company (“Global Village”), and Young Vision Group Limited, a British Virgin Islands company (“Young Vision” and together with Global Village, the “Founder Securityholders”)) (the Merger Agreement being in the form attached as Annex A to the proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company being the surviving company and a wholly owned subsidiary of Midco (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from $500,000 divided into 378,000,000 Class A ordinary shares of a par value of $0.001 each and 122,000,000 Class B ordinary shares of a par value of $0.001 each to $50,000 divided into 50,000 ordinary shares of a par value of $1.00 each (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved;

·	as an ordinary resolution:

THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including (i) the Merger, (ii) the Variation of Capital and (iii) the Adoption of Amended M&A; and

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·	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Pursuant to the Merger Agreement, Global Village, an existing shareholder of the Company and a British Virgin Islands company controlled by Mr. Hongyi Zhou, chairman and chief executive officer of the Company, and Young Vision, an existing shareholder of the Company and a British Virgin Islands company controlled by Mr. Xiangdong Qi, director and president of the Company, agreed that they will vote all of the Shares (including Shares represented by the Company’s American depositary shares (“ADSs”)) beneficially owned by them in favor of the approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger. As of the date of this notice, the Buyer Group collectively beneficially own 7,164,611 Class A ordinary shares and 41,263,812 Class B ordinary shares, which represent approximately 26.8% in number and approximately 61.3% in voting rights of the Company’s issued and outstanding ordinary shares (excluding treasury shares, which consist of ordinary shares repurchased but un-cancelled and ordinary shares reserved for future issuance upon exercise of vested Company Options). The Parent Parties, the Founder Securityholders and the equity investors named in Exhibit B of the Merger Agreement (collectively, the “Equity Investors”) are collectively referred to herein as the “Buyer Group.”

After careful consideration and upon the unanimous recommendation of a special committee of the Board (the “Special Committee”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, the Board (other than Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, who abstained from the vote, and Mr. William Mark Evans, who was not present) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the shareholders and ADS holders of the Company, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group and any other shareholders and ADS holders who will provide financing to, or hold securities of, one or more members of the Parent Parties prior to, at or after the consummation of the Merger (such shareholders and ADS holders are referred to herein as the “Unaffiliated Holders”) and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents, and the transactions contemplated thereby, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, other transaction documents, the transactions contemplated thereby, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be consummated unless the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Given the Buyer Group’s beneficial ownership in the Company as described above and assuming Global Village and Young Vision comply with their undertakings to vote, and Sequoia Capital China UR Holdings Limited (“Sequoia”), and its sole director and shareholder, Mr. Neil Nanpeng Shen, who are affiliated to one member of the Buyer Group, and Trustbridge Partners III, L.P. (“Trustbridge”), which is affiliated to another member of the Buyer Group, also vote, all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 5.4% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Buyer Group must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

viii

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China, attention: Investor Relations Department, or alternatively a copy of the completed and signed proxy card may be sent by email to ir@360.cn, in each case so that the proxy card is received by the Company no later than March 29, 2016 at 9:00 a.m. (Beijing time). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the Chairman has undertaken to demand poll voting at the meeting. Each holder has one vote for each Class A ordinary share and five votes for each Class B ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on March 7, 2016 (the “ADS Record Date”) (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex G to the accompanying proxy statement, to The Bank of New York Mellon (the “ADS Depositary”), in its capacity as the ADS depositary and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on March 25, 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on March 25, 2016, the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on March 23, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the amended and restated deposit agreement, dated as of May 19, 2014, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

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Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR DELIVERY OF SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HOLD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON MARCH 23, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR ADSs AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADSs.

x

If you have any questions or need assistance voting your Shares or ADSs, please call +86 10-5878-1574 or email to ir@360.cn.

The Merger Agreement, the Plan of Merger, other transaction documents, and the transactions contemplated thereby, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting may in any event at his or her discretion direct that a proxy card will be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted (that is, in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, or which is otherwise directed by the chairman to be deemed to have been duly deposited) will be invalid.

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the Company’s offices at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China, attention: Investor Relations Department, no later than the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Hongyi Zhou
Hongyi Zhou
Chairman of the Board
March 3, 2016

xi

PROXY STATEMENT

Dated March 3, 2016

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Qihoo 360 Technology Co. Ltd. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, which is also attached as Annex F to the accompanying proxy statement, so that your shares can be voted at the extraordinary general meeting in accordance with your instruction.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact the Company by calling at +86 10 5878-1574 or emailing to ir@360.cn.

xii

xiii

Interests of Certain Persons in the Merger	74
Related-Party Transactions	78
Fees and Expenses	78
Voting by the Buyer Group at the Extraordinary General Meeting	78
Litigation Related to the Merger	79
Accounting Treatment of the Merger	79
Regulatory Matters	79
Dissenter Rights	79
Material U.S. Federal Income Tax Consequences	79
Material PRC Income Tax Consequences	82
Material Cayman Islands Tax Consequences	83
MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS	84
Market Price of the ADSs	84
Dividend Policy	84
THE EXTRAORDINARY GENERAL MEETING	85
Date, Time and Place of the Extraordinary General Meeting	85
Proposals to be Considered at the Extraordinary General Meeting	85
The Board’s Recommendation	86
Record Date; Shares and ADSs Entitled to Vote	86
Quorum	86
Vote Required	87
Procedures for Voting	87
Proxy Holders for Registered Shareholders	89
Voting of Proxies and Failure to Vote	89
Revocability of Proxies	89
Rights of Shareholders Who Object to the Merger	90
Whom to Call for Assistance	91
Solicitation of Proxies	91
Other Business	91
THE MERGER AGREEMENT	92
Structure and Consummation of the Merger	92
Memorandum and Articles of Association; Directors and Officers of the Surviving Company	92
Merger Consideration	92
Treatment of Company Options and Company Restricted Shares	93
Treatment of Company Convertible Notes	93
Exchange Procedures	93
Representations and Warranties	94
Conduct of Business Prior to Closing	98
Shareholders’ Meeting	100
Acquisition Proposals	101
No Company Adverse Recommendation Change	103
Indemnification; Directors’ and Officers’ Insurance	104
Financing	105
Obligations of Founder Securityholders	106
Other Covenants	106
Conditions to the Merger	107
Termination of the Merger Agreement	108
Termination Fee	109
Remedies and Limitations on Liability	110
Amendment	111
PROVISIONS FOR UNAFFILIATED HOLDERS	112
DISSENTER RIGHTS	113
Requirements for Exercising Dissenter Rights	113
FINANCIAL INFORMATION	115
Selected Historical Financial Information	115

xiv

Ratio of Earnings to Fixed Charges	117
Net Book Value per Share of Our Shares	117
TRANSACTIONS IN SHARES AND ADSs	118
Purchases by the Company	118
Purchases by the Buyer Group	118
Prior Public Offerings	121
Transactions in Prior 60 Days	121
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	122
FUTURE SHAREHOLDER PROPOSALS	124
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	125
WHERE YOU CAN FIND MORE INFORMATION	127
ANNEX A: AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B: PLAN OF MERGER	B-1
ANNEX C: OPINION OF J.P. Morgan Securities (Asia Pacific) Limited AS FINANCIAL ADVISOR	C-1
ANNEX D: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) – SECTION 238	D-1
ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	E-1
ANNEX F: FORM OF PROXY CARD	F-1
ANNEX G: FORM OF ADS VOTING INSTRUCTION CARD	G-1

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SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 127. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Qihoo 360 Technology Co. Ltd. All references to “dollars” and “$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

The Company is a leading Internet company in China. The Company is also the number one provider of Internet and mobile security products in China as measured by its user base, according to iResearch. The Company also provides users with secure access points to the Internet via its market leading web browsers and application stores. The Company has built one of the largest open Internet platforms in China and monetizes its massive user base primarily through online advertising and through Internet value-added services on its open platform.

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The Company’s principal executive office is located at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. The Company’s telephone number at this address is +86 10 5878-1000 and its fax number is +86 10 5682-2000.

For a description of the Company’s history, development, business and organizational structure, see its annual report on Form 20-F for the year ended December 31, 2014, filed with the United States Securities and Exchange Commission (the “SEC”) on April 27, 2015, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 127 for a description of how to obtain a copy of its annual report.

Holdco

Tianjin Qixin Zhicheng Technology Co., Ltd. is a limited liability company incorporated under the laws of the PRC (“Holdco”). The business address of Holdco is at Building #2, No.6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. Holdco's telephone number is +86-10-5878-1078 and its fax number is +86 10 5682-2000.

Parent

Tianjin Qixin Tongda Technology Co., Ltd. is a limited liability company incorporated under the laws of the PRC (“Parent”). The business address of Parent is at Building #2, No.6 Jiuxianqiao Road, Chaoyang District, Beijing 100015. Parent's telephone number is +86 10 5878-1078 and its fax number is +86 10 5682-2000.

Midco

True Thrive Limited is an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Midco”) formed solely for the purpose of holding the equity interest in Merger Sub (as defined below) and consummating the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (as defined below). The business address of Merger Sub is at Building #2, No.6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. Merger Sub's telephone number is +86 10 5878-1078 and its fax number is +86 10 5682-2000.

Merger Sub

New Summit Limited is an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”) formed solely for the purpose of effecting the Merger. The business address of Merger Sub is at Building #2, No.6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. Merger Sub's telephone number is +86 10 5878-1078 and its fax number is +86 10 5682-2000.

Global Village Associates Limited

Global Village Associates Limited is a British Virgin Islands company (“Global Village”). The registered office of Global Village is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands and its executive offices are located at Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, the People’s Republic of China. Global Village's telephone number is +86 10 5878-1078 and its fax number is +86 10 5682-2000. Global Village is wholly owned by Fair Point International Limited, a British Virgin Islands company, which is wholly owned by a revocable trust constituted under the laws of Singapore with Mr. Hongyi Zhou and his wife as the settlers and Mr. Zhou as investment manager with sole voting and dispositive power and certain family members of Mr. Zhou as the beneficiaries. Huan Hu is the sole director of Global Village.

Young Vision Group Limited

Young Vision Group Limited is a British Virgin Islands company (“Young Vision” and, together with Global Village, the “Founder Securityholders”). The registered office of Young Vision is 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands and its executive offices are located at Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, the People’s Republic of China. Young Vision's telephone number is +86 10 5682-2141 and its fax number is +86 10 5682-2000. Young Vision is wholly owned by East Line Holdings Limited, a British Virgin Islands company, which is in turn wholly-owned by Mr. Xiangdong Qi. Mr. Qi is the sole director of Young Vision.

Hongyi Zhou

Mr. Zhou is the co-founder, chairman and chief executive officer of the Company (the “Chairman”), and is a PRC citizen. The business address of Mr. Zhou is Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, the People’s Republic of China. During the last five years, Mr. Zhou has not been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Zhou from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Xiangdong Qi

Mr. Qi is the co-founder, director and president of the Company, and is a PRC citizen. The business address of Mr. Qi is Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. During the last five years, Mr. Qi has not been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Qi from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Tianjin Xinxin Qiyuan Investment Limited Partnership

Tianjin Xinxin Qiyuan Investment Limited Partnership is a limited partnership organized under the laws of the PRC (“Xinxin Qiyuan”). Its business address is 4-B-31, 4/F Building #3, 188 Rixin Street, Binhai Technology Campus, Binhai High-Tech Industrial Development Area, Tianjin, People’s Republic of China. Its telephone number is +86 22 2378-5971 and its fax number is +86 22 8717-6696. Its principle business is equity investment.

Tianjin Xinxinsheng Investment Limited Partnership

Tianjin Xinxinsheng Investment Limited Partnership is a limited partnership organized under the laws of the PRC (“Xinxinsheng”). Its business address is Electronic City, 6 Jiuxianqiao Road, Chaoyang District, Beijing, People’s Republic of China. Its telephone number is +86 10 5682-1940 and its fax number is +86 10 5878-2000. Its principal business is investment.

The Merger (Page 92)

The Company, Holdco, Parent, Midco, Merger Sub, and, solely for the purposes of Section 6.19 of the Merger Agreement, Global Village and Young Vision entered into an agreement and plan of merger (the “Merger Agreement”) on December 18, 2015, pursuant to which Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”). You are being asked to vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger, and the transactions contemplated thereby, including the Merger.

Pursuant to the terms of the Merger Agreement, assuming the Merger Agreement and the Plan of Merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the Merger are satisfied or waived in accordance with the terms of the Merger Agreement, the following will occur:

·	the Company will file the Plan of Merger with the Cayman Registrar and the Merger will be effective upon the filing of the Plan of Merger with the Cayman Registrar or such other time as maybe agreed and otherwise on the date specified in the Plan of Merger (the “Effective Time”);

·	the Surviving Company will become a wholly owned subsidiary of Midco and cease to be a publicly traded company;

·	each Share issued and outstanding immediately prior to the Effective Time (including Shares represented by American depositary shares (“ADSs”), every two representing three Class A ordinary shares) will be cancelled and cease to exist, in exchange for the right to receive the consideration further described below, except for the Excluded Shares (as defined below);

·	the Company’s ADS program for Class A ordinary shares will be terminated and ADSs will cease to be listed on the New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of ADSs in the public market will no longer be available;

·	90 days after the filing of Form 15 in connection with the consummation of the Merger or such shorter period as may be determined by the SEC, registration of Shares under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated;

·	the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and

·	the Company’s shareholders (other than members of the Buyer Group) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 92)

If the Merger is consummated, at Effective Time, each ordinary share of the Company, consisting of Class A ordinary share or Class B ordinary share, par value $0.001 per share (each a “Share”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined below)) will be cancelled and cease to exist in exchange for the right to receive $51.33 (the “Per Share Merger Consideration”) in cash without interest and each issued and outstanding ADS (other than ADSs that represent Excluded Shares) will represent the right to receive $77.00 (the “Per ADS Merger Consideration”) in cash without interest, in each case, net of any applicable withholding taxes. The ADS holders will pay any applicable fees, charges and expenses of The Bank of New York Mellon (the “ADS Depositary”) and government charges (including withholding taxes if any) incurred by the ADS Depositary, in its capacity as the ADS depositary, in connection with the cancellation of the ADSs surrendered and distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) and ADS Depositary services fees). Notwithstanding the foregoing, if the Merger is consummated, the following Shares (including Shares represented by ADSs) (collectively, the “Excluded Shares”) will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	Shares owned by (or represented by ADSs which are owned by) any Parent Party or the Company (as treasury shares, if any) and Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Options (as defined below) or by any direct or indirect wholly owned subsidiary of any Parent Party or the Company, in each case immediately prior to the Effective Time, which will be cancelled and cease to exist and no consideration shall be delivered or deliverable in exchange therefor;

(b)	Shares held by shareholders (“Dissenting Shareholders”) who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the Cayman Islands Companies Law (collectively, the “Dissenting Shares”), which will be cancelled and cease to exist, but shall not be converted into or exchangeable for or represent the right to receive the merger consideration pursuant to the Merger Agreement, and such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Islands Companies Law, and from the Effective Time such Dissenting Shareholders shall cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of such Dissenting Shares; and

(c)	(i) 3,534 Class A ordinary shares and 29,340,466 Class B ordinary shares held by Global Village and (ii) 4,904,709 Class B ordinary shares held by Young Vision, which will be cancelled and cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

Treatment of Company Options (Page 93)

At the Effective Time, each outstanding vested and unexercised option to purchase Shares of the Company (the “Company Option”) granted under the 2006 Employee Shares Option Scheme, 2006 Employee Share Vesting Scheme and 2011 Share Incentive Plan, and any other equity incentive arrangements of the Company (as amended and restated, collectively, the “Company Share Plans”) with a per Share exercise price less than the Per Share Merger Consideration (each, a "Cashed-Out Option") will be cancelled and entitle the former holder thereof to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Shares underlying such Cashed-Out Option. Each outstanding vested and unexercised Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the Effective Time for no consideration.

At the Effective Time, each outstanding unvested Company Option granted under the Company Share Plans will be assumed and converted into an equity incentive award of Parent through Tianjin Qirui Zhongxin Technology Partnership (Limited Partnership) (天津奇睿众信科技合伙企业(有限合伙)), a limited liability partnership formed under the laws of the People’s Republic of China for the purposes of holding incentive shares of the Parent (the “Plan Vehicle”) or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such unvested Company Option immediately prior to the Effective Time, to provide no less favorable economic benefits to the holder of such unvested Company Option.

Treatment of Company Restricted Shares (Page 93)

At the Effective Time, each restricted share of the Company (“Company Restricted Share”) that remains outstanding as of immediately prior to the Effective Time will be automatically assumed and converted into an equity incentive award of Parent, through the Plan Vehicle or such other arrangements, on substantially the same terms and subject to the same vesting conditions as were provided to such share immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such share.

Treatment of Company Convertible Notes (Page 93)

Each holder of Company Convertible Notes has the option to require the Surviving Company to repurchase such holder's Company Convertible Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the applicable fundamental change repurchase date as defined under the applicable Indenture Agreements (as defined below). Furthermore, after the Effective Time but prior to and including the third business day prior to the applicable fundamental change repurchase date, each holder of Company Convertible Notes will be entitled, subject to the terms and conditions of the applicable Indenture Agreements, to convert such holder's Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable Indenture Agreements plus any entitled increase in the conversion rate as determined pursuant to the applicable Indenture Agreements. After the third business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes, to the extent such holder has not exercised its right to require the Surviving Company to repurchase such holder's Company Convertible Notes, will be entitled to convert such Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable Indenture Agreements. As used herein, the term “Company Convertible Notes” means, collectively, the Company's 2.5% convertible senior notes due September 15, 2018 that were issued pursuant to the indenture, dated September 5, 2013, as amended or supplemented, by and between the Company and Citicorp International Limited, as trustee (the “2018 Notes Indenture”), the Company's 0.5% convertible senior notes due August 15, 2020 that were issued pursuant to the indenture, dated August 6, 2014, as amended or supplemented, by and between the Company and Citicorp International Limited, as trustee (the “2020 Notes Indenture”), and the Company's 1.75% convertible senior notes due August 15, 2021 that were issued pursuant to the indenture, dated August 6, 2014, as amended or supplemented, by and between the Company and Citicorp International Limited, as trustee (the “2021 Notes Indenture” and together with the 2018 Notes Indenture and the 2020 Notes Indenture, the “Indenture Agreements”).

Recommendation of the Special Committee and the Board (Page 41)

A special committee of the board of directors of the Company (the “Board”) composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company (the “Special Committee”) reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsels and due consideration, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of the Company and the Company’s shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company, including members of the Buyer Group and any other shareholders and ADS holders who will provide financing to, or hold securities of, one or more members of the Parent Parties prior to, at or after the consummation of the Merger (such shareholders and ADS holders are referred to herein as the “Unaffiliated Holders”), (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents, the transactions contemplated thereby, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, other transaction documents, the transactions contemplated thereby, including the Merger.

The Board (other than Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, who abstained from the vote, and Mr. William Mark Evans, who was not present), acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents, and the transactions contemplated thereby, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, other transaction documents, the transactions contemplated thereby, including the Merger; and (c) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE each of the members of the Special Committee, the chief executive officer of the Company, the chief financial officer of the Company AND THE CO-CHIEF FINANCIAL OFFICER OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER, THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and in determining that the Merger is fair to and in the best interest of the Company and the Unaffiliated Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 41 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 63. The foregoing summary is qualified in its entirety by reference to these sections.

Record Date and Voting (Page 86)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on March 25, 2016, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card and vote so that the proxy card is received by the Company no later than March 29, 2016 at 9:00 a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on March 7, 2016 (the “ADS Record Date”) (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex G to this proxy statement, to the ADS Depositary, in its capacity as the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on March 25, 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on March 25, 2016, the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on March 23, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the amended and restated deposit agreement dated May 19, 2014 among the Company, the ADS Depositary and the holders and beneficiary owners of ADSs issued thereunder (the “Deposit Agreement”)), and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Each holder has one vote for each Class A ordinary share and five votes for each Class B ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. See “—Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and the Plan of Merger (Page 87)

In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Shareholder Approval”).

As of the date of this proxy statement, the Holdco, Parent, Midco, Merger Sub, the Founder Securityholders, the equity investors (the “Equity Investors”) named in Exhibit B of the Merger Agreement (collectively, the “Buyer Group”) beneficially own an aggregate of 7,164,611 Class A ordinary shares (including Class A ordinary shares represented by ADSs) and 41,263,812 Class B ordinary shares, which represent approximately 26.8% in number and 61.3% in voting rights of the entire issued and outstanding Shares excluding Shares owned by the Company as treasury shares and Shares reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Options. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 122 for additional information. Given the Buyer Group’s beneficial ownership in the Company as described above and assuming Global Village and Young Vision comply with their undertakings to vote, and Sequoia Capital China UR Holdings Limited (“Sequoia”), and its sole director and shareholder, Mr. Neil Nanpeng Shen, who are affiliated to one member of the Buyer Group, and Trustbridge Partners III, L.P. (“Trustbridge”), which is affiliated to another member of the Buyer Group, also vote, all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 5.4% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Buyer Group must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Voting Information (Page 87)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. You should lodge your proxy card so that it is received by the Company no later than March 29, 2016, at 9:00 a.m. (Beijing time). If a broker, bank or other nominee holds your Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on March 25, 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has advised us that, pursuant to Section 4.07 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on March 23, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will arrange for The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Dissenter Rights of Shareholders and ADS Holders (Page 113)

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of Dissenter Rights, which is attached as Annex D to this proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise Dissenter Rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR DELIVERY OF SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY hold the ADSs as of the ADS Record Date and HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON MARCH 23, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your Dissenter Rights.

Purposes and Effects of the Merger (Page 60)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the holders of Shares and ADSs (other than the Excluded Shares and ADSs representing the Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that Parent, through Midco, will bear the rewards and risks of the sole ownership of the Company. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 60 for additional information.

The Company’s ADSs, every two representing three Class A ordinary shares, are currently listed on the NYSE under the symbol “QIHU.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned solely by the Buyer Group. Following the consummation of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such shorter period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the consummation of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the consummation of the Merger, the ADS program for the Shares will terminate. See “Special Factors—Effects of the Merger for the Company” beginning on page 61 for additional information.

Plans for the Company after the Merger (Page 68)

Following the consummation of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and, through Parent, beneficially owned by the Buyer Group and (ii) have substantially more debt than it currently has. The Buyer Group currently plans to repay the debt incurred to finance the Merger using the operating cash flow of the Surviving Company in accordance with the terms of the definitive documentation applicable to the Term Facility and Bridge Facility (as defined in the section entitled “Special Factors—Financing of the Merger”).

Subsequent to the consummation of the Merger, the Company will no longer be subject to the Exchange Act and the NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Position of the Buyer Group as to Fairness of the Merger (Page 47)

Each member of the Buyer Group believes that the Merger is fair to the Unaffiliated Holders. Their belief is based upon the factors discussed under the section entitled "Special Factors—Position of the Buyer Group as to Fairness of the Merger" beginning on page 47.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of ensuring compliance with the requirements of Rule 13E-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger.

Financing of the Merger (Page 69)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately $9.4 billion, assuming no exercise of Dissenter Rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of 3,534 Class A ordinary shares and 29,340,466 Class B ordinary shares held by Global Village, and 4,904,709 Class B ordinary shares held by Young Vision or Shares owned by (or represented by ADSs which are owned by) any Parent Party or the Company (as treasury shares, if any) and Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Options or by any direct or indirect wholly-owned Subsidiary of any Parent Party or the Company, which will be cancelled for no consideration.

The Buyer Group expects to provide this amount through a combination of (a) cash contributions from the Equity Investors pursuant to their respective equity commitment letters, each dated December 18, 2015 (the “Equity Commitment Letters”), and (b) the proceeds from a committed term loan facility in an amount up to the RMB equivalent of $3 billion (the “Term Facility”) and a bridge loan facility of up to the RMB equivalent of $400 million (the “Bridge Facility”), pursuant to certain debt commitment letters dated December 18, 2015 provided by China Merchants Bank Co., Ltd. (the “Debt Commitment Letters”). See "Special Factors—Financing of the Merger" beginning on page 69 for additional information.

Limited Guarantees; Global Village Guarantee (Page 73)

Concurrently with the execution of the Merger Agreement, each of the Equity Investors and the Founder Securityholders (each a “Guarantor”) entered into a limited guarantee (each a “Limited Guarantee”) with Holdco, Parent and the Company to guarantee a portion of the Parent Parties’ obligation to pay the Parent Termination Fee (as defined in the section entitled “The Merger Agreement–Termination Fee”) and certain other payment obligations of the Parent Parties in relation to the financing for the Merger. In addition, concurrently with the execution of the Merger Agreement, Global Village entered into a limited guarantee (the “Global Village Guarantee”) in favor of the Company to (i) guarantee the payment obligations of certain Buyer Group member under its Equity Commitment Letter and Limited Guarantee, and (ii) agree to use its reasonable best efforts to cause Parent to enforce the Escrow Agreements and not to utilize or release any escrowed amount from the escrow except in accordance with the terms of the applicable Escrow Agreements. See “Special Factors—Limited Guarantees” beginning on page 73 for additional information.

Escrow Agreement (Page 73)

Concurrently with the execution of the Merger Agreement, each of the Equity Investors entered into an escrow agreement (each an “Escrow Agreement”) with Parent and the Company pursuant to which each Equity Investor will deposit a percentage of its equity commitment under the Equity Commitment Letter with Parent as earnest money which will be applied toward (i) the payment of certain of such Equity Investor’s obligations under such Equity Investor’s Equity Commitment Letter and Limited Guarantee, and/or (ii) the payment by Parent of the Parent Termination Fee that may become due and payable pursuant to the terms of the Merger Agreement. See “Special Factors—Escrow Agreement” beginning on page 73 for additional information.

Interim Investors Agreement (Page 73)

Concurrently with the execution of the Merger Agreement, the Founder Securityholders and the Equity Investors entered into an interim investors agreement with Holdco, Parent, Midco and Merger Sub (the “Interim Investors Agreement”), which governs, among other matters, the actions of Holdco, Parent, Midco and Merger Sub and the relationship among the Equity Investors with respect to the Merger Agreement and the transactions contemplated thereby. See “Special Factors—Interim Investors Agreement” beginning on page 73 for additional information.

Opinion of the Special Committee’s Financial Advisor (Page 53)

On December 18, 2015, J.P. Morgan Securities (Asia Pacific) Limited (“J.P. Morgan”) rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of a written opinion by J.P. Morgan dated the same date), as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger, as of December 18, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion.

The opinion of J.P. Morgan was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration and Per ADS Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of J.P. Morgan in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion. We encourage the Unaffiliated Holders to read carefully the full text of the written opinion of J.P. Morgan. However, the opinion of J.P. Morgan, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 74)

In considering the recommendations of the Board, the Company's shareholders should be aware that certain of the Company's executive officers and directors have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders and ADS holders generally. These interests include, among others:

·	the beneficial ownership of equity interest in Parent by the Chairman and Mr. Xiangdong Qi, following the consummation of the Merger, as a result of which they will be able to enjoy the benefits from future earnings and growth of the Surviving Company after the completion of the Merger;

·	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to the directors and officers of the Company;

·	the compensation of members of the Special Committee in exchange for their services in such capacity in an amount of $15,000 per member per month with the aggregate amount per member capped at $120,000 (or, in the case of the chairman of the Special Committee, an amount of $25,000 per month with the aggregate amount capped at $200,000) (the payment of which is not contingent upon the consummation of the Merger or the Special Committee's or the Board's recommendation of the Merger);

·	the cash-out of all outstanding in-the-money Company Options held by certain directors and executive officers of the Company and the assumption by the Surviving Company, through the Plan Vehicle or such other arrangements, of outstanding unvested Company Options and Company Restricted Shares held by certain executive officers of the Company, as a result of which such executive officers will continue to hold an equity interest in the Surviving Company through the Plan Vehicle or such other arrangements and be able to enjoy the benefits from future earnings and growth of the Surviving Company after the completion of the Merger; and

·	the potential continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 122 and "Special Factors—Interests of Certain Persons in the Merger” beginning on page 74 for additional information.

Acquisition Proposal (Page 101)

Until 11:59 p.m. Hong Kong time on February 1, 2016 (the “Go-Shop Period End Date”), the Company and its subsidiaries and their respective representatives are permitted (acting under the direction of the Special Committee) to directly or indirectly:

·	initiate, solicit and encourage Acquisition Proposals (as defined under “The Merger Agreement—Acquisition Proposals” beginning on page 101), including by way of public disclosure and providing access to non-public information to any person pursuant to confidentiality agreements meeting certain requirements (provided that the Company will promptly provide to Parent any information concerning the Company or its subsidiaries that it has provided to any such person which was not previously provided to Parent); and

·	enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations.

Except as permitted by the terms of the Merger Agreement, the Company is required to immediately cease any discussions with any person (other than Parent and any excluded party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Acquisition Proposal, and (y) promptly request each person (other than Parent and any excluded party) that has prior to the date of the Merger Agreement executed a standstill, confidentiality or similar agreement in connection with such person’s consideration of an Acquisition Proposal to return or destroy all information required to be returned or destroyed by such person under the terms of the applicable agreement.

Except as otherwise permitted by the terms of the Merger Agreement, after the Go-Shop Period End Date until the Effective Time (or if earlier, the termination of the Merger Agreement in accordance with its terms), neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries authorize or permit any of their respective representatives to, directly or indirectly:

·	initiate, solicit, propose, encourage (including by providing information) or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

·	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any of its subsidiaries to any person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;

·	grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover law, or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal;

·	approve, endorse, recommend, execute or enter into any agreement or other contract relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

·	propose, agree or publicly announce an intention to do any of the foregoing.

Prior to obtaining the approval by the Company’s shareholders of the Merger Agreement and the transactions contemplated thereby, the Company, its subsidiaries and the Company's and its subsidiaries' representatives may, following the receipt of an unsolicited bona fide written acquisition proposal that did not result from a breach by the Company of the go-shop and non-solicitation provisions of the Merger Agreement (i) grant a waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover law for the purpose of allowing any person or group to make an Acquisition Proposal; (ii) contact the person or group who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal (as defined under “The Merger Agreement—Acquisition Proposal” beginning on page 101) or could reasonably be expected to result in a Superior Proposal; (iii) provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the person or group who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the person or group so requesting such information an executed confidentiality agreements meeting certain requirements (a copy of which shall be provided to Parent within 48 hours); and/or (iv) engage or participate through the Special Committee in any discussions or negotiations with the person or group who has made such Acquisition Proposal.

Conditions to the Merger (Page 107)

The obligations of each party to the Merger Agreement to effect the Merger and the other transactions contemplated thereby are subject to the satisfaction or waiver of the following conditions:

·	the shareholders of the Company shall have approved the Merger Agreement and the transactions contemplated thereby;

·	no law shall have been enacted, entered, promulgated or enforced and no order shall have been issued by any governmental entity which is in effect and enjoins, restrains, prohibits or otherwise makes illegal the consummation of the Merger; and

·	all PRC Required Approvals (as defined under “The Merger Agreement—Conditions to the Merger” beginning on page 107) in relation to the transaction contemplated by the Merger Agreement shall have been obtained.

The obligations of the Parent Parties to effect the Merger and the other transactions contemplated thereby are also subject to the satisfaction or waiver of the following conditions:

·	(i) other than representations and warranties of the Company regarding capitalization, the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger (or, to the extent such representations and warranties speak as of a specified date, as of such specified date) without regard to any materiality or similar qualifications, except where the failure to be so true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, and (ii) the representations and warranties of the Company regarding capitalization shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of the Merger Agreement and as of the closing date of the Merger;

·	the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

·	the Company shall have delivered to Parent a certificate, dated the closing date of the Merger, signed by an executive officer of the Company, confirming the satisfaction of the above conditions;

·	the aggregate amount of dissenting shares (excluding Shares owned by the Buyer Group and their affiliates) shall be less than 20% of the total outstanding Shares of the Company immediately prior to the Effective Time; and

·	since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect which is continuing.

The obligation of the Company to effect the Merger and the other transactions contemplated thereby are also subject to the satisfaction or waiver of the following conditions:

·	the representations and warranties of the Parent Parties set forth in the Merger Agreement shall be true and correct (without regard to any materiality qualification) as of the date of the Merger Agreement and as of the closing date of the Merger as if made at and as of such closing date (except to the extent that any such representation or warranty expressly speaks as of a specified date, as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by any Parent Party of its obligations under the Merger Agreement;

·	each Parent Party shall have performed or compiled in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by such Parent Party on or prior to the Closing Date; and

·	Parent shall have delivered to the Company a certificate, dated the closing date of the Merger, signed by an executive officer of Parent, confirming the satisfaction of the above conditions.

Termination of the Merger Agreement (Page 108)

The Merger Agreement may be terminated at any time prior to the Effective Time (if by the Company, acting only upon the recommendation of the Special Committee):

·	by mutual written consent of Parent and the Company; or

·	by either Parent or the Company:

▪	if the Merger shall not have been consummated by 11:59 p.m., Hong Kong time, on September 18, 2016 (the “End Date”);

▪	if (i) any order of any governmental entity having competent jurisdiction is entered enjoining the Company or any Parent Party from consummating the Merger and such order has become final and non-appealable or (ii) there is any law that makes consummation of the Merger illegal or otherwise prohibited; or

▪	if the Company’s shareholders do not approve the Merger Agreement and the transactions contemplated thereby at the shareholder meeting convened for such purpose or any adjournment thereof;

provided that the termination right above is not available to any party whose failure to fulfill any obligation under the Merger Agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied; or

·	by the Company:

▪	if (i) any Parent Party shall have breached any of the covenants or agreements contained in the Merger Agreement such that the corresponding closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of any Parent Party contained in the Merger Agreement such that the corresponding closing condition would not be satisfied, and, in either case, such breach is incapable of being cured by the End Date or is not cured by the Parent Parties within 30 calendar days after receiving written notice from the Company; provided that the Company shall not have this right to terminate if, at the time of such termination, there exists a breach by the Company of the Merger Agreement that would result in the corresponding conditions to the obligations of the Parent Parties not being satisfied;

▪	(i) all of the conditions to the obligations of the Parent Parties (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) the Parent Parties fail to complete the Merger within 15 business days; or

▪	prior to obtaining the approval by the Company’s shareholders of the Merger Agreement and the transactions contemplated thereby, in order to enter into an agreement or other contract with respect to a Superior Proposal in accordance with the go-shop and non-solicitation provisions described above; or

·	by Parent:

▪	if (i) the Company shall have breached any of the covenants or agreements contained in the Merger Agreement such that the corresponding closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in the Merger Agreement such that the corresponding closing condition would not be satisfied, and, in either case, such breach is incapable of being cured by the End Date or is not cured by the Company within 30 calendar days after receiving the written notice from any Parent Party; provided that Parent shall not have this right to terminate if, at the time of such termination, there exists a breach by any Parent Party of the Merger Agreement that would result in the corresponding conditions to the obligations of the Company not being satisfied; or

if (i) the Board or any committee thereof shall have effected a Company Adverse Recommendation Change (as defined under “The Merger Agreement—No Company Adverse Recommendation Change” beginning on page 103), or (ii) the Board has approved or recommended, or entered into or allowed the Company or any of its subsidiaries to enter into an agreement or other contract with respect to an Acquisition Proposal.

Termination Fee (Page 109)

The Company is required to pay Parent a termination fee of approximately RMB1.44 billion (or RMB641 million in certain circumstances described below) (the “Company Termination Fee”) if the Merger Agreement is validly terminated:

·	by Parent due to (a) a breach by the Company of any representation, warranty, covenant or agreement in the Merger Agreement, or (b) the Board or any committee thereof effecting a Company Adverse Recommendation Change or the Board approving or recommending, or entering into or allowing the Company or any of its subsidiaries to enter into an agreement or other contract with respect to an Acquisition Proposal;

·	by the Company in order to enter into an agreement or other contract with respect to a Superior Proposal; or

·	by either Parent or the Company if at or prior to such termination, a third party has delivered to the Board a bona fide Acquisition Proposal (provided that, all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”), such Acquisition Proposal is not withdrawn prior to such termination, and within 12 months after such termination, the transactions contemplated by the Acquisition Proposal are consummated.

However, in the event the Merger Agreement is terminated (i) by the Company in order to enter into an agreement or other contract with respect to a Superior Proposal or (ii) by Parent due to the Board or any committee thereof effecting a Company Adverse Recommendation Change or the Board approving or recommending, or entering into or allowing the Company or any subsidiaries of the Company to enter into an agreement or other contract with respect to an Acquisition Proposal, in each case in connection with an acquisition proposal received by the Company at or prior to the Go-Shop Period End Date, the termination fee payable by the Company will be RMB641 million.

Parent is required to pay the Company a termination fee of approximately RMB2.88 billion (or RMB641 million in certain circumstances described below) (the “Parent Termination Fee”) if the Merger Agreement is validly terminated in accordance with the termination provisions:

·	by the Company due to a breach by any Parent Party of any representation, warranty, covenant or agreement of the Merger Agreement; or

·	(i) all of the conditions to the obligations of the Parent Parties (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) the Parent Parties fail to complete the Merger within 15 business days.

However, the termination fee payable by Parent will be RMB641 million if the Merger Agreement is terminated by the Company or by Parent (i) due to failure of the Merger to be consummated by the End Date, as a result of the PRC Required Approvals not being obtained by the End Date, or (ii) as a result of any order from governmental entity enjoining the consummation of the Merger, while (a) the Company has not breached the Merger Agreement in any material respect such that the corresponding closing condition would not be satisfied, and (b) all other conditions to closing (other than those that by their terms are to be satisfied at the closing) have been satisfied or waived.

Material U.S. Federal Income Tax Consequences (Page 79)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 79. The U.S. federal income tax consequences of the Merger to you will depend upon your personal circumstances. You should consult your tax advisors regarding the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 82)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-sourced income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC residents. You should consult your own tax advisor regarding the tax consequences of the Merger to you, including any PRC tax consequences.

See “Special Factors—Material PRC Income Tax Consequences” beginning on page 82 for additional information.

Material Cayman Islands Tax Consequences (Page 83)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 83 for additional information.

Regulatory Matters (Page 79)

The Company does not believe that any material regulatory approvals, filings or notices are required in connection with effecting the Merger other than the PRC Required Approvals in relation to the transactions contemplated by the Merger Agreement, the approvals, filings or notices required under the U.S. federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 79)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 79)

The Merger is expected to be accounted for, at historical cost, as a Merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 84)

The closing price of ADSs on the NYSE on June 16, 2015, the last trading date immediately prior to the Company’s announcement on June 17, 2015 that it had received a going-private proposal, was $66.05 per ADS. The consideration of $77.00 per ADS to be paid in the Merger represents a premium of approximately 16.6% over that closing price.

Fees and Expenses (Page 78)

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement.

Remedies (Page 74)

The parties to the Merger Agreement are entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity.

In the event that the Parent Parties fail to effect the closing when required under the Merger Agreement for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform under the Merger Agreement, then, except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement, the Company’s termination of the Merger Agreement and receipt of the Parent Termination Fee and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and other members of the Company Group (as defined under the section entitled “The Merger Agreement—Remedies and Limitations on Liability”) against the Parent parties and other members of the parent Group (as defined under the section entitled “The Merger Agreement—Remedies and Limitations on Liability”) for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder or other failure of the Merger to be consummated.

If the Company pays the Company Termination Fee pursuant to the terms of the Merger Agreement, then any such payment shall be the sole and exclusive remedy of the Parent Group against the Company Group and none of the members of Company Group shall have any further liability or obligation relating to or arising out of the Merger Agreement, the transactions contemplated hereby or the failure of the Merger to be consummated. See “The Merger Agreement—Remedies and Limitations on Liability” beginning on page 110 for additional information.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING
AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On December 18, 2015, the Company entered into the Merger Agreement with Holdco, Parent, Midco, Merger Sub, and solely for purposes of Section 6.19 of the Merger Agreement, Global Village and Young Vision. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on March 30, 2016, at 10:00 a.m. (Beijing time) at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

(a)	as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger;

(b)	as an ordinary resolution, to authorize each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger; and

(c)	if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which the Buyer Group will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned solely by the Buyer Group and, as a result of the Merger, ADSs will no longer be listed on the NYSE and the ADS program for the Shares will terminate.

Q:	What will I receive in the Merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:	If you own Shares immediately prior to the Effective Time and are not a member of the Buyer Group, at the Effective Time, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement, with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

If you own ADSs immediately prior to the Effective Time and are not a member of the Buyer Group, at the Effective Time, you will be entitled to receive the Per ADS Merger Consideration in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the Effective Time. The ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (including withholding taxes if any) incurred by the ADS Depositary, in connection with the cancellation of the ADSs surrendered and distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) and ADS Depositary services fees).

See “Special Factors—Material U.S. Federal Income Tax Consequences,” “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 79, page 82 and page 83 for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company’s options to purchase Shares be treated in the Merger?

A:	At the Effective Time, each Cashed-Out Option will be converted into the right to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Company Shares underlying such Cashed-Out Option. Each outstanding vested and unexercised Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the Effective Time for no consideration.

At the Effective Time, each unvested Company Option will be assumed and converted into an equity incentive award of Parent through the Plan Vehicle, a vehicle formed for the purpose of holding incentive shares of Parent, or such other arrangements, on substantially the same terms and subject to the same vesting conditions as were provided to such unvested Company Option immediately prior to the Effective Time, to provide no less favorable economic benefits to the holder of such unvested Company Option.

Q:	How will the Company’s restricted shares be treated in the Merger?

A:	At the Effective Time, each Company Restricted Share that remains outstanding as of immediately prior to the Effective Time will be automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such share immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such share.

Q:	How will the Company’s Convertible Notes be treated in the Merger?

A:	Each holder of Company Convertible Notes has the option to require the Surviving Company to repurchase such holder's Company Convertible Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the applicable fundamental change repurchase date as defined under the applicable Indenture Agreements. Furthermore, after the Effective Time but prior to and including the third business day prior to the applicable fundamental change repurchase date, each holder of Company Convertible Notes will be entitled, subject to the terms and conditions of the applicable Indenture Agreements, to convert such holder's Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable Indenture Agreements plus any entitled increase in the conversion rate as determined pursuant to the applicable Indenture Agreements. After the third business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes, to the extent such holder has not exercised its right to require the Surviving Company to repurchase such holder's Company Convertible Notes, will be entitled to convert such Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable Indenture Agreements.

Q:	What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be a publicly traded company and will be beneficially owned solely by the Buyer Group. You will no longer have any interest in the future earnings or growth of the Company. Following the consummation of the Merger, the registration of the Shares and the reporting obligations with respect to the Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including the NYSE, and the ADS program for the Shares will terminate.

Q:	When do you expect the Merger to be consummated?

A:	We are working toward consummating the Merger as quickly as possible and currently expect the Merger to consummate during the first half of 2016, after all conditions to the Merger have been satisfied or waived. In order to consummate the Merger, we must obtain the shareholders’ approval at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not consummated?

A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, or if the Merger is not consummated for any other reason, the Company’s shareholders and ADS holders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any options receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under certain specified circumstances under the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described in “The Merger Agreement—Termination Fee” beginning on page 109.

Q:	After the Merger is consummated, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares immediately prior to the Effective Time and are not a member of the Buyer Group, promptly after the Effective Time (and in any event no more than five business days after the Effective Time), a paying agent appointed by Parent will mail you (a) a letter of transmittal for the purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) in exchange for the merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your share certificates after the consummation of the Merger. If you hold your Shares in book-entry form (that is, without a share certificate), unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the merger consideration, in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after the consummation of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or its agent) of such transferee’s entitlement to such Shares and evidence that any applicable share transfer taxes has been paid or are not applicable.

The Per Share Merger Consideration may be subject to backup withholding taxes if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the Merger is consummated, how will I receive the merger consideration for my ADSs?

A:	If you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”) and are not a member of the Buyer Group, unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes, for each ADS evidenced by the ADRs, in exchange for the cancellation of your ADRs after the consummation of the Merger. If you hold your ADSs in un-certificated form (that is, without an ADR) and are not a member of the Buyer Group, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the consummation of the Merger. The ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (including withholding taxes if any) incurred by the ADS Depositary, in its capacity as the ADS depositary, in connection with the cancellation of the ADSs surrendered and distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) and ADS Depositary services fees).

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your ADSs are held in “street name” by your broker, bank or other nominee at the Depository Trust Company (“DTC”), you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the merger consideration to DTC (the clearance and settlement system for the ADSs) for distribution by DTC to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the merger consideration, please contact your broker, bank or other nominee.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on March 25, 2016, the Share Record Date for the extraordinary general meeting, 180,839,445 Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Merger Agreement, Global Village and Young Vision have agreed that they will vote all of the Shares (including Shares represented by the Company’s ADSs) beneficially owned by them in favor of the approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger.

Given the Buyer Group’s beneficial ownership in the Company and assuming Global Village and Young Vision comply with their undertakings to vote, and Sequoia and Mr. Neil Nanpeng Shen, who are affiliated to one member of the Buyer Group, and Trustbridge, which is affiliated to another member of the Buyer Group, also vote, all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 5.4% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Buyer Group must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than the Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, who abstained from the vote, and Mr. William Mark Evans, who was not present) recommends that you vote:

·	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger;

·	FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger; and

·	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 41 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 74.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is March 25, 2016. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is March 7, 2016. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs for delivery of Shares before 5:00 p.m. (New York City time) on March 23, 2016 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative), of one or more shareholders holding at least one third in nominal value of the outstanding Shares that are entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:	How will the directors and executive officers of the Company vote on the proposal to authorize and approve the Merger Agreement?

A:	Pursuant to the Merger Agreement, the Chairman, through Global Village, and Mr. Xiangdong Qi, director and president of the Company, through Young Vision, have agreed to vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger. As of the date of this proxy statement, the Chairman, through Global Village, and Mr. Qi, through Young Vision, collectively beneficially own 4,740,568 Class A ordinary shares and 41,263,812 Class B ordinary shares, which represent approximately 25.4% in number and approximately 60.6% in voting rights of the Company’s issued and outstanding ordinary shares (excluding treasury shares, which consisted of ordinary shares repurchased but un-cancelled and ordinary shares reserved for future issuance upon exercise of vested Company Options. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 122 for additional information.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 74 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than March 29, 2016 at 9:00 a.m. (Beijing time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identity, such as your identification card or passport and your share certificate. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex E to the accompanying proxy statement, as promptly as possible. If you decide to sign and send in your proxy card, but do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on March 25, 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, however, advised us that, pursuant to Section 4.07 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to surrender your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on March 23, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will arrange for The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. As a result, if you have surrendered your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Special Committee, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

·	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should be sent to the Company’s offices at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China, attention: Investor Relations Department.

·	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 9:00 a.m. (Beijing time) on March 29, 2016, which is the deadline to lodge your proxy card.

·	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on March 25, 2016. A holder of ADSs can do this in one of two ways:

·	First, a holder of ADSs can revoke his, her or its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

·	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A:	No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will receive a form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is consummated without any further action required on the part of such holders.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on March 7, 2016. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary for delivery of Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they hold the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to their ADS before 5:00 p.m. (New York City time) on March 23, 2016, and become registered holders of Shares before the vote to authorize and approve the Merger is taken at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has surrendered his, her or its ADSs to exercise dissenters’ rights and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 113 as well as “Annex D—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact the Company by calling +86 10-5878-1574 or emailing to ir@360.cn.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described in this Background of the Merger occurred primarily in the PRC or Hong Kong. As a result, all dates and times referenced in this Background of the Merger refer to China Standard Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company.

From time to time, a number of parties have approached Mr. Hongyi Zhou, chairman and chief executive officer of the Company (the “Chairman”) about possible transactions involving the Company. In early May 2015, the Chairman discussed separately with representatives of Golden Brick Capital Private Equity Fund I L.P. (“Golden Brick”) and China Renaissance Holdings Limited regarding current market conditions and possible transactions involving the Company, including an acquisition of the Company.

Between late-May 2015 and mid-June 2015, the Chairman had discussions with Mr. Xiangdong Qi, co-founder and a director and president of the Company, representatives of CITIC Securities Co. Ltd. (“CITIC Securities”) and Mr. Neil Nanpeng Shen, a director of the Company and founding managing partner of Sequoia Capital China, regarding the possibility of acquiring the Company. The discussions concerned, among other things, recent market trends, recent activities of other U.S. public companies with primary operations in the PRC, the Company’s long term strategic plans, and the structure, timetable, pros and cons of a potential acquisition of the Company.

On June 17, 2015, the Board received a preliminary non-binding proposal letter from the Chairman, CITIC Securities, Golden Brick, China Renaissance and Sequoia Capital China, to acquire all of the outstanding Class A and Class B ordinary shares of the Company not owned by them or their affiliates (collectively, the “Initial Consortium Members”), including Class A ordinary shares represented by American depositary shares (the “ADSs”, each two representing three Class A ordinary shares), for $51.33 in cash per Class A or Class B ordinary share, or $77.00 in cash per ADS (the “Proposal”). In the Proposal, the Initial Consortium Members stated, among things, that they were not interested in selling their shares in any other transaction involving the Company.

On the same day, the Company issued a press release regarding its receipt of the Proposal and the transaction proposed therein, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

On June 19, 2015, the Board formed the Special Committee, being comprised of three independent, disinterested directors of the Company, Dr. Eric Chen, Dr. Ming Huang and Dr. Jianwen Liao, to consider the Proposal. The Board appointed Dr. Eric Chen as the chairman of the Special Committee after considering Dr. Chen’s background and expertise such as his work experience with a renowned investment fund, technology sector companies and an investment bank.

On the same day, by way of unanimous written resolutions of the directors, the Board granted to the Special Committee the power to (i) make such investigation of the Proposal, the proposed transaction and any matters relating thereto as the Special Committee, in its sole discretion, deems appropriate; (ii) evaluate the terms of the Proposal; (iii) discuss and negotiate with the Buyer Group and their representatives any terms of the proposed transaction and implement the proposed transaction as the Special Committee deems appropriate; (iv) explore any alternatives to the proposed transaction as the Special Committee, in its sole discretion, deems appropriate, including maintaining the Company’s current status as a public company; (v) negotiate definitive agreements, if and when appropriate, with respect to the proposed transaction or any alternative transaction, the execution and delivery of any such agreement being subject, however, to the approval of the Board; (vi) report to the Board the recommendations and conclusions of the Special Committee with respect to the proposed transaction and/or any alternative transaction and any recommendation as to whether the final terms of the proposed transaction or any alternative transaction are fair to and in the best interests of the minority shareholders of the Company and should be approved by the Board and, if applicable, by the Company’s shareholders, and determinations and recommendations with respect to any other matters requested by the Board; (vii) if and when appropriate at its sole discretion, adopt defensive measures with respect to unsolicited proposals for an alternative transaction; and (viii) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such advisors, including legal counsels, financial advisors and outside consultants, as the Special Committee in its sole discretion deems appropriate to assist the Special Committee in discharging its responsibilities.

Shortly after being formed, the Special Committee considered the credentials of several prospective U.S. legal counsels, and noted that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) had extensive experience in advising on going-private transactions and did not have any conflict of interest with respect to representing the Special Committee. The Special Committee then decided to retain Skadden to act as its U.S. legal counsel in connection with the proposed transaction.

Later on June 19, 2015, the Company issued a press release regarding the formation of the Special Committee and the Special Committee’s decision to retain Skadden as its U.S. legal counsel, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

On June 19, 2015, the Buyer Group decided to retain Huatai United Securities Co., Ltd. (“Huatai”) as its financial advisor in connection with the proposed transaction, primarily because of Huatai’s knowledge of and expertise in the TMT (technology, media and telecom) sector in China, as well as its reputation and experience in providing financial advice in mergers and acquisitions transactions.

Between June 19, 2015 and June 25, 2015, Dr. Eric Chen, as authorized by and on behalf of the Special Committee, invited and interviewed several investment banks to act as the financial advisor to the Special Committee.

On June 25, 2015, after reviewing the qualifications, experience and other characteristics of each potential financial advisor and considering the extensive experience of J.P. Morgan Securities (Asia Pacific) Limited (“J.P. Morgan”) in representing special committees in going-private transactions, its strong reputation and its significant experience in working with China-based companies, the Special Committee decided, through unanimous written resolutions, to retain J.P. Morgan as its financial advisor in connection with the review and evaluation of the Proposal. The Special Committee noted that J.P. Morgan had a prior relationship with one of the Initial Consortium Members, CITIC Securities, in providing corporate finance and treasury services to CITIC Securities and had a less-than-1% common equity ownership in CITIC Securities at the time. The Special Committee noted that the amount of service fees J.P. Morgan received for such services was small and J.P. Morgan only held a very small percentage of equity interest in one of the five Initial Consortium Members. Further, the Special Committee noted that, as a full service investment banking firm, J.P. Morgan provides various services out of separate divisions and that J.P. Morgan 's proposed senior deal team members were not providing, and had not provided, services to CITIC Securities or other Initial Consortium Members. As a result, the Special Committee determined that such relationship did not create a conflict of interest with respect to assisting the Special Committee in its review and evaluation of the Proposal and the transactions contemplated thereby.

On June 25, 2015, through unanimous written resolutions, the Special Committee decided to retain Maples and Calder (“Maples”), which the Special Committee noted had significant experience in advising on going-private transactions, to act as its Cayman Islands legal counsel in connection with the proposed transaction, and ratified and affirmed its engagement of Skadden as its U.S. legal counsel in connection with the proposed transaction.

On June 25, 2015, the Special Committee convened its first meeting by telephone. During the meeting, a representative of Maples first provided a summary of the directors’ fiduciary duties under the laws of the Cayman Islands and best practices in the context of a going-private transaction. Representatives of Skadden then provided a summary of going-private considerations and the purposes and roles of the Special Committee, and discussed best practices for the Special Committee as well as the Company’s management. The Special Committee raised questions and discussed a few key issues relating to its fiduciary duties and U.S. securities law disclosure requirements and also sought advice from the advisors on the communication protocol between the Special Committee and the Buyer Group. The Special Committee then instructed the advisors to advise the Company’s management of the communication protocol between the Company and the Buyer Group, the best practices and the role of management in the context of a going-private transaction. Thereafter, representatives of J.P. Morgan provided a summary of the general process of a going-private transaction and an indicative timetable for the proposed transaction, as well as a summary of the financial advisor’s role in assisting the Special Committee in its work. At the same meeting, the Special Committee also discussed with J.P. Morgan and Skadden negotiation strategies and certain key issues frequently negotiated in going-private transactions, including the pros and cons of conducting a market check before entering into the definitive agreements. After deliberation, the Special Committee decided that it would revisit the issue of a pre-signing market check once the financial advisor had progressed its financial analyses. The Special Committee instructed J.P. Morgan to contact the Buyer Group on behalf of the Special Committee to establish communication protocols and obtain further information regarding the Buyer Group’s due diligence requirements, financing plan and plan regarding the composition of the Buyer Group. The Special Committee then instructed Skadden, on behalf of the Company, to prepare a draft confidentiality agreement and negotiate it with the Buyer Group in anticipation of the Buyer Group’s request to conduct due diligence on the Company.

On the same day following the Special Committee meeting, Skadden sent a draft confidentiality agreement between the Company and each of the Initial Consortium Members to Kirkland & Ellis LLP (“Kirkland”), U.S. legal counsel to the Buyer Group in connection with the proposed transaction. Between June 26, 2015 and July 1, 2015, Skadden and Kirkland engaged in negotiations on the terms of the confidentiality agreement.

On June 29, 2015, Sequoia Capital China UR Holdings Limited, and its sole director and shareholder, Mr. Neil Nanpeng Shen, filed a Schedule 13D with the SEC reporting that they acquired beneficial ownership of certain Shares in the Company as part of certain in-kind distributions made by several Sequoia funds of the Shares held by them to their respective partners, as well as the submission of the Proposal to the Board.

On July 6, 2015 after finalizing the detailed terms of the engagement, the Company issued a press release regarding the engagement of J.P. Morgan as financial advisor by the Special Committee, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

Between July 15, 2015 and August 10, 2015, Kirkland and counsels to certain of the Initial Consortium Members resumed negotiation with Skadden on the terms of the confidentiality agreements. Following such negotiations, the Special Committee, on behalf of the Company, entered into confidentiality agreements with the Chairman and each of the other Initial Consortium Members (the “Confidentiality Agreements”) on or about August 10, 2015.

On July 23, 2015, at the instruction of the Special Committee, representatives from Skadden and J.P. Morgan held a telephonic conference with members of the Company management to advise the Company’s management of the communication protocol between the Company and the Buyer Group and best practices and the role of management in the context of a going-private transaction.

Between mid-August 2015 and mid-September 2015, representatives of the Buyer Group and its financial, legal and accounting advisors had various discussions with the management of the Company regarding the business, operations and financial performance of the Company and conducted preliminary legal, business, financial and accounting due diligence on the Company.

From early September to early October 2015, representatives of the Buyer Group had preliminary discussions with certain potential lenders regarding arranging debt financing for a potential transaction involving the Company.

Between mid-September 2015 and mid-October 2015, the Buyer Group and Huatai discussed the potential transaction with various potential investors who might be interested in joining the Buyer Group.

On October 8, 2015, the Special Committee convened its second meeting by telephone with representatives of Skadden and J.P. Morgan. During the meeting, the Special Committee and its advisors discussed possible structures for alternative transactions in light of the Buyer Group’s existing beneficial ownership and its express statement regarding their unwillingness to sell their shares in any other transaction involving the Company and representatives of Skadden discussed the likely impact of the PRC anti-monopoly law on the viability of each alternative. J.P. Morgan then provided an update on the trading prices of the ADSs following the announcement of the proposed transaction and reported that they had not received any inbound proposal by a third party with respect to a potential transaction involving the Company. J.P. Morgan also noted that any inquiries regarding the proposed transaction should be carefully handled in order not to disrupt the Company management’s attention to the operation of the Company’s business or result in the disclosure of any confidential information relating to the Company or the proposed transaction. The Special Committee then discussed the mechanism of, and consideration associated with, a “go-shop” provision in a potential merger agreement.

Between mid-October 2015 and late-November 2015, Huatai arranged further meetings between representatives of the Buyer Group and key potential investors who might be interested in joining the Buyer Group.

From mid-October to early December 2015, the Buyer Group and its representatives had further negotiations with select potential lenders regarding the terms of the debt financing arrangements for the proposed transaction.

On November 10, 2015, Huatai updated J.P. Morgan on the status of the Buyer Group’s due diligence and financing, the potential size and composition of the Buyer Group as well as the Buyer Group’s proposed timetable to signing of definitive agreements with the Company.

On November 12, 2015, a representative of Kirkland reached out to Skadden to provide a status update on the proposed transaction and express the Buyer Group’s desire to move quickly towards signing definitive agreements with the Company.

Later that day, Skadden received an initial draft of the Merger Agreement from Kirkland.

On November 18, 2015, the Special Committee convened its third meeting by telephone with representatives of Skadden and J.P. Morgan. During the meeting, J.P. Morgan informed the Special Committee that, based on its discussions with Huatai, the Buyer Group (i) had largely completed its due diligence; (ii) was in the process of securing the required debt financing from a few PRC banks; and (iii) was in the process of obtaining equity financing from various potential sources in the PRC. Representatives of Skadden reported to the Special Committee that it had received a draft Merger Agreement. The Special Committee instructed Skadden to prepare a list of key issues presented in the draft Merger Agreement and determined to hold another meeting to discuss the key issues and material terms of the draft Merger Agreement. The Special Committee then discussed the deal negotiation strategies with its advisors and noted the need to obtain greater clarity and confirmation from the Buyer Group on various items, including (i) the Buyer Group’s position on valuation; (ii) the status and expected timing of equity financing, the composition of the buyer consortium, the identity of each consortium member and allocation of equity among the members; (iii) the status and expected timing of debt financing, the identity of debt financing sources, and the amount committed by each of the debt financing sources; and (iv) the regulatory and other external approval requirements with respect to the Buyer Group’s proposed transaction. Following a thorough discussion, the Special Committee instructed Skadden and J.P. Morgan to prepare an information request list, requesting updates and/or confirmation on the aforementioned various items (the “Information Request List”). Lastly, the Special Committee noted the necessity to engage a PRC legal counsel to advise on PRC legal issues and resolved to engage Jun He Law Offices (“Jun He”) as the PRC legal counsel to the Special Committee.

On November 21, 2015, at the instruction of the Special Committee, J.P. Morgan sent the Information Request List to Huatai.

On November 24, 2015, the Special Committee convened its fourth meeting by telephone with representatives of Skadden and J.P. Morgan. During the meeting, representatives of Skadden provided an overview and explanation of the key issues presented by the draft Merger Agreement, together with recommendations regarding the position to be taken by the Special Committee. Among other things, the Special Committee and its advisors discussed (i) the treatment of share incentive awards under the Company’s share incentive plans; (ii) the treatment of outstanding convertible notes of the Company; (iii) the approach to be taken by the Company with respect to the representations and warranties requested to be made in the draft Merger Agreement; (iv) a go-shop right and a comparison of the go-shop right with pre-signing market check; (v) the threshold for a superior proposal and other aspects of its definition; (vi) the Buyer Group’s match right in connection with the submission of a superior proposal; (vii) the “force-the-vote” provision contained in the draft Merger Agreement, and the inclusion of a “fiduciary out” in the Special Committee’s response to the Buyer Group; (viii) the various closing conditions reflected in the draft Merger Agreement, in particular (x) the shareholder approval requirement, (y) the requirement that less than 5% of the outstanding shares of the Company dissent from the proposed transactions, and (z) PRC regulatory approval requirements; (ix) the assistance that the Company would be required to provide to the Buyer Group in connection with obtaining its required financing; (x) the termination fee payable by the Company and the reverse termination fee payable by the Buyer Group in certain circumstances. The Special Committee and its advisors also discussed matters relating to the Buyer Group’s anticipated onshore financing and its likely large number of equity financing sources that would be part of the Buyer Group.

At the same meeting, after discussing with its advisors the effect and implications of the various positions taken by the Buyer Group in the draft Merger Agreement, the Special Committee instructed Skadden to mark up the draft Merger Agreement and negotiate with Kirkland pursuant to the following initial positions: (i) the representations and warranties of the Company shall be qualified by the knowledge of the Buyer Group; (ii) the Company should have a go-shop right, pursuant to which the Company may actively solicit alternative acquisition proposals from other potential buyers during a 60-day period after the signing of the Merger Agreement; (iii) the Company (Special Committee) should have a “fiduciary out” and should have the right to terminate the Merger Agreement in connection with a superior proposal, and the threshold for a superior proposal should be 50%, instead of 66 2/3% proposed by the Buyer Group in their draft of the Merger Agreement; (iv) in addition to the statutory shareholder vote requirement, the consummation of the proposed transaction should be conditioned upon the approval by the affirmative vote of shareholders representing more than 50% of the voting rights of the shares excluding the shares beneficially owned by the buyer group (the so-called “majority of the minority” vote condition) and (v) the consummation of the proposed transaction should not be conditioned on less than 5% of the outstanding shares of the Company dissenting from the transactions. Additionally, the Special Committee instructed J.P. Morgan to provide information with respect to precedent transactions in order for the Special Committee to determine the size of the termination fee payable by the Company and the reverse termination fee payable by the Buyer Group in certain circumstances to be proposed to the Buyer Group.

Later that day, J.P. Morgan received from the Buyer Group a response to the Information Request List. In the response, the Buyer Group (i) confirmed that the purchase price as set forth in the Proposal remained the Buyer Group’s proposed merger consideration; (ii) confirmed that the Buyer Group expected to provide approximately $6.0 billion of equity commitments in connection with the Merger and was in the process of finalizing the composition of the Buyer Group and arrangements among the Buyer Group members and expected such arrangements to be completed in the following two weeks; (iii) confirmed that the Buyer Group was negotiating with various potential debt financing sources for debt financing of approximately $3.4 billion and that debt commitment letters were expected to be finalized in the following two weeks; (iv) provided a summary of certain requisite PRC regulatory approvals in connection with the Merger and confirmed that the Buyer Group did not expect that any filing or approval would be required under the PRC anti-monopoly law; and (v) confirmed that the Buyer Group had largely completed their due diligence.

On November 25, 2015, representatives of Jun He and Skadden had a meeting by telephone with representatives of Fangda Partners (“Fangda”), PRC legal counsel to the Buyer Group, and Kirkland, to discuss, among other things, PRC regulatory approvals or filings that might be required in connection with the Buyer Group’s potential debt and equity financing in Renminbi from PRC onshore sources and the subsequent exchange of Renminbi into U.S. dollars for the proposed transaction offshore.

On November 27, 2015, at the instruction of the Special Committee, Skadden sent Kirkland its comments to the draft Merger Agreement.

On December 2, 2015, Skadden received from Kirkland a revised draft of the Merger Agreement, an initial draft of each of the form Equity Commitment Letter, the form Limited Guarantee and the Interim Investors Agreement. The revised draft of the Merger Agreement received from Kirkland showed that Young Vision, a holding vehicle of Company shares of Mr. Xiangdong Qi, would be part of the Buyer Group.

On December 4, 2015, Skadden received from Kirkland some preliminary information relating to the composition of the Buyer Group and an initial draft of the Debt Commitment Letters to be provided by China Merchants Bank Co., Ltd. (“CMB”).

On December 6, 2015, with the permission of the Special Committee, Skadden sent Kirkland its initial comments on the Debt Commitment Letters, including comments with respect to the conditions precedent to the obligations of CMB to provide the debt financing under the Debt Commitment Letters. On the morning of December 7, 2015, representatives of Skadden and Jun He had a telephonic meeting with representatives of Kirkland and Fangda to discuss Skadden’s initial comments on the Debt Commitment Letters. Following the request of Skadden, Fangda sent to Skadden the draft fee letters in connection with the Debt Commitment Letters later that day.

On December 7, 2015, the Special Committee convened its fifth meeting by telephone with representatives of Skadden and J.P. Morgan. During the meeting, representatives of Skadden discussed with the Special Committee the key issues raised in the revised draft Merger Agreement received from Kirkland, and offered recommendations regarding the position to be taken by the Special Committee. Among other things, the Special Committee and its advisors discussed (i) the need for clarification on the Buyer Group’s right to withhold tax; (ii) the approach to be taken by the Company with respect to the “insider” knowledge qualification to representations and warranties in the Merger Agreement; (iii) the approach to be taken by the Company with respect to a go-shop right; (iv) the approach to be taken by the Company with respect to “fiduciary out” in the absence of a superior proposal; (v) the definition of a superior proposal and the Buyer Group’s right to match a superior proposal; (vi) the various closing conditions reflected in the revised draft Merger Agreement, in particular (x) the deletion of the “majority of the minority” shareholder vote condition, (y) the inclusion of a condition that less than 5% of the outstanding shares of the Company dissent from the proposed transaction, and (z) PRC regulatory approval requirements; and (vii) the amount of reverse termination fee payable by the Buyer Group as well as the relevant triggers for the payment of such reverse termination fee. At the request of the Special Committee, J.P. Morgan then summarized a range of termination fees payable in selected precedent transactions. The Special Committee and its advisors then discussed the size of the reverse termination fee payable by the Buyer Group, which was based on market practices and also reflected the inherent uncertainties related to the financing for the proposed transaction given its size and the large number of participating sources.

After discussing with its advisors the effect and implications of the various positions taken by the Buyer Group in the revised draft Merger Agreement, the Special Committee instructed Skadden to revert back to the Buyer Group and its counsel with the following positions: (i) the representations and warranties of the Company shall be qualified by the knowledge of the “insiders”; (ii) the Company should have a go-shop right, pursuant to which the Company may actively solicit alternative acquisition proposals from other potential buyers during a 60-day period after the signing of the Merger Agreement; (iii) the Company (Special Committee) should have the right to terminate the Merger Agreement and/or change Board recommendation even in the absence of a superior proposal if doing so would be required in the exercise of its fiduciary duties; (iv) in addition to the statutory shareholder vote requirement, the consummation of the proposed transactions should be conditioned upon the approval by the affirmative vote of shareholders representing more than 50% of the voting rights of the shares held by shareholders present in person or by proxy at the extraordinary general meeting (excluding the shares beneficially owned by the Buyer Group); (v) the consummation of the proposed transactions should not be conditioned on less than 5% of the outstanding shares of the Company dissenting from the transactions; and (vi) the Buyer Group shall pay the Company a reverse termination fee in an amount equal to 8% of the equity value of the Company implied by the merger consideration payable by the Buyer Group (not taking into account the Founder Securities) if the Merger Agreement is terminated by the Company because of Buyer Group’s failure to obtain requisite governmental approval for the Merger or failure to close when required to do so.

At the same meeting, representatives of Skadden also described the structure and key terms of the Debt Commitment Letters and discussed with the Special Committee the principal funding conditions in the Debt Commitment Letters.

At the end of the meeting, J.P. Morgan updated the Special Committee on the status of their financial analyses with respect to the Company and the proposed transaction. The Special Committee and its advisors then discussed general considerations relating to the equity financing of the Buyer Group and the composition and size of the Buyer Group. The Special Committee then instructed its advisors to communicate with the Buyer Group and its advisors on the process relating to the proposed transaction.

Later that day, Skadden and J.P. Morgan had a telephonic meeting with Kirkland and Huatai to discuss certain process-related matters.

On the same day, Skadden sent Kirkland its comments on the revised draft Merger Agreement and the draft form Equity Commitment Letter, form Limited Guarantee and Interim Investors Agreement.

On December 8, 2015, representatives of J.P. Morgan, Jun He and Skadden had a telephonic meeting with Huatai, Fangda and Kirkland to clarify the composition and identity of members of the Buyer Group and discuss the PRC regulatory approvals required for these equity investors to make equity commitments and participate in the proposed transaction. Following the meeting, Huatai sent to J.P. Morgan, Skadden and Jun He an updated list of the entities that the equity investors would likely use to sign the Equity Commitment Letters and the Limited Guarantees.

Later on the same day, representatives of Skadden and representatives of Kirkland held a telephonic meeting to discuss the open issues in the draft Merger Agreement and ancillary documents. Kirkland indicated to Skadden that the Buyer Group did not agree to the proposed 60-day “go-shop” right. Skadden indicated to Kirkland that since the Special Committee had not conducted a pre-signing market check, it was critical that the Company had a go-shop right that would allow the Company to actively solicit alternative acquisition proposals from other potential buyers during a 60-day period after the signing of the Merger Agreement. Skadden and Kirkland also exchanged views on other outstanding issues under the Merger Agreement, including, among others, (i) the “insider” knowledge qualification to representations and warranties in the Merger Agreement; (ii) whether the Company should have the right to terminate the Merger Agreement and/or change board recommendation even in the absence of a superior proposal if doing so would be required in the exercise of its fiduciary duties; (iii) the “majority of the minority” shareholder vote condition; (iv) the appraisal condition where the consummation of the proposed transactions is conditioned on less than 5% of the outstanding shares of the Company dissenting from the transactions; and (v) the reverse termination fee tied to the Buyer Group’s failure to obtain requisite governmental approval for the Merger. At the meeting, Skadden also indicated to Kirkland that the Special Committee expected the amount of reverse termination fee to be 8% of the equity value of the Company implied by the merger consideration payable by the Buyer Group (not taking into account the Founder Securities) and termination fee payable by the Company to be 50% of the reverse termination fee, and that a lower termination fee equal to 50% of the regular termination fee payable by the Company would apply if the Merger Agreement is terminated because the Company enters into an agreement in connection with a superior proposal received during the go-shop period.

Later that day following the telephonic discussion between Skadden and Kirkland, Kirkland sent revised drafts of the Merger Agreement, form Equity Commitment Letter and form Limited Guarantee to Skadden, (i) rejecting the 60-day “go-shop” right; (ii) removing the “insider” knowledge qualification to representations and warranties in the Merger Agreement; (iii) objecting to the proposal that the Company has the right to terminate the Merger Agreement and/or change board recommendation in the absence of a superior proposal if doing so would be required in the exercise of its fiduciary duties, and insisting that the Board of the Company can only change its recommendation in connection with a superior proposal; (iv) deleting the “majority of the minority” shareholder vote condition; (v) increasing the threshold for the appraisal condition from 5% of the total and outstanding Shares of the Company to 10%; (vi) agreeing to the proposal that reverse termination fee is payable in the event of the Buyer Group’s failure to obtain requisite governmental approval for the Merger; and (vii) proposing the RMB equivalent of $150 million for the termination fee payable by the Company and the RMB equivalent of $250 million for the reverse termination fee payable by the Buyer Group, representing approximately 2% and 3%, respectively, of the equity value implied by the merger consideration payable by the Buyer Group (not taking into account the Founder Securities).

On December 9, 2015, the Special Committee convened its sixth meeting by telephone, at which Mr. Alex Zuoli Xu, the Co-CFO of the Company, and representatives of Skadden, J.P. Morgan and Jun He were present. Mr. Xu presented the management’s projections for the Company’s future financial performance. During this presentation, Mr. Xu discussed management projections for the Company for the fiscal year ending December 31, 2015 through fiscal year ending December 31, 2025 (which financial projections are summarized under “Special Factors—Certain Financial Projections”). After the Co-CFO recused himself from the meeting, the Special Committee continued to discuss the projections with its advisors. The Special Committee found the projections to be reasonable and logically consistent and expressed its confidence in the projections. Thereafter, J.P. Morgan reported to the Special Committee that they were in the process of completing their financial analyses with respect to the Company and the proposed transaction. J.P. Morgan also discussed with the Special Committee the possibility and strategy for negotiating for a purchase price increase. After discussion with its advisors, the Special Committee instructed its advisors to seek an increase in the purchase price to $80.00 per ADS.

Thereafter, representatives from Skadden and Jun He discussed with the Special Committee issues related to requisite PRC governmental approvals for the completion of the Merger, including the outbound investment approvals relating to the exchange of Renminbi proceeds raised from debt and equity financing into U.S. dollars for the proposed transaction offshore and a filing under the PRC anti-monopoly law. Based on available information provided by the Buyer Group and discussion with Fangda, PRC counsel to the Buyer Group, Jun He stated that it did not find it likely that a filing under the PRC anti-monopoly law would be required for the proposed Merger, or the requisite PRC governmental approvals would prohibit or substantially delay the completion of the Merger. However, given the size of the Buyer Group and various nature of the entities involved, the Special Committee agreed that any risk associated with the required PRC regulatory approvals should be allocated to the Buyer Group.

A representative from Skadden then discussed with the Special Committee the outstanding key issues in the revised draft Merger Agreement received from Kirkland. Among other things, the Special Committee and its advisors discussed (i) the approach to be taken by the Company with respect to the “insider” knowledge qualification to representations and warranties in the Merger Agreement; (ii) the approach to be taken by the Company with respect to go-shop right; (iii) the approach to be taken by the Company with respect to “fiduciary out” in the absence of a superior proposal; (iv) the various closing conditions reflected in the revised draft Merger Agreement, in particular (x) the “majority of the minority” shareholder vote condition, and (y) the condition that less than 10% of the outstanding shares of the Company dissent from the proposed transaction; and (v) the amount of reverse termination fee payable by the Buyer Group as well as the relevant triggers for the payment of such reverse termination fee. After extensive discussion with its advisors, the Special Committee instructed Skadden and J.P. Morgan to prepare a package proposal, based on the Special Committee’s feedback and direction, to be delivered to the Buyer Group.

Following the meeting, Skadden and J.P. Morgan prepared a package proposal, based on the Special Committee’s feedback and direction, to be delivered to the Buyer Group and obtained the Special Committee’s approval on the package proposal. Later that day, with the permission of the Special Committee, Skadden delivered the following package proposal to Kirkland: (i) representations and warranties to be made by the Company in the Merger Agreement will not be qualified by “insider” knowledge; (ii) the Company would have a go-shop right, pursuant to which the Company may actively solicit alternative acquisition proposals from other potential buyers during a 45-day period after the signing of the Merger Agreement; (iii) the Company should have the right to change board recommendation even in the absence of a superior proposal if doing so would be required in the exercise of its fiduciary duties, but cannot terminate the Merger Agreement absent a superior proposal; (iv) the consummation of the proposed transaction will not be conditioned on the “majority of the minority” vote; (v) the threshold for the appraisal condition shall be increased from 10% of the total and outstanding Shares of the Company to 20%; (vi) the reverse termination fee shall be payable in the event that closing fails to occur as a result of an injunction or failure to obtain requisite PRC regulatory approvals; and (vii) the Company shall be a party to the escrow arrangement that had been contemplated by the Buyer Group and thus gain access to the funds in the escrow account in the event the reverse termination fee becomes payable. Later that day, Skadden sent Kirkland its comments on the revised draft of the Merger Agreement, form Equity Commitment Letter and form Limited Guarantee which reflected the package proposal.

On the same date, Fangda sent revised drafts of the Debt Commitment Letters to Skadden, and representatives of Skadden engaged in further discussion with representatives of Fangda and Kirkland on the Debt Commitment Letters.

On the morning of December 10, 2015, Kirkland sent Skadden further revised drafts of the Merger Agreement, form Equity Commitment Letter and form Limited Guarantee, pursuant to which the Buyer Group offered a reverse termination fee of the RMB equivalent to $400 million in exchange for the Special Committee dropping the “go-shop” and the request that the Company be a party to the escrow arrangement, and agreed that the Company has the right to change board recommendation in response to an intervening event if the Board or the Special Committee determines in good faith that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties. Later that day, J.P. Morgan and Skadden delivered to Kirkland through a teleconference the Special Committee’s request for an increase in the purchase price to $80.00 per ADS and the other terms in the original package proposal conveyed to the Buyer Group on the previous day. Later in the evening, Skadden received responses from Kirkland on the previously delivered package proposal – the Buyer Group rejected the price increase and insisted on their position with respect to the other terms as reflected in their revised draft of the Merger Agreement and other transaction documents sent across in the morning.

On December 11, 2015, the Special Committee convened its seventh meeting by telephone with representatives of Skadden and J.P. Morgan. During the meeting, the Special Committee discussed with its advisors the Buyer Group’s responses to the Special Committee’s package proposal including terms such as: purchase price increase, go-shop right, change of board recommendation in response to an intervening event, the “majority of the minority” vote condition, reverse termination fee and the mechanism for ensuring the enforceability of the Limited Guarantees. After deliberation, the Special Committee instructed its advisors to continue to negotiate for the purchase price increase, go-shop right, reverse termination fee equivalent to 8% of the equity value of the Company (not taking into account the Founder Securities) and the mechanism for ensuring enforceability of the Limited Guarantees as well as other terms in the original package proposal.

Later that day, Kirkland sent Skadden the initial draft of the form Escrow Agreement, pursuant to which each of the equity financing sources would agree to fund 3% of their respective equity contributions to an account established by Parent within five business days following the signing of the Escrow Agreement.

During the course of the day, Skadden and J.P. Morgan continued the negotiation with the Buyer Group’s advisors based on the Special Committee’s instructions. Representatives of J.P. Morgan and Skadden also had a teleconference with representatives of Huatai to further discuss the list of equity investors sent across by Huatai and Kirkland over the past few days, and requesting evidence of creditworthiness of each entity signing the Equity Commitment Letters and the Limited Guarantees.

On the evening of that date, Skadden received responses from Kirkland delivering the Buyer Group’s counter proposal, pursuant to which the Buyer Group would agree to have the Company be a party to the escrow arrangement, and increase the reverse termination fee from the RMB equivalent of $400 million to $450 million, in exchange for the Special Committee dropping the requests for purchase price increase and “go-shop.”

On December 12, 2015, the Special Committee convened its eighth meeting by telephone with representatives of Skadden and J.P. Morgan. During the meeting, a representative of Skadden updated the Special Committee on developments in the discussions with the Buyer Group on the outstanding key terms of the proposed transaction, including (i) the Buyer Group’s agreement to include the Company as a party to the escrow arrangement; (ii) the Buyer Group’s agreement to increase the reverse termination fee from the RMB equivalent of $400 million to $450 million; (iii) the Buyer Group’s rejection of a purchase price increase; and (iv) the Buyer Group’s rejection of the “go-shop” right. The Special Committee and its advisors then had an extensive discussion regarding (i) the escrow arrangement, and (ii) potential alternative to the “go-shop” right, including market practices related to such provision in Chinese going-private transactions involving Cayman incorporated companies.

During the rest of December 12, 2015, Skadden continued to negotiate with Kirkland and Huatai, reiterating the Special Committee’s emphasis on the purchase price increase and the go-shop right.

On December 13, 2015, Skadden sent to Kirkland its comments on the draft form Escrow Agreement, including, among others, adding the Company as a party to the Escrow Agreement.

Later that day, Kirkland and Huatai delivered the Buyer Group’s revised counter proposal to Skadden and J.P. Morgan, respectively, including agreement to (i) provide the Company with a 45-day “go shop” right in the Merger Agreement and (ii) keep the regular reverse termination fee at the RMB equivalent of $450 million, in exchange for (iii) no purchase price increase and (iv) lowering the reverse termination fee tied to failure to obtain requisite PRC regulatory approval to the RMB equivalent of $50 million. Skadden reverted to Kirkland and Huatai, indicating that the proposed $50 million reverse termination fee tied to failure to obtain requisite PRC regulatory approvals was too low and reiterating the request that the Buyer Group provide materials evidencing the creditworthiness of the entities that were to sign the Equity Commitment Letters and the Limited Guarantees to the satisfaction of the Special Committee.

The next day, Huatai sent to J.P. Morgan and Skadden updates to the list of equity investors, which included certain background information about each of the equity investors.

On the same day, Kirkland forwarded to Skadden the confirmation of pre-filing with the NDRC that Parent had received, which filing relates to Parent’s outbound investment for the proposed transaction offshore and is required for the signing of the Merger Agreement.

On the morning of December 14, 2015, representatives of Skadden and J.P. Morgan had a teleconference with representatives of Huatai and Kirkland, during which the parties discussed (i) the amount of reduced reverse termination fee tied to failure to obtain requisite PRC regulatory approvals, and (ii) the creditworthiness of the equity investors. Huatai indicated on the conference call that the Buyer Group would be willing to increase the amount of reverse termination fee tied to failure to obtain requisite PRC regulatory approvals from the RMB equivalent of $50 million to $100 million. Skadden also emphasized the request that the Buyer Group provide materials evidencing the creditworthiness of the entities signing the Equity Commitment Letters and the Limited Guarantees.

Following the teleconference, Skadden and J.P. Morgan reported to the Special Committee on the developments in the discussions with the Buyer Group on the outstanding key terms of the proposed transaction since the previous Special Committee meeting. The Special Committee instructed Skadden to continue to work on the Merger Agreement and the rest of the transaction documents, and J.P. Morgan to request from Huatai evidence of the creditworthiness of the equity investors who are signing the Equity Commitment Letters and the Limited Guarantees.

Later that day, Skadden sent to Kirkland its comments on the draft Merger Agreement and form Limited Guarantee.

Over the course of the same day, J.P. Morgan, Skadden and Jun He were engaged in substantial discussions with Huatai on the creditworthiness of the equity investors.

Later that evening, Kirkland sent to Skadden the revised draft of the transaction documents, including the Merger Agreement, form Limited Guarantee, form Equity Commitment Letter, form Escrow Agreement, Interim Investors Agreement and an initial draft of Global Village’s guarantee for certain Buyer Group member’s obligations under its Limited Guarantee and Equity Commitment Letter. In addition to the Buyer Group’s position that there would be no purchase price increase, the revised transaction documents mainly reflected the Buyer Group’s agreement to (i) provide the Company with 45-day “go shop” right, (ii) the regular reverse termination fee of the RMB equivalent of $450 million, and the reduced reverse termination fee tied to failure to obtain requisite PRC regulatory approvals of the RMB equivalent of $100 million, and (iii) the regular Company termination fee of the RMB equivalent of $225 million and the reduced Company termination fee of the RMB equivalent of $112.5 million in the event that the Company enters into an agreement for a superior proposal received during the go-shop period, as well as (iv) Global Village’s agreement to provide back-to-back limited guarantee for certain Buyer Group member’s performance of its obligations under its Limited Guarantee and Equity Commitment Letter.

On the morning of December 15, 2015, representatives of Skadden communicated to representatives of Kirkland and Huatai the request that the Chairman be a party to the Escrow Agreements agreeing not to cause Parent to breach the Escrow Agreements, or alternatively, the scope of Global Village’s guarantee be expanded to cover Parent’s performance or enforcement of the Escrow Agreements. Thereafter, Skadden sent to Kirkland its comments on the form Escrow Agreement and the Global Village Guarantee reflecting the request. Later that morning, representatives of Skadden and J.P. Morgan had a teleconference with representatives of Huatai and Kirkland discussing the outstanding key issues.

Later that day, the Special Committee convened its ninth meeting by telephone with representatives of Skadden and J.P. Morgan. A representative from Skadden first updated the Special Committee on developments in the discussions with the Buyer Group on the outstanding key terms of the transaction, including (i) the Buyer Group’s agreement to the Company’s “go-shop” right; (ii) the Buyer Group’s agreement to a lower termination fee of $112.5 million where the Merger Agreement is terminated by the Company due to a superior proposal; (iii) the Buyer Group’s request for a lower reverse termination fee of $100 million where the Buyer Group fails to complete the transaction due to failure to obtain requisite PRC governmental approvals after reasonable best efforts; (iv) the Buyer Group’s agreement to include the Company as a party to the escrow arrangement, pursuant to which the escrowed amounts cannot be used for purposes other than payment of the Merger Consideration or reverse termination fee; and (v) the Buyer Group’s agreement that Global Village, a holding vehicle of Company shares of the Chairman, will provide back-to-back guarantee in relation to certain Buyer Group member’s obligations under its Limited Guarantee and Equity Commitment Letter, as well as Parent’s performance or enforcement of the Escrow Agreements. Thereafter, J.P. Morgan provided an update to the Special Committee on the information received from Huatai regarding the creditworthiness of the equity investors. The Special Committee discussed the outstanding issues with its advisors and found them to be acceptable to the Company and instructed its advisors to finalize the transaction documents with the Buyer Group.

On the same day following the Special Committee meeting, Skadden sent to Kirkland its comments on the Merger Agreement, and emphasized the Special Committee’s position that (i) Global Village shall guarantee Parent’s performance or shall otherwise cause Parent to perform its obligations under the Escrow Agreements, and (ii) the amount of reverse termination fee for failure to obtain requisite PRC government approvals by the Buyer Group after they make their reasonable best efforts shall be the same as the amount of termination fee payable by the Company as a result of the Company’s entry into an agreement in connection with a superior proposal received during the go-shop period.

Later that day, Kirkland sent to Skadden (i) revised drafts of the Global Village Guarantee and form Escrow Agreement, agreeing that Global Village will guarantee Parent’s obligation under the Escrow Agreements, and (ii) a revised draft of the Merger Agreement, agreeing that the amount of reverse termination fee for failure to obtain requisite PRC government approvals by the Buyer Group and the amount of termination fee payable by the Company as a result of the Company’s entry into an agreement in connection with a superior proposal received during the go-shop period shall both be $100 million.

During the rest of the day, Skadden and Kirkland continued to work on and finalize the terms of the Merger Agreement and other transaction documents. Later that night, Kirkland sent Skadden the Merger Agreement and other transaction documents in agreed form, as well as the final allocation of equity commitments among members of the Buyer Group, and Fangda sent Skadden the final version of the Debt Commitment Letters and other related ancillary documents.

On December 16, 2015, the Special Committee convened its tenth meeting by telephone with representatives of J.P. Morgan, Skadden, Maples and Jun He. At the outset of the meeting, a representative from Maples reviewed with the members of the Special Committee the directors’ fiduciary duties under the laws of the Cayman Islands in connection with their consideration of the proposed transaction, including their duties of loyalty, honesty and good faith. Thereafter, a representative from J.P. Morgan presented to the Special Committee J.P. Morgan’s financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares (other than the Excluded Shares and ADSs representing the Excluded Shares) at a purchase price of $77.00 per ADS or $51.33 per Share, and then rendered its oral opinion that as of December 16, 2015, the $77.00 Per ADS Merger Consideration and the $51.33 Per Share Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed transaction is fair, from a financial point of view, to such Unaffiliated Holders, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion. Representatives from Skadden then gave the Special Committee an overview of the material terms reflected in the final draft Merger Agreement and other transaction documents. Thereafter, the Special Committee members had an extensive and detailed discussion of the updated terms of the Merger Agreement and other transaction documents, as well as J.P. Morgan’s financial analyses and fairness opinion, following which the Special Committee unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its Unaffiliated Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger.

On the same day following the meeting of the Special Committee, the Board held a telephonic meeting. Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, after announcing their presence at the meeting and disclosing their respective interests relating to the proposed transactions, including the Merger, recused themselves from the meeting. Thereafter, the Board (other than the Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, who abstained from the vote, and Mr. William Mark Evans, who was not present), based on the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Later in the evening on December 16, 2015, based on a discussion between representatives of J.P. Morgan and Huatai, it was determined that certain share count information of the Company that J.P. Morgan had received from the Company management which was also included in the draft Merger Agreement, did not match the share count information previously provided by the Company management to Huatai. Following an extensive discussion, it was found that the inconsistency resulted from an inadvertent clerical error made by the Company management based on a misunderstanding of certain categories of shares. In light of this inadvertent error, J.P. Morgan withdrew the oral fairness opinion previously rendered to the Special Committee during the meeting earlier that day pending the provision of updated share data by the Company and the resulting revision of its financial analyses. Shortly thereafter, representatives of Skadden informed each member of the Special Committee of J.P. Morgan’s withdrawal of the oral fairness opinion previously rendered, and the Special Committee instructed Skadden to withhold the exchange of signatures to the Merger Agreement and other transaction documents before the updated share data was provided and the Special Committee had a clearer understanding of the occurrence of the clerical error and its impact and received from J.P. Morgan an updated presentation on its financial analyses and opinion.

On December 17, 2015, the Special Committee convened its eleventh meeting by telephone with representatives of Skadden and J.P. Morgan and certain members of the Company management. During the meeting, a representative of J.P. Morgan first updated the Special Committee on the background for their withdrawal of the oral opinion previously rendered to the Special Committee at the meeting on December 16, 2015 in light of the incorrect share data previously received by J.P. Morgan from the Company, and then informed the Special Committee that J.P. Morgan had received updated share data from the Company management and was ready to provide a revised presentation of its financial analyses reflecting the corrected share count information provided by the Company management. The Special Committee members made inquiries on how the error occurred, and representatives of the Company management responded. The Special Committee members then had extensive discussions with its advisors on the impact that this error in share count numbers may cause to the valuation of the Company and the fairness opinion from J.P. Morgan, as well as the impact on the equity commitments from the equity investors of the Buyer Group taking into account the combination of debt financing and equity financing raised by the Buyer Group. In particular, the Special Committee found it important to verify and confirm that each of the equity investors in the Buyer Group made their investment decision, i.e., the equity commitment, based on the correct share count numbers and equity value of the Company. For this purpose, the Special Committee requested J.P. Morgan and Skadden reach out to the relevant personnel from the Company and Huatai to find out whether the correct share count numbers had been fully disclosed to the Buyer Group, and report back to the Special Committee.

From December 16, 2015 to December 18, 2015, J.P. Morgan, Huatai, Skadden and Kirkland continued to update and finalize the execution form of the Merger Agreement and other transaction documents, including the Equity Commitment Letters, the Escrow Agreements, the Limited Guarantees, the Global Village Guarantee and the Debt Commitment Letters.

On the morning of December 18, 2015, representatives of Skadden and J.P. Morgan held a tele-conference with the Company management, at which a representative of Latham was also present. During the conference call, the Company management explained that they misunderstood the meaning of certain categories of shares and therefore inadvertently provided incorrect numbers of restricted shares and options in response to J.P. Morgan’s request for confirmation, and also confirmed that they had never provided incorrect share count numbers to any member of the Buyer Group. After that, representatives of Skadden and J.P. Morgan then had a tele-conference with representatives of Huatai, at which representatives of Kirkland were also present and during which Huatai confirmed that no incorrect share count numbers had ever been provided to the equity investors in the Buyer Group.

Later that day, the Special Committee convened its twelfth meeting by telephone with representatives of Skadden and J.P. Morgan. During the meeting, representatives from Skadden reported to the Special Committee the findings from the due diligence with the Company management and Huatai. The Special Committee made further inquiries and had discussions with its advisors regarding the findings. Thereafter, a representative from Maples reviewed with the members of the Special Committee the directors’ fiduciary duties under the laws of the Cayman Islands in connection with their consideration of the proposed transaction, including their duties of loyalty, honesty and good faith. Thereafter, a representative from J.P. Morgan presented to the Special Committee J.P. Morgan’s financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares (other than the Excluded Shares) at a purchase price of $77.00 per ADS or $51.33 per Share, and then rendered its oral opinion that as of December 18, 2015, the $77.00 Per ADS Merger Consideration and the $51.33 Per Share Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed transaction is fair, from a financial point of view, to such Unaffiliated Holders, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion. The written opinion of J.P. Morgan was delivered on the same day. The full text of the written opinion of J.P. Morgan is attached as Annex C to this proxy statement. For additional information regarding the financial analyses performed by and the opinion rendered by J.P. Morgan, please refer to “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53. At the conclusion of the meeting, the Special Committee reaffirmed the resolutions adopted in its meeting on December 16, 2015, and unanimously resolved to approve and recommend that the Board approve the proposed Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger. See “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 41 for a description of the resolutions of the Special Committee at this meeting.

On the same day following the meeting of the Special Committee, the Board held a telephonic meeting. Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, after announcing their presence at the meeting and disclosing their respective interests relating to the proposed transactions, including the Merger, recused themselves from the meeting. Thereafter, the Board (other than the Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, who abstained from the vote, and Mr. William Mark Evans, who was not present), based on the unanimous recommendation of the Special Committee, reaffirmed the resolutions adopted in its meeting on December 16, 2015, and resolved to approve the proposed Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and recommended that the Company’s shareholders vote to approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger. See “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 41 for a description of the resolutions of the Board at this meeting.

Later that day, the Company, Holdco, Parent, Midco, Merger Sub, Global Village and Young Vision executed the Merger Agreement and other transaction documents. On the same date, Holdco and Parent entered into the Debt Commitment Letters and the related fee letters with CMB.

On the same day, the Company issued a press release announcing the execution of the Merger Agreement, and furnished the press release and the executed Merger Agreement to the SEC as exhibits to its current report on Form 6-K.

On December 28, 2015, (i) The Chairman and Global Village, together with another entity that is the sole shareholder of Global Village, jointly filed with the SEC a Schedule 13D, (ii) Mr. Xiangdong Qi and Young Vision, together with another entity that is the sole shareholder of Young Vision, jointly filed with the SEC a Schedule 13D, and (iii) Sequoia Capital China UR Holdings Limited, and its sole director and shareholder, Mr. Neil Nanpeng Shen, jointly filed with the SEC Amendment No. 1 to their Schedule 13D, each in connection with the execution by the Buyer Group of the Merger Agreement and other transaction documents, including the Equity Commitment Letters, the Escrow Agreements, the Limited Guarantees, the Global Village Guarantee, the Interim Investors Agreement and the Debt Commitment Letters.

On December 30, 2015, Trustbridge Partners III, L.P., which is affiliated to one member of the Buyer Group, together with two of its affiliates, jointly filed with the SEC a Schedule 13D in connection with the execution by the Buyer Group of the Merger Agreement and other transaction documents, including the Equity Commitment Letters, the Escrow Agreements, the Limited Guarantees, the Global Village Guarantee, the Interim Investors Agreement and the Debt Commitment Letters.

The go-shop period under the Merger Agreement, during which the Company was permitted to actively initiate, solicit and encourage Acquisitions Proposals, commenced on December 18, 2015 and expired at 11:59 p.m. on February 1, 2016, Hong Kong time (the “Go-Shop Period End Date”). During the go-shop period, J.P. Morgan, on behalf of the Special Committee, contacted three selected potential strategic bidders, which are considered to be the most likely parties that might have been interested in exploring, and be able to consummate, an alternative transaction, given general timing consideration, the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Group, and the nature of the Company’s business. None of the three contacted parties expressed an interest in exploring an alternative transaction with the Company. No one approached the Special Committee separately from the Company's solicitation of Acquisition Proposals during the go-shop period.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressure created by the public equity market’s emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, its actual or potential competitors, customers, lenders and vendors all have ready access to such information, which potentially may help them compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

Subsequent to the completion of the Merger, the Company will no longer be subject to the Exchange Act and NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses. The Company estimates that such costs and expenses currently amount to approximately $4.0 million to $4.5 million per year, including legal and compliance expenses, audit fees and financial printer and other expenses.

At a meeting on December 18, 2015, the Special Committee, after consultation with its financial advisor and legal counsels and due consideration, unanimously reaffirmed its resolutions previously adopted at its meeting on December 16, 2015, and (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its Unaffiliated Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger.

At a meeting on December 18, 2015, the Board (other than Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, who abstained from the vote, and Mr. William Mark Evans, who was not present), acting upon the unanimous recommendation of the Special Committee, reaffirmed its resolutions previously adopted at its meeting on December 16, 2015, and (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their respective decisions to recommend the Merger Agreement and that the Merger is substantively fair to the Unaffiliated Holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

·	the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of $51.33 and the Per ADS Merger Consideration of $77.00 offered to the Unaffiliated Holders implies a 16.6% premium over the Company’s closing price of $66.05 per ADS on June 16, 2015, the last full trading day prior to the Company’s announcement on June 17, 2015 that it had received a going-private proposal, and a premium of 32.7% to the average closing price of the Company’s ADSs during the 30 trading days prior to its announcement of its receipt of a going-private proposal;

·	the lowest closing price of the Company’s ADSs was $42.21 during the 52-week period prior to December 18, 2015, the date that the Company announced the execution of the Merger Agreement;

·	the increased costs of regulatory compliance for public companies;

·	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

·	the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressure created by the public equity market’s emphasis on short-term period-to-period financial performance. Such flexibility is particularly important given the Company’s belief that the operating environment has changed significantly since the Company’s initial public offering, and the new challenges that the Company faces in the marketplace, including, among other things, (i) the Company faces increased competition in the Company’s industry from internet security product and service providers and PRC-based internet companies; (ii) the Company is required to make significant capital expenditures as well as continuous and substantial investments in the Company’s technological and other resources to compete in the market and strengthen its market position, and to improve its products and technology, particularly in new product and service initiatives; (iii) monetization and long-term success of the Company's emerging business, such as IoT and smartphone business remain unproven; and (iv) the recent economic slowdown in China and expected sustained macroeconomic challenges place pressure on the Company’s revenue growth and other key financial and operating metrics;

·	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help its actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

·	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the company to another buyer or group of buyers), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of being consummated, given the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Group and their express statement regarding their unwillingness to sell their shares in any other transaction involving the Company, and general timing consideration, (ii) the business, competitive, industry and market risks, (iii) the likely impact of the PRC anti-monopoly law on the viability of potential alternatives, and (iv) the absence of any proposals made by any unsolicited potential buyers since the announcement of the proposed transaction on June 17, 2015;

·	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

·	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the per ADS Merger consideration of $77.00, as adjusted for present value, and the possibility that such value might never be obtained;

·	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, $51.33 per Share and $77.00 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

·	the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

·	the fact that the Parent Parties had obtained the debt and equity financings necessary to complete the Merger, the conditions to the financing and the due diligence on the creditworthiness of the financing sources;

·	the absence of a financing condition in the Merger Agreement;

·	the likelihood and anticipated timing of consummating the Merger in light of the scope of the conditions to closing; and

·	the Company’s ability, as set out in the Merger Agreement, the Equity Commitment Letters and the Escrow Agreements, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements,

·	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of approximately RMB2.88 billion, the guarantee of such payment obligation by members of the Buyer Group pursuant to the Limited Guarantees and a back-to-back limited guarantee provided by Global Village, a holding vehicle for Mr. Hongyi Zhou of Shares (see “The Merger Agreement—Termination Fee” beginning on page 109 and “Special Factors—Limited Guarantees; Global Village Guarantee” beginning on page 73);

·	the Company’s access to the escrow arrangement, pursuant to which each of the Equity Investors agreed to deposit 3% of their respective equity contributions with Parent as earnest money, which will be applied towards the payment to the Company by Parent of the termination fee that may become due and payable pursuant to the terms of the Merger Agreement, and/or the payment of certain of such Equity Investor’s obligations under its Equity Commitment Letter and Limited Guarantee;

·	the belief of the Special Committee that the reduced termination fee in an amount of RMB641 million payable by the Company as a result of the Company’s entry into an agreement in connection with a Superior Proposal received during the go-shop period would not likely discourage a proposal for a competing transaction from an interested bidder considering a transaction with the Company at a higher price;

·	the financial analyses reviewed and discussed with the Special Committee by representatives of J.P. Morgan, as well as the written opinion of J.P. Morgan rendered to the Special Committee on December 18, 2015 as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger, as of December 18, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion (see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53 for additional information); and

·	since the announcement of the proposed transaction on June 17, 2015 and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

·	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

·	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and its advisors on behalf of the Unaffiliated Holders;

·	all of the members of Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Holders other than the members’ receipt of Board and Special Committee compensation (which is not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

·	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by J.P. Morgan as its financial advisor and Skadden, Maples and Jun He as its legal advisors;

·	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group in connection with the proposed transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the proposed transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

·	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

·	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the proposed transaction and related process;

·	the Special Committee held 12 telephonic meetings to consider and review the terms of the Merger Agreement and the proposed transaction;

·	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other transaction;

·	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Company has the ability to actively solicit bids and negotiate with other bidders for a period of 45 days after the signing of the Merger Agreement;

·	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Company has the ability to consider any Acquisition Proposal if the Board (or the Special Committee) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals” beginning on page 101) until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger;

·	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval in order to accept an alternative transaction proposed by a third party that the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (as defined in the section entitled “Merger Agreement—Acquisition Proposals” beginning on page 101);

·	the Board and the Special Committee’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled “Merger Agreement—No Company Adverse Recommendation Change” beginning on page 103) that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger; and

·	the availability of Dissenter Rights to the Unaffiliated Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising Dissenter Rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

·	approval of the Merger Agreement is not subject to any additional approval by the Unaffiliated Holders and, given that the Buyer Group has approximately 61.3% of the voting rights of the issued and outstanding Shares, the Buyer Group has the ability to authorize and approve the Merger Agreement at the extraordinary general meeting unless a substantial majority (or possibly all, depending on the number of Shares voted at the meeting) of the Unaffiliated Holders vote against the proposal to authorize and approve the Merger Agreement;

·	the Unaffiliated Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

·	the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

·	since the Company became publicly listed on the NYSE in March 2011, the highest historical closing price of ADSs ($121.53 per ADS on March 6, 2014) exceeds the Per ADS Merger Consideration;

·	the risks and costs to the Company if the Merger does not consummate, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships, as well as the negative impact of a public announcement on the Company’s business and operating results and the Company’s ability to attract and retain key management and other personnel;

·	the Company may be required, under certain circumstances, to pay Parent a termination fee of RMB1.44 billion ($225 million) in connection with a termination of the Merger Agreement;

·	the Company’s remedy in the event of a breach of the Merger Agreement by the Parent Parties is limited, under certain circumstances, to receipt of a reverse termination fee of RMB2.88 billion ($450 million), and under certain circumstances the Company may be entitled to a reduced reverse termination fee or no reverse termination fee at all;

·	the terms of the Buyer Group’s participation in the Merger and the fact that Mr. Hongyi Zhou, the chairman of the Board and chief executive officer of the Company, and Mr. Xiangdong Qi, a director and the president of the Company have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Holders (see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 74 for additional information);

·	the possibility that the Merger might not be consummated, considering (i) the large number of Equity Investors that will provide equity financing to the Buyer Group, (ii) the increased risks associated with the PRC regulatory approvals or filings required in connection with the Buyer Group’s potential debt and equity financing in Renminbi from PRC onshore sources and the subsequent exchange of Renminbi into U.S. dollars for the proposed transaction offshore, (iii) the possibility that the Buyer Group fails to find alternative debt financing if the debt financing source does not provide the financing pursuant to the Debt Commitment Letters, or (iv) the possibility that the Buyer Group fails to find alternative equity financing source to make up the shortfall if any one or more of the 36 Equity Investors fail to meet their commitment to provide the equity financing; and

·	the taxability of an all-cash transaction to the Unaffiliated Holders who are U.S. Holders (as defined under “Special Factors—Material U.S. Federal Income tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, the Special Committee considered financial analyses presented by J.P. Morgan. The analyses included a discounted cash flow analysis and a public trading multiples analysis. J.P. Morgan also reviewed with the Special Committee, solely for informational purposes, historical trading prices of the ADSs, certain precedent transactions and the premia paid in certain precedent U.S. listed Chinese take-private transactions, but noted that these are not valuation methodologies but were presented merely for informational purposes. All of the material financial analyses as presented to the Special Committee on December 18, 2015 are summarized below under the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53. The Special Committee expressly adopted such analyses and opinion, among other factors considered, in reaching its determination as to the fairness of the Merger and other transactions contemplated by the Merger Agreement, the Plan of Merger and the other transaction documents.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 84. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in Shares and ADSs” beginning on page 118. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of June 30, 2015 was $6.44 based on 189,757,657 issued and outstanding Shares as of that date. The Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company’s assets or (iii) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analyses and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors—Background of the Merger,” and adopted such recommendations and analyses. During its consideration of the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including the chairman of the Board, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s Unaffiliated Holders generally, as described under the section entitled “Special Factors—Interests of Certain Persons in the Merger” beginning on page 74.

Except as set forth under this section, the section entitled “Special Factors—Background of the Merger” beginning on page 29 and the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Holders for purposes of negotiating the terms of, and/or preparing a report concerning the fairness of, the Merger and other transactions contemplated by the Merger Agreement, the Plan of Merger and the other transaction documents.

For the foregoing reasons, the Special Committee and the Board believe that the Merger Agreement, the Plan of Merger, the other transaction documents and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders.

Position of the Buyer Group as to the Fairness of the Merger

The Buyer Group is making the statements included in this section solely for the purpose of ensuring compliance with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended and should not be construed as a recommendation to any holder of Shares or ADSs as to how to vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger. The Buyer Group has interests in the Merger that are different from, and in addition to, those of the Unaffiliated Holders by virtue of their continuing interests in the Surviving Company after the consummation of the Merger. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 74 for additional information.

The Buyer Group believes the interests of the Unaffiliated Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, rather than to the Unaffiliated Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. No member of the Buyer Group participated in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Holders. Furthermore, the Buyer Group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist them in assessing the fairness of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to the Company's Unaffiliated Holders.

Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 41, the Buyer Group believes the Merger is substantively and procedurally fair to the Unaffiliated Holders. In particular, the Buyer Group's belief is supported by the following factors, which are not listed in any relative order of importance:

·	the Per ADS Merger Consideration of $77.00 represents a premium of 16.6% over the Company's closing price of $66.05 per ADS as quoted by the NYSE on June 16, 2015, the last trading date immediately prior to the Company’s announcement on June 17, 2015 that it had received a going-private proposal, and a premium of 32.7% to the average closing price of the Company’s ADSs during the 30 trading days prior to its receipt of a “going-private” proposal;

·	the Company's ADSs traded as low as $41.64 per ADS during the 52-week period prior to the announcement of the execution of the Merger Agreement on December 18, 2015;

·	the Special Committee consists solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Holders, other than (i) the directors' receipt of Board compensation in the ordinary course, (ii) Special Committee members' compensation in connection with its evaluation of the Merger and other strategic alternatives of the Company (which compensation is not contingent upon the consummation of the Merger or the Special Committee's or Board's recommendation of the Merger) and (iii) the directors' indemnification and liability insurance rights under the Merger Agreement;

·	the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

·	the Special Committee determined that the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Holders;

·	the Board (other than Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen who abstained from the vote, and Mr. William Mark Evans, who was not present), acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, the other transaction documents, and the transactions contemplated thereby, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the other transaction documents, and the transactions contemplated thereby, including the Merger; and (c) recommended the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval;

·	the Buyer Group did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

·	the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger to the shareholders of the Company;

·	the Special Committee retained and was advised by independent legal counsels and independent financial advisor, all of whom are experienced in advising committees such as the Special Committee in similar transactions;

·	the Merger Consideration and other terms and conditions of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby were the result of robust negotiations between the Buyer Group and the Special Committee and their respective legal and financial advisors;

·	under the terms of the Merger Agreement, during the 45-day. After the date of the Merger Agreement, the Company is permitted to (i) initiate, solicit and encourage Acquisition Proposals (as defined in the section entitled “The Merger Agreement —Acquisition Proposals”), including by way of public disclosure and by way of providing access to non-public information to any person (subject to certain limitations and restrictions) and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations (subject to certain limitations and restrictions);

·	under the terms of the Merger Agreement, in certain circumstances relating to an unsolicited bona fide written Acquisition Proposal, prior to obtaining the Company Shareholder Approval of the Merger, the Company is permitted (subject to certain limitations and restrictions set forth in the Merger Agreement) to furnish information to and participate (through the Special Committee) in discussions or negotiations with persons making such Acquisition Proposals if the Board (or the Special Committee) determines in good faith that such Acquisition Proposal constitutes a Superior Prosposal or is reasonably likely to result in a Superior Proposal (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement);

·	prior to obtaining the Company Shareholder Approval of the Merger, the Board (upon recommendation of the Special Committee) is permitted to effect a Company Adverse Recommendation Change (i) in response to an intervening event if the Board (or the Special Committee) determines in good faith that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement), and/or (ii) with respect to an Acquisition Proposal if the Company has received a bona fide written Acquisition Proposal that is not withdrawn and the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement);

·	prior to obtaining the Company Shareholder Approval of the Merger, the Board (upon recommendation of the Special Committee) may authorize the Company to terminate the Merger Agreement to enter into any contract, commitment or agreement relating to an Acquisition Proposal if the Company has received a bona fide written Acquisition Proposal that is not withdrawn and the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement);

·	the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances is approximately RMB1.44 billion, which amount is reduced to RMB641 million if such circumstances are in connection with an Acquisition Proposal received by the Company on or before the end of the 45-day Go-Shop Period;

·	the termination fee payable by Parent to the Company if the Merger Agreement is terminated under certain circumstances is approximately RMB2.88 billion, which is twice the amount of the termination fee payable by the Company to Parent, if the Merger Agreement is terminated under certain circumstances and more than four times the amount of the termination fee payable by the Company to Parent if such circumstances are in connection with an Acquisition Proposal received by the Company on or before the end of the 45-day Go-Shop Period;

·	each Guarantor has agreed to guarantee the obligations of Parent under the Merger Agreement to pay the termination fee to the Company and reimburse certain costs and expenses of the Company if the Merger Agreement is terminated under certain circumstances, and Global Village has agreed to provide a back-to-back limited guarantee to guarantee the payment obligations of certain Buyer Group member under its Equity Commitment Letter and Limited Guarantee and agreed to use its reasonable best efforts to cause Parent to perform under and enforce the Escrow Agreements;

·	the Company has access to the escrow arrangement, pursuant to which each of the Equity Investors has agreed to deposit 3% of their respective equity contributions with Parent as earnest money, which will be applied towards the payment to the Company by Parent of the termination fee that may become due and payable by Parent pursuant to the terms of the Merger Agreement, and/or the payment of certain of such Equity Investor’s obligations under its Equity Commitment Letter and Limited Guarantee;

·	the Company has the ability to specifically enforce the terms of the Merger Agreement under certain circumstances;

·	notwithstanding that the Buyer Group may not rely upon the opinion provided by the financial advisors to the Special Committee, the Special Committee having received from its financial advisor an opinion, dated December 18, 2015, stating that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration of $51.33 and the Per ADS Merger Consideration of $77.00 to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented in ADSs) in the Merger was fair, from a financial point of view, to such Unaffiliated Holders;

·	the availability of Dissenters Rights to the Unaffiliated Holders (and any ADS holder who elects to first timely convert his or her ADSs into Shares) who comply with the required procedures under Section 238 of the Cayman Islands Companies Law for exercising dissenters' rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

·	the consideration to be paid to the Unaffiliated Holders in the Merger is all cash, allowing the Unaffiliated Holders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales;

·	the Buyer Group obtained debt financing commitments for the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, as well as the limited number and nature of the conditions to the debt financing; and

·	the Board was fully informed about the extent to which the interests of the Buyer Group in the Merger differed from those of the Unaffiliated Holders.

In its consideration of the fairness of the Merger, the Buyer Group noted that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, is not subject to the majority-of-the-minority voting requirement. Nevertheless, the Buyer Group believes the Merger is procedurally fair to the Unaffiliated Holders because (i) the Cayman Islands laws do not require a merger to be conditioned upon the majority-of-the-minority voting requirement and this condition is not customary in going-private transactions involving Cayman Islands companies and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, including without limitation (a) the formation of and the broad authorities granted to the Special Committee in reviewing, evaluating and negotiating (and ultimately authorizing and approving) the terms of the Merger Agreement, (b) the Special Committee retained and was advised by competent and experienced independent legal counsels and independent financial advisor, (c) the rights of the Company during the 45-day Go-Shop Period and with regard to a Superior Proposal and an intervening event and (d) the availability of dissenters' rights to the Unaffiliated Holders. In addition, due to the factors noted in the second part of the prior sentence and other factors set forth in this section above, including without limitation the fact that the Merger was approved by the Board and the Special Committee (consisting solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company), the Buyer Group, in its determination regarding the fairness of the Merger, did not separately consider whether (i) a majority of directors who are not employees of the Company retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Merger or (ii) the Merger was approved by a majority of directors of the Company who are not employees of the Company.

The Buyer Group did not consider the Company's net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company's value as a going concern but rather is indicative of historical costs. The Buyer Group notes, however, that the Per Share Merger Consideration of $51.33 is higher than the Company's net book value per Share as of June 30, 2015, which was $6.44 based on 189,757,657 issued and outstanding Shares as of that date.

In its consideration of the fairness of the Merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company's liquidation value for the Unaffiliated Holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the Buyer Group did not consider the Company's liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger. Moreover, the Buyer Group believes that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value.

The Buyer Group did not seek to establish a pre-Merger going concern value for the Company's Shares and ADSs to determine the fairness of the Merger Consideration to the Unaffiliated Holders because following the Merger the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the ADSs, the Merger Consideration represented a premium to the going concern value of the Company.

The Buyer Group was not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company's assets or (c) the purchase of the Company's voting securities that would enable the holder to exercise control over the Company. Except as otherwise disclosed in this proxy statement, the members of the Buyer Group did not make any purchases of securities of the Company during the past two years, and so did not consider any such purchases in their fairness determination.

The Buyer Group did not adopt the financial analyses and opinion of J.P. Morgan as its own in reaching its determination as to the fairness of the Merger and other transactions contemplated by the Merger Agreement, the Plan of Merger and the other transaction documents because, while the Buyer Group noted J.P. Morgan’s opinion and considered it as a supporting factor in its determination regarding the fairness of the Merger in light of (among other things) J.P. Morgan’s general reputation and experience, the Buyer Group did not engage J.P. Morgan, evaluate its credentials or investigate or evaluate the basis, process and quality of J.P. Morgan’s financial analysis and opinion, and as a result the Buyer Group believes it is not in a position to formally adopt J.P. Morgan’s financial analyses and opinion.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the Merger to the Unaffiliated Holders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the Merger to the Unaffiliated Holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, at the extraordinary general meeting.

Certain Financial Projections

The Company does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared the prospective financial information set forth below for the fiscal year ended December 31, 2015 through the fiscal year ending December 31, 2025 for internal use, which was approved by the Special Committee for use by the Special Committee’s financial advisor in connection with their financial analyses related to the Merger and opinion provided to the Special Committee. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the prospective financial information.

The financial projections are not a guarantee of performance. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, gross profit, EBIT, EBITDA, net income and capital expenditure. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by the Company’s management that the management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Company’s independent auditor’s report accompanying the Company’s audited consolidated financial statements included in the Company’s annual report on Form 20-F for the year ended December 31, 2014 incorporated by reference in this proxy statement refers exclusively to the Company’s historical financial statements and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares pursuant to Section 238 of the Cayman Islands Companies Law.

The following table sets forth the financial projections prepared by the Company’s management and considered by the Special Committee and its financial advisor in connection with their analysis of the Merger:

	Management Projections
	Fiscal Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
	($ in millions, non-GAAP*)
Total revenue	1,806	3,630	4,819	6,255	7,657	8,948	9,646	10,143	10,543	10,890	11,221
Growth %	29.9%	101.0%	32.7%	29.8%	22.4%	16.9%	7.8%	5.2%	3.9%	3.3%	3.0%
Traditional business[1]	1,658	2,002	2,417	2,898	3,360	3,851	4,088	4,234	4,361	4,473	4,593
As % of total revenue	91.8%	55.1%	50.1%	46.3%	43.9%	43.0%	42.4%	41.7%	41.4%	41.1%	40.9%
Emerging business[2]	148	1,628	2,403	3,357	4,297	5,097	5,559	5,909	6,182	6,417	6,627
As % of total revenue	8.2%	44.9%	49.9%	53.7%	56.1%	57.0%	57.6%	58.3%	58.6%	58.9%	59.1%

Gross profit	1,437	2,089	2,726	3,587	4,357	5,056	5,422	5,671	5,876	6,055	6,231
Margin %	79.6%	57.5%	56.6%	57.3%	56.9%	56.5%	56.2%	55.9%	55.7%	55.6%	55.5%
Traditional business[1]	1,386	1,666	2,006	2,406	2,789	3,196	3,393	3,514	3,619	3,713	3,812
Margin %	83.6%	83.2%	83.0%	83.0%	83.0%	83.0%	83.0%	83.0%	83.0%	83.0%	83.0%
Emerging business[2]	51	423	721	1,182	1,568	1,860	2,029	2,157	2,256	2,342	2,419
Margin %	34.5%	26.0%	30.0%	35.2%	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%

Selling and marketing expenses	(387)	(575)	(687)	(844)	(1,012)	(1,168)	(1,248)	(1,306)	(1,353)	(1,395)	(1,436)
As % of revenue	(21.4)%	(15.8)%	(14.3)%	(13.5)%	(13.2)%	(13.1)%	(12.9)%	(12.9)%	(12.8)%	(12.8)%	(12.8)%
General and administrative expenses	(98)	(200)	(255)	(305)	(371)	(433)	(457)	(480)	(499)	(515)	(530)
As % of revenue	(5.4)%	(5.5)%	(5.3)%	(4.9)%	(4.9)%	(4.8)%	(4.7)%	(4.7)%	(4.7)%	(4.7)%	(4.7)%
Product development costs	(523)	(798)	(945)	(1,189)	(1,437)	(1,663)	(1,786)	(1,871)	(1,940)	(2,001)	(2,060)
As % of revenue	(28.9)%	(22.0)%	(19.6)%	(19.0)%	(18.8)%	(18.6)%	(18.5)%	(18.4)%	(18.4)%	(18.4)%	(18.4)%

Subsidy income	10	10	10	10	10	10	10	10	10	10	10

EBIT	440	527	848	1,260	1,546	1,802	1,941	2,024	2,093	2,154	2,215
Margin %	24.4%	14.5%	17.6%	20.1%	20.2%	20.1%	20.1%	20.0%	19.9%	19.8%	19.7%

EBITDA	544	667	1,046	1,680	1,996	2,282	2,433	2,528	2,609	2,682	2,755
Margin %	30.1%	18.4%	21.7%	26.9%	26.1%	25.5%	25.2%	24.9%	24.8%	24.6%	24.6%

Net income	414	490	758	1,100	1,346	1,573	1,702	1,792	1,878	1,958	2,040
Margin %	22.9%	13.5%	15.7%	17.6%	17.6%	17.6%	17.6%	17.7%	17.8%	18.0%	18.2%

Capital expenditure	200	500	600	600	600	600	600	600	600	600	600
As % of revenue	11.1%	13.8%	12.5%	9.6%	7.8%	6.7%	6.2%	5.9%	5.7%	5.5%	5.3%

* Non-GAAP financial measure is adjusted from results based on U.S. GAAP to exclude share-based compensation expenses and interest expense of the Company Convertible Notes.

(1) Traditional business mainly includes online advertising and internet value-added services.

(2) Emerging business includes enterprise security business, smartphone and other hardware and hardware-enabled value-added services, and international business.

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily, that (i) users of personal computers, smart phones and broadband internet services and their penetration in China and elsewhere would continue in line with management’s expectations, (ii) the Company would be able to successfully expand its product offering by developing and launching new PC and mobile products, (iii) the popularity of the Company’s products would remain stable in the geographic markets in which the Company operated, (iv) the Company would be able to successfully implement its business plan to compete effectively in both its traditional business and emerging business, (v) the market for smartphone and IoT (internet of things) devices would develop in line with management’s expectations, (vi) the Company’s emerging business would develop successfully, driven by both further hardware penetration and increasing monetization from smartphone and IoT devices, and (vii) material costs and expenses would increase in connection with the Company’s revenue increase. The Company’s management also assumed that the overall economy in China will remain stable, and that there will be no material change in competition affecting the Company.

J.P. Morgan, as the Special Committee’s financial advisor, reviewed with the Special Committee certain financial analyses that were based, in part, on the financial projections above. For additional information regarding the analyses by the Special Committee’s financial advisor, see “Discussion Materials prepared by J.P. Morgan Securities (Asia Pacific) Limited for discussion with the special committee of the board of directors of the Company, December 18, 2015” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 125 and “Item 3. Key Information—D. Risk Factors” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated July 6, 2015, the Special Committee retained J.P. Morgan as its financial advisor to deliver a fairness opinion in connection with the Merger. J.P. Morgan is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the Special Committee on December 18, 2015, J.P. Morgan rendered its oral opinion to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger was fair, from a financial point of view, to such Unaffiliated Holders. J.P. Morgan has confirmed its December 18, 2015 oral opinion by delivering its written opinion to the Special Committee, dated as of the same date, that, as of such date, the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger was fair, from a financial point of view, to such Unaffiliated Holders. No limitations were imposed by the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions. As further described in “Special Factors — Background of the Merger,” J.P. Morgan had previously rendered a substantially similar oral opinion to the Special Committee on December 16, 2015, which was subsequently withdrawn as a result of a change to certain capitalization information provided by the management of the Company, prior to rendering the oral opinion and issuing the written opinion described above on December 18, 2015.

The full text of the written opinion of J.P. Morgan dated December 18, 2015, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) and does not constitute a recommendation to any shareholder, or holder of ADSs, of the Company as to how such shareholder, or holder of ADSs, should vote with respect to the Merger or any other matter.

In connection with preparing its opinion, J.P. Morgan, among other things:

·	reviewed the Merger Agreement;

·	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

·	compared the proposed financial terms of the transactions contemplated by the Merger Agreement and the Plan of Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

·	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Shares and ADSs and certain publicly traded securities of such other companies;

·	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

·	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and pursuant to its engagement letter with the Special Committee, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company, any member of the Buyer Group or any other person under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Acquiror Group in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan did not act as legal, regulatory or tax expert and relied on the assessments made by advisors to the Special Committee with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

The financial projections furnished to J.P. Morgan for the Company and used in connection with J.P. Morgan’s analysis of the Merger were prepared by or at the direction of the management of the Company and approved for use by J.P. Morgan by the Special Committee. The Company informed J.P. Morgan that it does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed Merger, and J.P. Morgan expressed no opinion as to the fairness of the Merger to, or any consideration paid in connection with the Merger to, the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. Furthermore J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Per Share Merger Consideration or the Per ADS Merger Consideration to be paid to the Unaffiliated Holders of the Shares or ADSs (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger or with respect to the fairness of any such compensation.

J.P. Morgan noted that, prior to December 18, 2015, the date on which J.P. Morgan delivered the written opinion to the Special Committee, it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. J.P. Morgan has consented to the inclusion and disclosure of its financial analyses in this proxy statement. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

All values in the sections “Discounted Cash Flow Analysis” and “Public Trading Multiples Analysis” below are presented on an equity value per ADS basis. In arriving at equity value per ADS for the Company, the Discounted Cash Flow analysis started with the determination of firm value, or “FV”, for the Company. Firm value was then adjusted by subtracting total debt outstanding as of June 30, 2015, subtracting total non-controlling interest as of June 30, 2015 adjusted by including the pro-forma non-controlling interest in Coolpad E-Commerce Inc. provided by the Company, adding total cash and cash equivalents and short term investments outstanding as of June 30, 2015, subtracting the cash utilized to repurchase the Company’s outstanding ordinary shares post June 30, 2015, and adding long-term investments as of June 30, 2015 adjusted by excluding the investment in Coolpad E-Commerce Inc. (as the Company was in the process of obtaining control of Coolpad E-Commerce Inc.) to arrive at equity value for the Company. Equity value was then divided by the diluted ADS count to arrive at equity value per ADS. In arriving at the equity value per ADS for the Company in the Public Trading Multiples analysis, J.P. Morgan reviewed certain selected companies’ trading multiples based on ratio of market capitalization to estimated net income for calendar year 2016. Based on the results of such analysis, J.P. Morgan applied a multiple reference range of 18.0x to 25.0x to the Company’s estimated non-GAAP net income (non-GAAP net income is adjusted for share based compensation expenses and interest expenses in relation to the convertible senior notes, in a manner consistent with the Company’s historical filings) for calendar year 2016 based on management estimates. All market data used by J.P. Morgan in its analyses was as of December 15, 2015. Accordingly, this information may not reflect current or future market conditions. In addition, as each ADS represents 1.5 underlying Shares, all calculations of equity value per ADS or implied equity value per ADS below represent the value attributable to 1.5 Shares.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the diluted equity value per ADS for the ADSs. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2015 to 2025 based upon financial projections prepared by the management of the Company. See “Special Factors—Certain Financial Projections” beginning on page 51 for additional information. J.P. Morgan also calculated a range of terminal asset values of the Company at the end of the projection period ending 2025 by applying a perpetual growth rate ranging from 2.5% to 3.5%. The perpetual growth rate range was selected based on a combination of macroeconomic factors, such as general industry trends and expected inflation rates, and the professional judgment of J.P. Morgan. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 12.5% to 14.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted by subtracting total debt outstanding as of June 30, 2015, subtracting total non-controlling interest as of June 30, 2015 adjusted by including the pro-forma non-controlling interest in Coolpad E-Commerce Inc. provided by the Company, adding total cash and cash equivalents and short term investments outstanding as of June 30, 2015, subtracting the cash utilized to repurchase the Company’s outstanding ordinary shares post June 30, 2015, and adding long-term investments as of June 30, 2015 adjusted by excluding the investment in Coolpad E-Commerce Inc. (as the Company was in the process of obtaining control of Coolpad E-Commerce Inc.) Based on these assumptions, the discounted cash flow analysis indicated a range of per ADS equity values of between $68.43 and $91.61.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be most similar to the Company. The companies selected by J.P. Morgan were:

·	Tencent Holdings Limited
·	Baidu, Inc.
·	Kingsoft Corporation Limited
·	Cheetah Mobile Inc.

These companies were selected, among other reasons, because they represent the main publicly traded peers in China’s internet industry with operations and businesses that, for purpose of J.P. Morgan’s analysis, may be considered similar to that of the Company. However, none of the selected companies reviewed is identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company’s and other factors that could affect the public trading value of the selected companies and the Company.

In all instances, multiples were based on closing share prices on December 15, 2015. For the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies’ filings with the SEC and any other relevant stock exchanges as well as the publicly available consensus estimates of Wall Street analysts, and estimated financial data for the Company was based on the financial projections prepared by the management of the Company. See “Special Factors—Certain Financial Projections” beginning on page 51 for additional information.

In conducting its analyses, J.P. Morgan reviewed the selected companies’ trading multiples based on ratio of market capitalization to estimated net income, referred to as the P/E multiple, for calendar year 2016. Results of the analyses were presented for the selected companies, as indicated in the following table:

	P/E
Company	2016E
Tencent Holdings Limited	24.8	x
Baidu, Inc.	28.9	x
Kingsoft Corporation Limited	18.6	x
Cheetah Mobile Inc.	22.2	x

Based on the above analyses, J.P. Morgan applied a multiple reference range of 18.0x to 25.0x to the Company’s estimated non-GAAP net income (non-GAAP net income is adjusted for share based compensation expenses and interest expenses in relation to the convertible senior notes, in a manner consistent with the Company’s historical filings) for calendar year 2016 based on management estimates. In comparison to the per ADS consideration, the analyses indicated the following equity values per ADS:

P/E

2016E

$69.10 to $95.77

Other Analyses for Informational Purposes Only

J.P. Morgan also reviewed, solely for informational purposes, historical trading prices of the ADSs, certain precedent transactions and the premia paid in certain precedent U.S. listed Chinese take-private transactions (including, but not limited to, the privatization transactions of the companies listed below), but noted, and the Special Committee understood and acknowledged, that these are not valuation methodologies but were presented merely for informational purposes. The selection of premia in certain precedent U.S. listed Chinese take-private transactions involved substantial analyses and judgments by J.P. Morgan in identifying and excluding outliers, adjusting for or excluding cases with special circumstances, and calculating various statistics (such as median and average) to determine the range of premia paid in such transactions.

Company
Cayman Incorporated
Tongjitang Chinese Medicines Company
Chemspec International Limited
Funtalk China Holdings Limited
Shanda Interactive Entertainment Limited
China Real Estate Information Corporation
China GrenTech Corporation Limited
Gushan Environmental Energy Limited
China Nuokang Bio-Pharmaceutical Inc.
ShangPharma Corporation
Focus Media Holding Limited
SYSWIN Inc.
3SBio Inc.
7 Days Group Holdings Limited
Ninetowns Internet Technology Group Company Limited
Simcere Pharmaceutical Group
Pactera Technology International Ltd.
iSoftStone Holdings Limited
ChinaEdu Corporation
Spreadtrum Communications, Inc.
China Hydroelectric Corporation
Charm Communications Inc.
RDA Microelectronics, Inc.
Giant Interactive Group Inc.
Noah Education Holdings Ltd.
Shanda Games Limited
AutoNavi Holdings Limited
Montage Technology Group Limited
Perfect World Co., Ltd.
Sungy Mobile Limited
China Mobile Games and Entertainment Group Limited
Non-Cayman Incorporated
Sinoenergy Corporation
Harbin Electric, Inc.
Fushi Copperweld, Inc.
China Fire & Security Group, Inc.
China Security & Surveillance Technology, Inc.
Tiens Biotech Group (USA), Inc.
AsiaInfo-Linkage, Inc.
China Transinfo Technology Corp.
Zhongpin Inc.
Winner Medical Group Inc.
Yucheng Technologies Limited
LJ International Inc.
Feihe International, Inc.
Yongye International, Inc.
Trunkbow International Holdings Limited
Camelot Information Systems Inc.
Exceed Company Ltd.

When conducting a fairness analysis, it is J.P. Morgan’s standard practice to review various potential valuation methodologies and select those valuation methodologies that are most suitable for the transaction in question. J.P. Morgan believes such review not only could enhance the quality of the valuation analysis but is also necessary and advisable given the wide range of valuation methodologies that are available. Such review and analyses and any determination to select certain but not other valuation methodologies necessarily involve complex considerations and judgments concerning differences in the theoretical basis and characteristics of the valuation methodologies, financial and operational characteristics of the companies involved, the history and background of the transaction in question, the identity of the parties involved and other factors that could affect the accuracy or suitability of the valuation methodologies. For example, premia paid in precedent transactions as a valuation methodology may be subject to distortion by factors including (without limitation) the competitive dynamic in the precedent transaction, the conditions and prospects of the industries and geographical regions in which companies involved in the precedent transactions operate, and the specific circumstances and growth prospects of such companies, and therefore may or may not produce reliable reference points for the transaction currently being analyzed. Similarly, historical stock prices of the subject company may also be subject to distortion by factors including (without limitation) historical events that may no longer be relevant to the company’s current value, as well as various other factors that could affect the stock prices of publicly traded companies.

However, J.P. Morgan presented certain data relevant to certain valuation methodologies for informational purposes only even though such methodologies were not selected as valuation methodologies in its fairness analysis, because, among other reasons, (i) such presentation demonstrates the scope of J.P. Morgan’s analysis and that it considered these valuation methodologies, which could be useful to the Special Committee’s evaluation of J.P. Morgan’s advice; and (ii) J.P. Morgan recognizes that the Special Committee’s determination on whether or not to pursue any particular strategic alternative of the Company necessarily takes into account various factors beyond just the fairness, from a financial point of view, of the consideration payable in any transaction being evaluated, and therefore, although the data presented were not directly used as the basis of J.P. Morgan’s fairness analysis, such data could nonetheless be useful to the Special Committee’s decision making process.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results or, should the Merger fail to be consummated, the future value of the ADSs, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the Special Committee with respect to the Merger on the basis of such experience and its familiarity with the Company.

Under the terms of J.P. Morgan’s engagement and for its service, the Company has agreed to pay J.P. Morgan (1) a fee of $1.0 million upon delivery of the opinion, (2) an additional fee of $1.5 million, payable upon the consummation of the Merger, and (3) a discretionary fee of $500,000 payable in the sole discretion of the Special Committee upon the consummation of the Merger. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and expenses of outside legal counsel engaged by J.P. Morgan in connection with its performance of services hereunder. The Company has also agreed to indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan’s engagement.

In addition, during the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company and certain affiliates of certain members of the Buyer Group, for which J.P. Morgan and such affiliates have received and may in the future receive customary compensation. As of December 16, 2015, J.P. Morgan and/or its affiliates own, on a proprietary basis, approximately 0.19% of the outstanding ADSs. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company and affiliates of certain members of the Acquirer Group for its own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities.

Purposes of and Reasons for the Merger

The Buyer Group

Under a possible interpretation of the SEC rules governing going-private transactions, each member of the Buyer Group may be deemed to be engaged in a going-private transaction and, therefore, required to express its reasons for the Merger to the Company’s Unaffiliated Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders and ADS holders (other than the Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that Parent, through Midco, will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their respective indirect ownership in Parent as described under “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” below and at the same time enable certain members of the Buyer Group to maintain their leadership role with the Company.

The Buyer Group believes the operating environment has become more challenging due to recent operating conditions and industry trends. There is greater competition against both domestic and multinational companies in many of the service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. In particular, the Buyer Group believes that as a privately held company, the Company would no longer be subject to (i) the increased costs of regulatory compliance as an SEC reporting company and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to obtain debt financing in connection with the Merger.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders to receive $51.33 per Share and its ADS holders to receive $77.00 per ADS in cash, without interest and net of any applicable withholding taxes, which represents a premium of 16.6% over the Company’s closing price of $66.05 per ADS as quoted by NYSE on June 16, 2015, the last trading date immediately prior to the Company’s announcement on June 17, 2015 that it had received a going-private proposal, and a premium of 32.7% to the average closing price of the Company’s ADSs during the 30 trading days prior to its receipt of a “going-private” proposal. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption”—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on the NYSE under the symbol “QIHU.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the consummation of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such shorter period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately $1.7 million and $2.3 million for the years ended December 31, 2013 and December 31, 2014, respectively. After the consummation of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the consummation of the Merger, the ADS program for the Shares will terminate.

Upon the consummation of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares or ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares other than the Dissenting Shares (including Shares represented by ADSs) will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value of such shares as determined in accordance with such holders’ Dissenter Rights under Section 238 of the Cayman Islands Companies Law. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than the members of the Buyer Group, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon the consummation of the Merger. As a result, the Company’s shareholders and ADS holders, other than the members of the Buyer Group, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, the Company’s current shareholders and ADS holders, other than the members of the Buyer Group, will not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time, each Cashed-Out Option will be cancelled and shall entitle the former holder thereof to receive an amount equal to the product of (a) the excess of Per Share Merger Consideration over the per share exercise price of such Cashed-Out Option and (b) the number of Shares (including Shares represented by ADSs) underlying such Cashed-Out Option payable as promptly as practicable following the Closing, in cash, without interest and net of any applicable withholding taxes. Each outstanding vested and unexercised Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled without any consideration. Each unvested Company Option will be automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements, on substantially the same terms and subject to the same vesting conditions as were provided to such option immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such option.

At the Effective Time, each Company Restricted Share that remains outstanding as of immediately prior to the Effective Time will be automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such share immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such share.

Each holder of Company Convertible Notes has the option to require the Surviving Company to repurchase such holder's Company Convertible Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the applicable fundamental change repurchase date as defined under the applicable Indenture Agreements. Furthermore, after the Effective Time but prior to and including the third business day prior to the applicable fundamental change repurchase date, each holder of Company Convertible Notes will be entitled, subject to the terms and conditions of the applicable Indenture Agreements, to convert such holder's Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable Indenture Agreements plus any entitled increase in the conversion rate as determined pursuant to the applicable Indenture Agreements. After the third business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes, to the extent such holder has not exercised its right to require the Surviving Company to repurchase such holder's Company Convertible Notes, will be entitled to convert such Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable Indenture Agreements.

Directors and Management of the Surviving Company

If the Merger is consummated, the Surviving Company will adopt new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger, which are substantively identical to the memorandum and articles of association of the Merger Sub, as in effect prior to the consummation of the Merger, except that all references to the name of the Surviving Company will be to “Qihoo 360 Technology Co. Ltd.” and all references to the authorized share capital of the Surviving Company will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger). In addition, the directors of Merger Sub immediately prior to the consummation of the Merger (identified below in “Annex E—Directors and Executive Officers of Each Filing Person”) will become the directors of the Surviving Company and the officers of the Company will remain the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Holders include the following:

·	The receipt by the Unaffiliated Holders of the Per Share Merger Consideration of $51.33 and the Per ADS Merger Consideration of $77.00 in cash, representing a premium of 16.6 % to the Company’s closing price of $66.05 per ADS as quoted by the NYSE on June 16, 2015, the last full trading day prior to the Company’s announcement on June 17, 2015 that it had received a going-private proposal, and a premium of 32.7% to the average closing price of the Company’s ADSs during the 30 trading days prior to its receipt of a “going-private” proposal.

·	The avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Holders include the following:

·	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any.

·	In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 79.

·	Since the Company became publicly listed in March 2011, the highest historical closing price of its ADSs ($121.53 per ADS) exceeds the Per ADS Merger Consideration.

The primary benefits of the Merger to the Buyer Group include the following:

·	If the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, possible increases in the underlying value of the Company or the possible payment of dividends that will accrue to Parent.

·	The Surviving Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from investment analysts to make decisions that may produce better short-term results, but may not maximize equity value in the long term.

·	The Surviving Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

·	The Surviving Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

·	The Surviving Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

·	There will be a reduction of costs and expenses in the amount of approximately $4.0 million to $4.5 million per year and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Buyer Group include the following:

·	The risk of any possible decrease in the revenues, free cash flow or value of the Surviving Company following the Merger will be borne by the Buyer Group.

·	The business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group.

·	The borrowings of an aggregate amount up to the RMB equivalent of $3.4 billion under the Term Facility and the Bridge Facility necessary to consummate the Merger and the related transactions will increase the debt of Holdco and Parent.

·	An equity investment in Holdco and Parent by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment.

·	Following the Merger, there will be no trading market for the Surviving Company’s equity securities.

The primary benefits of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

·	The continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions.

·	Continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company.

·	The compensation of members of the Special Committee in exchange for their services in such capacity in an amount of $15,000 per member per month with the aggregate amount per member capped at $120,000 (or, in the case of the chairman of the Special Committee, an amount of $25,000 per month with the aggregate amount capped at $200,000), the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.

·	The cash-out of certain in-the-money Cashed-Out Options held by certain of the Company’s directors and executive officers.

·	The assumption and conversion of certain unvested Company Options and Company Restricted Shares held by certain of the Company’s executive officers into equity incentive awards of Parent through the Plan Vehicle or such other arrangements.

The primary detriments of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

·	Certain directors and executive officers of the Company, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

·	In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 79.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for the Buyer Group before and after the Merger, based on the historical net book value and net earnings of the Company as of December 31, 2014.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000	%(1)	$’000	%(1)	$’000	%(1)	$’000	%(1)
Hongyi Zhou	197,644	17.3%	38,545	17.3%	260,030	22.8%	50,712	22.8%
Xiangdong Qi	92,941	8.1%	18,126	8.1%	25,588	2.2%	4,990	2.2%
CITIC Guoan Information Industry Co., Ltd.	-	-	-	-	52,619	4.6%	10,262	4.6%
Shen Zhen Ping An Real Estate Investment Co., Ltd.	-	-	-	-	42,095	3.7%	8,210	3.7%
Sunshine Life Insurance Company Ltd.	-	-	-	-	22,363	2.0%	4,361	2.0%
Taikang Life Insurance Co., Ltd.	-	-	-	-	42,095	3.7%	8,210	3.7%
New China Capital International Management Limited	-	-	-	-	26,310	2.3%	5,131	2.3%
Tai Ping Asset Management Co., Ltd.	-	-	-	-	13,155	1.2%	2,565	1.2%
Jiangsu Huatai Ruilian M&A Fund (LLP)	-	-	-	-	26,310	2.3%	5,131	2.3%
Greenland Financial Holdings Group Co., Ltd.	-	-	-	-	13,155	1.2%	2,565	1.2%
SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership)	-	-	-	-	6,577	0.6%	1,283	0.6%
Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership)	-	-	-	-	13,155	1.2%	2,565	1.2%
Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership)	-	-	-	-	19,732	1.7%	3,848	1.7%

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000	%(1)	$’000	%(1)	$’000%		$’000%
Fortune Fountain (Beijing) Holding Group Co., Ltd.	-	-	-	-	10,524	0.9%	2,052	0.9%
Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership)	-	-	-	-	17,101	1.5%	3,335	1.5%
Shanghai Mango Creative Equity Investment Fund	-	-	-	-	13,155	1.2%	2,565	1.2%
Qiancai No.1 Equity Investment Limited Partnership Enterprise	-	-	-	-	3,946	0.3%	770	0.3%
Pearl River Life Insurance Co., Ltd.	-	-	-	-	13,155	1.2%	2,565	1.2%
Hengdian Group Holdings Limited	-	-	-	-	13,155	1.2%	2,565	1.2%
Jiangsu Gaoli Group	-	-	-	-	6,577	0.6%	1,283	0.6%
Minsheng Royal Asset Management Co., Ltd.	-	-	-	-	13,155	1.2%	2,565	1.2%
CCB International Capital Management(Tianjin) Ltd.	-	-	-	-	13,155	1.2%	2,565	1.2%
China Merchants Wealth Asset Management Co., Ltd.	-	-	-	-	19,732	1.7%	3,848	1.7%
Huarong Ruize Investment Management Co., Ltd.	-	-	-	-	17,101	1.5%	3,335	1.5%
Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership)	5,711	0.5%	1,114	0.5%	46,042	4.0%	8,979	4.0%
Golden Brick Silk Road Investment (Shenzhen) LLP	-	-	-	-	32,887	2.9%	6,414	2.9%

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000	%(1)	$’000	%(1)	$’000%		$’000%
CICC Jiatai (Tianjin) Equity Investment Fund, L.P	-	-	-	-	6,577	0.6%	1,283	0.6%
Shanghai Huasheng Lingfei Equity Investment (Limited Partnership)	-	-	-	-	23,679	2.1%	4,618	2.1%
BR Wiston Capital	-	-	-	-	26,310	2.3%	5,131	2.3%
Yi Capital Qiyuan Fund, L.P.	-	-	-	-	13,155	1.2%	2,565	1.2%
Jiaxingyingfei Investment Center (Limited Partnership)	-	-	-	-	5,920	0.5%	1,154	0.5%
Jiaxing Yun Qi Internet Plus Venture Partners LLP	-	-	-	-	5,920	0.5%	1,154	0.5%
Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership)	-	-	-	-	10,524	0.9%	2,052	0.9%
Shanghai Trust Bridge Partners Investment Management LLC	10,623	0.9%	2,072	0.9%	11,839	1.0%	2,309	1.0%
LTW Chuanfu Investment (Shenzhen) LLP	-	-	-	-	6,577	0.6%	1,283	0.6%
Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd.	-	-	-	-	6,577	0.6%	1,283	0.6%
Tianjin Xinxin Qiyuan Investment Limited Partnership	-	-	-	-	71,828	6.3%	14,008	6.3%
Tianjin Xinxinsheng Investment Limited Partnership	-	-	-	-	131,548	11.5%	25,655	11.5%

(1)	Ownership percentages prior to the Merger are based on 180,839,445 Shares issued and outstanding as of the date of this proxy statement.

Plans for the Company after the Merger

Following the consummation of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and, through Parent, beneficially owned by the Buyer Group and (ii) have substantially more debt than it currently has. The Buyer Group currently plans to repay the debt incurred to finance the Merger using the operating cash flow of the Surviving Company in accordance with the terms of the definitive documentation applicable to the Term Facility and Bridge Facility (as defined in the section entitled “Special Factors—Financing of the Merger”).

The Buyer Group has advised the Company that, except as set forth in this proxy statement, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of the Company’s assets. However, subsequent to the consummation of the Merger, the Surviving Company’s management and Board will continuously evaluate and review the Surviving Company's entire business and operations from time to time, and may propose or develop plans and proposals, including any of the foregoing actions, including the possibility of relisting the Surviving Company or a substantial part of its business on another internationally recognized stock exchange, as well as any actions to address the challenges referred to in “Special Factors—Purposes of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the Surviving Company and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Subsequent to the consummation of the Merger, the Company will no longer be subject to the Exchange Act and the NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on June 19, 2015 in response to the receipt of the proposal letter from the Buyer Group on June 17, 2015. In light of (i) the Buyer Group’s beneficial ownership of approximately 26.8% in number and 61.3% in voting rights of the entire issued and outstanding Shares excluding treasury shares, which consisted of ordinary shares repurchased but un-cancelled and ordinary shares reserved for future issuance upon exercise of vested Company Options (as of the date of this proxy statement) and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative transaction to the proposed transaction of the Company with the Buyer Group.

The Special Committee also took into account that, subject to compliance with the terms and conditions of the Merger Agreement, (i) the Company has the ability to actively solicit bids from any third party for a period of 45 days after the signing of the Merger Agreement, (ii) prior to the receipt of the Company Shareholder Approval of the Merger, the Board (upon recommendation of the Special Committee) is permitted to effect a Company Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—No Company Adverse Recommendation Change”) with respect to an alternative acquisition proposal that is not withdrawn and the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal, and (iii) prior to the receipt of the Company Shareholder Approval, can terminate the Merger Agreement in order to enter into an agreement in connection with an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of approximately RMB1.44 billion, which amount is reduced to RMB641 million if the Merger Agreement is terminated by the Company in connection with an Acquisition Proposal received by the Company during the Go-Shop Period, in each case as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered other alternatives available to the Company to enhance shareholder value, including remaining as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the offer premium implied by the Merger Consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly traded company, and the requirement, as an SEC reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

During the go-shop period as provided under the Merger Agreement, J.P. Morgan, on behalf of the Special Committee, contacted three selected potential strategic bidders. None of the three contacted parties expressed an interest in exploring an alternative transaction with the Company. No one approached the Special Committee separately from the Company's solicitation of Acquisition Proposals during the go-shop period.

Effects on the Company if the Merger Is Not Consummated

If the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not consummated for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs, as applicable, in connection with the Merger, nor will the holders of any Vested Company Options receive any payment pursuant to the Merger Agreement, nor will any unvested Company Options or Company Restricted Shares be assumed and converted into equity incentive awards of Parent. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the Merger is not consummated, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be consummated.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee of approximately RMB1.44 billion (which amount is reduced to RMB641 million if such circumstances are in connection with an Acquisition or Parent may be required to pay a designee of the Company a termination fee of approximately RMB2.88 billion, in each case as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 109.

If the Merger is not consummated, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not consummated for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately $9.4 billion, assuming no exercise of Dissenter Rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Founder Shares or Shares owned by (or represented by ADSs which are owned by) any Parent Party or the Company (as treasury shares, if any) and Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Options or by any direct or indirect wholly owned Subsidiary of any Parent Party or the Company, which will be cancelled for no consideration.

The Buyer Group expects to provide this amount through a combination of (a) cash contributions from the Equity Investors as defined in and pursuant to the Equity Commitment Letters, and (b) the proceeds from a committed term loan facility in an amount up to the RMB equivalent of $3.0 billion and a bridge loan facility of up to the RMB equivalent of $400 million, pursuant to certain debt commitment letters dated December 18, 2015 provided by China Merchants Bank Co., Ltd. Other than the financing arrangements detailed below, the Buyer Group does not have alternative financial arrangements or alternative financing plans in the event such arrangements are not available.

Equity Financing

Concurrently with the execution of the Merger Agreement on December 18, 2015, each of the Equity Investors entered into an Equity Commitment Letter with Holdco, Parent and the Company, dated as of December 18, 2015.

Pursuant to these Equity Commitment Letters, each of the Equity Investors has committed to make, or cause to be made, subject to the terms and conditions therein, an equity contribution to Holdco, prior to the closing of the Merger (the “Closing”) in connection with the Merger, in an aggregate amount of the RMB equivalent of $3,116.0 million (the “Holdco Contribution”), and an equity contribution to Parent, prior to the Closing in connection with the Merger, in an aggregate amount of the RMB equivalent of $3,200.0 million (the “Parent Contribution”, and together with the Holdco Contribution, the “Contribution”). The total proceeds of the Holdco Contribution to Holdco under the Equity Commitment Letters shall promptly upon receipt be further contributed by Holdco, as an equity contribution to Parent (the “Holdco to Parent Contribution”). Proceeds of the Parent Contribution and the Holdco to Parent Contribution are to be used to pay such portion of the amounts required to be paid pursuant to the Merger Agreement and related fees and expenses. Notwithstanding anything else to the contrary in the Equity Commitment Letters, the aggregate amount of liability of each Equity Investor under its respective Equity Commitment Letter shall at no time exceed the aggregate amount of its Contribution less any portion of such Contribution that has been funded in accordance with the terms thereof or the terms of the Escrow Agreements. See “Special Factors —Escrow Agreements” beginning on page 73.

The commitment of each Equity Investor under its Equity Commitment Letter is conditioned upon the satisfaction or waiver of the conditions to the Parent Parties’ obligations to consummate the transactions contemplated by the Merger Agreement other than (i) conditions that by their nature are to be satisfied on the closing date of the Merger and (ii) any PRC Regulatory Approval that is applicable to the Parent Parties only after the Equity Financing and/or the Debt Financing has been funded.

The obligation of each of the Equity Investors to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, at which time such obligation shall be discharged, (iii) the making of the Contribution by such Equity Investor or its permitted assigns, (iv) the Company or any of its affiliates asserting a claim that would make such Equity Investor’s relevant Limited Guarantee become terminable in accordance with the terms thereof and (v) ten (10) months after the date of the Equity Commitment Letter.

The Company may enforce each Equity Commitment Letter to seek specific performance of the Equity Investor’s obligations to fund the Contribution and Holdco’s obligations to fund the Holdco to Parent Contribution. The Equity Investor’s obligation to fund the Contribution may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise). Neither the Equity Commitment Letter nor any of the rights, interests or obligations thereunder shall be assignable by Holdco or Parent without the Equity Investor’s and the Company’s prior written consent, and the granting of such consent in any given instance shall be solely in the discretion of the Equity Investor and the Company.

The foregoing summary of the Equity Commitment Letters does not purport to be complete and is qualified in its entirety by reference to the Equity Commitment Letters.

Debt Financing

Term Facility

Holdco has entered into a debt commitment letter (the “Term Facility Commitment Letter”), pursuant to which China Merchants Bank Co., Ltd. (“Lender”) (and together with up to two additional banking institutions that may be jointly appointed by Holdco and Lender) has committed to underwrite and provide a term loan facility of up to the RMB equivalent of $3 billion, subject to the conditions set forth therein for the purpose of financing the consideration for the Merger and fees and expenses incurred in connection with the Merger.

Lender may give Holdco notice to terminate the commitment to provide the Term Facility if the Merger is not consummated by October 18, 2016, or one month following the End Date (as defined in the section entitled “The Merger Agreement – Termination of the Merger Agreement”).

The definitive documents governing the Term Facility have not been executed as of the date hereof and, accordingly, the actual terms of the Facility may differ from those described in this proxy statement. Lender has undertaken to negotiate in good faith, to use best efforts and to allocate sufficient resources and personnel to ensure the execution of definitive agreements governing the Term Facility on terms consistent with the term sheet (the “Term Facility Term Sheet”) attached to the Term Facility Commitment Letter.

The Buyer Group expects to use cash generated from the business operations of the Company and its subsidiaries to repay the debt incurred under the Term Facility.

The Term Facility is a term loan facility of up to an RMB equivalent of $3 billion with a term of seven years. The borrower under the Term Facility will be Holdco.

Lender has confirmed its willingness to act as the facility agent and the security agent for the Term Facility. Lender has been, and no more than two additional banking institutions jointly appointed by Holdco and Lender may be, appointed as the mandated lead arranger(s) and the underwriter(s) for the Term Facility.

The loan under the Term Facility is required to be repaid in installments. The first repayment installment shall be made on the 21st day of the 30th month following the first utilization date of the Term Facility and every six months thereafter. The percentage of principal amount to be repaid on each payment date will be as follows: during the third year following the first utilization date, 5% of the principal amount; during the fourth and fifth years following the first utilization date, 15% of the principal amount; during the sixth year following the first utilization date, 12.5% of the principal amount; and during the seventh year following the first utilization date, 2.5% of the principal amount.

The availability of the Term Facility is subject to, among other things, (a) due execution of the Merger Agreement, (b) all conditions precedent to the obligations of the Parent Parties to completion of the Merger under the Merger Agreement having been completed other than (i) conditions that by their nature are to be satisfied on the Closing Date and (ii) any PRC regulatory approval that is applicable to the Parent Parties only after the utilization of the Term Facility, or waived in accordance with the terms of the Merger Agreement, (c) execution of the facility agreement (“Facility Agreement”) governing the Term Facility and the Bridge Facility , the fee letters and the ancillary documents required under the Facility Agreement, (d) signing of certain of the the guarantee and security documents pursuant to the Facility Agreement by members of the Buyer Group, (e) evidence of injection of the equity Contributions into Holdco and Parent and (f) certain other customary conditions set forth in the Term Facility Commitment Letter.

The Term Facility is expected to bear interest at a rate 111% of the base lending rate for loans of the same tenor as promulgated by the People's Bank of China.

Obligations under the Term Facility will be guaranteed by Hongyi Zhou, Tianjin Qisi Technology Co., Ltd., Qihoo 360 Software (Beijing) Co., Ltd. and by each material subsidiary of the Company outside of the PRC whose assets account for more than 5% of the Company (the “Overseas Material Subsidiaries”).

The obligations of the borrower and the guarantors under the Term Facility will be secured after the closing date by: (i) pledge of 100% of the equity interest in Holdco and pledge of certain equity interest in Parent, (ii) pledge of 100% of Parent’s shares in Midco, (iii) pledge of 100% of Midco’s shares in the Surviving Company, (iv) debenture over all of the Surviving Company’s assets, (v) pledge of the Surviving Company’s interests in the Overseas Material Subsidiaries and certain other of its subsidiaries, (vi) mortgage of the property located at Building 2, 6 Haoyuan, Jiuxianqiao Road, Chaoyang District, Beijing, the PRC with a floor area of not less than 69205.19 square meters and (xi) series of “360” trademarks held by Beijing Qihu Technology Company Limited.

Under the Term Facility, Holdco and the Surviving Company will be subject to certain financial covenants, including a maximum net debt coverage ratio and a maximum amount of annual capital expenditure, as well as certain other customary covenants.

Bridge Facility

Parent has entered into a debt commitment letter (the “Bridge Facility Commitment Letter”), pursuant to which Lender (and together with up to two additional banking institutions that may be jointly appointed by Parent and Lender) has committed to underwrite and provide a bridge loan facility of up to the RMB equivalent of $400 million, subject to the conditions set forth therein for the purpose of financing the consideration for the Merger and fees and expenses incurred in connection with the Merger.

Lender may give Holdco notice to terminate the commitment to provide the Bridge Facility if the Merger is not consummated by October 18, 2016, or one month following the End Date.

The definitive documents governing the Bridge Facility have not been executed as of the date hereof and, accordingly, the actual terms of the Bridge Facility may differ from those described in this proxy statement. Lender has undertaken to negotiate in good faith, to use best efforts and to allocate sufficient resources and personnel to ensure the execution of definitive agreements governing the Bridge Facility on terms consistent with the term sheet (the “Bridge Facility Term Sheet”) attached to the Bridge Facility Commitment Letter.

The Buyer Group expects to use cash generated from the business operation of the Company and its subsidiaries to repay the debt incurred under the Bridge Facility.

The Bridge Facility is a bridge loan facility of up to an RMB equivalent of $400 million with a term of 12 months. The borrower under the Bridge Facility will be Parent.

Lender has confirmed its willingness to act as the facility agent and the security agent for the Bridge Facility. Lender has been, and no more than two additional banking institutions jointly appointed by Holdco and Lender may be, appointed as the mandated lead arranger(s) and the underwriter(s) for the Bridge Facility.

The loan under the Bridge Facility is expected to be repaid in full on the date falling 12 months after the first utilization date thereof.

The availability of the Bridge Facility is subject to, among other things, (a) due execution of the Merger Agreement, (b) all conditions precedent to the obligations of the Parent Parties to completion of the Merger under the Merger Agreement having been completed other than (i) conditions that by their nature are to be satisfied on the Closing Date and (ii) any PRC regulatory approval that is applicable to the Parent Parties only after the utilization of the Bridge Facility, or waived in accordance with the terms of the Merger Agreement, (c) execution of the Facility Agreement by Holdco and Parent, the fee letters and the ancillary documents required under the Facility Agreement, (d) signing of certain of the the guarantee and security documents pursuant to the Facility Agreement by the members of the Buyer Group, (e) evidence of injection of the equity Contributions into Holdco and Parent and (f) certain other customary conditions set forth in the Bridge Facility Commitment Letter.

The Bridge Facility is expected to bear interest at a rate 111% of the base lending rate for loans of the same tenor as promulgated by the People's Bank of China.

No guarantee or transaction security will be provided for the Bridge Facility.

Holdco and the Surviving Company will be subject under the Bridge Facility to certain financial covenants, including a maximum net debt coverage ratio and a maximum amount of annual capital expenditure, as well as certain other customary covenants.

The foregoing summary of the Debt Commitment Letters, including the Term Facility Term Sheet and the Bridge Facility Term Sheet, does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letters, the Term Facility Term Sheet and the Bridge Facility Term Sheet.

Limited Guarantees; Global Village Guarantee

Concurrently with the execution of the Merger Agreement, each Guarantor entered into a Limited Guarantee in favor of the Company to guarantee a portion of the Parent Parties’ obligation to pay the Parent Termination Fee (the “Guaranteed Obligations”) and certain other payment obligations of the Parent Parties in relation to the financing for the Merger. In addition, concurrently with the execution of the Merger Agreement, Global Village entered into the Global Village Guarantee in favor of the Company to (i) guarantee the payment obligations of certain Buyer Group member, under its Equity Commitment Letter and Limited Guarantee, and (ii) agree to use its reasonable best efforts to cause Parent to enforce the Escrow Agreements and not to utilize or release any escrowed amount from the escrow except in accordance with the terms of the applicable Escrow Agreements.

Each Guarantor’s Limited Guarantee will terminate as of the earliest of (i) the Effective Time, (ii) the payment in full of the Guaranteed Obligations and such Guarantor’s obligation to pay the Company’s enforcement expenses pursuant to the Limited Guarantee, if any; (iii) the termination of the Merger Agreement in accordance with its terms in any circumstances in which the Parent Parties would not be obligated to make any payment of any Guaranteed Obligation, and (iv) six months after the date of termination of the Merger Agreement in accordance with its terms in any circumstances in which the Parent Parties would be obligated to make any payments of the Guaranteed Obligations (subject to certain exceptions set forth therein). The Global Village Guarantee will terminate upon the termination of both certain Buyer Group member’s Limited Guarantee and the Equity Commitment Letter in accordance with their terms.

The foregoing summary of the Limited Guarantees and the Global Village Guarantee does not purport to be complete and is qualified in its entirety by reference to the Limited Guarantees and the Global Village Guarantee.

Escrow Agreements

Concurrently with the execution of the Merger Agreement, each of the Equity Investors entered into an Escrow Agreement with Parent and the Company, pursuant to which such Equity Investor agreed to deposit a percentage of its Contribution (the “Escrowed Amount”) with Parent as earnest money which will be applied toward (i) the payment of certain of such Equity Investor’s obligations under such Equity Investor’s Equity Commitment Letter and Limited Guarantee, and/or (ii) the payment by Parent of the Parent Termination Fee that may become due and payable pursuant to the terms of the Merger Agreement..

Each Equity Investor’s Escrow Agreement will, subject to certain exceptions set forth therein, terminate upon the earliest to occur of (i) the full payment and application of the Escrowed Amount toward the payment of the Parent Termination Fee, (ii) the termination of such Equity Investor’s Equity Commitment Letter under circumstances in which the Parent Termination Fee would not become due and payable pursuant to the terms of the Merger Agreement and (iii) the termination of such Equity Investor’s participation in the transaction pursuant to the terms of the Interim Investors Agreement.

The foregoing summary of the Escrow Agreements does not purport to be complete and is qualified in its entirety by reference to the Escrow Agreements.

Interim Investors Agreement

Concurrently with the execution of the Merger Agreement on December 18, 2015, the Equity Investors, the Founder Securityholders, Holdco, Parent, Midco and Merger Sub entered into the Interim Investors Agreement. The Interim Investors Agreement governs, among other matters, the actions of Holdco, Parent, Midco and Merger Sub and the relationship among the Equity Investors with respect to the Merger Agreement and the transactions contemplated thereby. The Interim Investors Agreement provides for, among other things and subject to certain limitations or exceptions set forth therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions relating to debt financing pending consummation of the Merger, and (iii) certain fees and expenses sharing arrangement among the Buyer Group.

Remedies

The parties to the Merger Agreement are entitled to specific performance and other equitable relief of the terms and provisions of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity.

In the event that the Parent Parties fail to effect the closing when required to under the Merger Agreement for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform under the Merger Agreement, then, except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement, the Company’s termination of the Merger Agreement and receipt of the Parent Termination Fee and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and other members of the Company Group (as defined under the section entitled “The Merger Agreement—Remedies and Limitations on Liability”) against the Parent parties and other members of the parent Group (as defined under the section entitled “The Merger Agreement—Remedies and Limitations on Liability”) for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder or other failure of the Merger to be consummated.

If the Company pays the Company Termination Fee pursuant to the terms of the Merger Agreement, then any such payment shall be the sole and exclusive remedy of the Parent Group against the Company Group and none of the members of Company Group shall have any further liability or obligation relating to or arising out of the Merger Agreement, the transactions contemplated hereby or the failure of the Merger to be consummated. See “The Merger Agreement—Remedies and Limitations on Liability” beginning on page 110 for additional information.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Unaffiliated Holders. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger.

Interests of the Buyer Group

As a result of the Merger, the Buyer Group (other than the Merger Sub) will beneficially own 96.6% of the equity interests in the Surviving Company immediately following the consummation of the Merger and the remaining 3.4% of the equity interests in the Surviving Company will be held by Plan Vehicle and reserved for allocation upon the exercise of unvested Company Options and the vesting of Company Restricted Shares that shall have been automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements pursuant to the terms of the Merger Agreement.

Each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company pursuant to the transactions contemplated by the Merger Agreement. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group's investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company's shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price will arise, or that dividends paid by the Surviving Company will be sufficient to recover its original investment pursuant to the transactions contemplated by the Merger Agreement.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Please also refer to the section entitled “Effects of the Merger on the Company” beginning on page 61 for a summary of the indirect interest in the Company’s net book value and net earnings of certain members of the Buyer Group before and after the Merger.

Treatment of Company Options and Company Restricted Shares

As of the date of this proxy statement, the Company's directors and executive officers, as a group held an aggregate of 12,751,096.5 Shares subject to the transaction, outstanding vested and unexercised Company Options to purchase 1,171,749 Shares, unvested Company Options to purchase 93,750 Shares and 284,497.5 Company Restricted Shares.

At the Effective Time, each Cashed-Out Option will be converted into the right to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Company Shares underlying such Cashed-Out Option. Each outstanding vested and unexercised Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the Effective Time for no consideration.

At the Effective Time, each unvested Company Option granted under the Company Share Plans will be assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such unvested Company Option immediately prior to the Effective Time, to provide no less favorable economic benefits to the holder of such unvested Company Option.

At the Effective Time, each outstanding Company Restricted Share granted under the Company Share Plans will automatically be assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such Company Restricted Share immediately prior to the Effective Time, to provide no less favorable economic benefits to the holder of such Company Restricted Share.

The table below sets forth, as of the date of this proxy statement, for each of the Company’s directors and executive officers:

·	the number of Shares issuable under, and the exercise price payable per Share for, the outstanding and vested Company Options held by such person; and

·	the total option consideration to be received in respect of Cashed-Out Options held by such person, calculated by summing up, for each such Cashed-Out Option, the product of (i) the total number of Shares subject to such Cashed-Out Option and (ii) the excess of the Per Share Merger Consideration over the exercise price per Share of such Cashed-Out Option.

Name	Shares Issuable Under Vested Options(1)	Exercise Price	Total Option Consideration
Hongyi Zhou	—	—	—
Xiangdong Qi	—	—	—
Shu Cao	*	*	*
Neil Nanpeng Shen	—	—	—
Ming Huang	*	*	*
William Mark Evans	*	*	*
Eric Chen	—	—	—

Name	Shares Issuable Under Vested Options(1)	Exercise Price	Total Option Consideration
Jianwen Liao	—	—	—
Jue Yao	*	*	*
Alex Zuoli Xu	*	*	*
Chao Yang	—	—	—
Catherine Liu	—	—	—
Jie Chen	*	*	*
Yunduan Zheng	—	—	—
Yiran Xu	—	—	—
All directors and executive officers as a group	1,171,749	$7.1	$51,842,114.9

*Aggregate vested Company Options are less than 1% of issued and outstanding Shares as of the date of this proxy statement.

(1) Include outstanding vested and unexercised Company Options with a per Share exercise price less than the Per Share Merger Consideration.

In connection with the Merger, the maximum amount of cash payments the Company’s directors and executive officers may receive in respect of their Shares and Cashed-Out Options is approximately $706.4 million, including approximately $654.6 million in respect of Shares and approximately $51.8 million in respect of Cashed-Out Options.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent, Midco and Merger Sub have agreed that:

·	The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner.

·	The Surviving Company and its subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries as in effect on the date of the Merger Agreement and (ii) all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the “Indemnified Parties”).

·	During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the memorandum and articles of association (and other similar organizational documents) of the Surviving Company and its subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and its subsidiaries as in effect on the date of the Merger Agreement, and during such six year period, such provisions shall not be amended, repealed, or otherwise modified in any manner except as required by applicable law.

·	Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company's existing policy with respect to any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby); provided that in no event shall Parent or the Surviving Company be required to expend for such policy an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; provided, further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

·	From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable laws, its memorandum and articles of association and any applicable contracts, against any and all liabilities arising out of or pertaining to such Indemnified Party's service as a director or officer of the Company or any of its subsidiaries or services performed by such person at the request of the Company or any of its subsidiaries, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any claim arising from the transactions contemplated by the Merger Agreement, and any actions taken by any Parent Party with respect thereto (including any disposition of assets of the Surviving Company or any subsidiary of the Company which is alleged to have rendered the Surviving Company and/or any subsidiary of the Company insolvent).

The Special Committee

On June 19, 2015, the Board established a Special Committee of directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent and disinterested directors: Dr. Eric Chen, Dr. Jianwen Liao and Dr. Ming Huang. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company compensates the members of the Special Committee in exchange for their service in such capacity at a rate of $25,000 per month with the aggregate amount capped at $200,000 for the chairman of the Special Committee and $15,000 per member per month with the aggregate amount per member capped at $120,000 for each other member of the Special Committee (the payment of which is not contingent upon the consummation of the Merger or the Special Committee’s or the board’s recommendation of the Merger).

Position with the Surviving Company

The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Related-Party Transactions

The Company has adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. As of June 30, 2015, the amounts due to related parties mainly represented unpaid revenue sharing in connection with game operation, which arose in the ordinary course of business. These transactions between the Company and related parties were insignificant, both individually and in aggregate.For a description of related-party transactions for the years ended December 31, 2013 and 2014, see "Item 7. Major Shareholders and Related Party Transactions" included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 127  for a description of how to obtain a copy of the Company’s annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement and set forth in the table below. Such fees and expenses are subject to change pending completion of the Merger:

Description	Amount ($)
Financing fees and expenses and other professional fees	54,375,000
Legal fees and expenses	5,550,000
Special Committee fees	440,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	300,000
Total	60,665,000

These fees and expenses will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement—Termination Fee.”

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Merger Agreement, each of Global Village and Young Vision have agreed to, and cause its affiliates to, vote all of the Shares it beneficially owns in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, and waive any Dissenter Rights or appraisal rights it may have under the Cayman Islands Companies Law. As of the date of this proxy statement, Global Village and Young Vision beneficially own, in the aggregate, approximately 25.4% of the issued and outstanding Shares and approximately 60.6% of the voting rights represented by the issued and outstanding Shares.

Given the Buyer Group’s beneficial ownership in the Company and assuming Global Village and Young Vision comply with their voting undertakings under the Merger Agreement, and Sequoia and Mr. Neil Nanpeng Shen, who are affiliated to one member of the Buyer Group, and Trustbridge, which is affiliated to another member of the Buyer Group, also vote, all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 5.4% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than members of the Buyer Group must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material regulatory approvals, filings or notices are required in connection with effecting the Merger other than the PRC Required Approvals in relation to the transactions contemplated by the Merger Agreement, the approvals, filings or notices required under the U.S. federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette. See "Merger Agreement—Conditions to the Merger" beginning on page 107 for additional information.

Dissenter Rights

Holders of the Shares who exercise Dissenter Rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of Dissenter Rights, a copy which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise Dissenter Rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenter Rights (as described under the section entitled “Dissenter Rights” on page 113).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. For purposes of this discussion, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively resulting in tax consequences different from those described below. This discussion is not binding on the IRS and the IRS may challenge any of the conclusions set forth below.

This discussion is limited to U.S. Holders that hold the Shares as capital assets within the meaning of Section 1221 of Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, consequences to Founder Securityholders or Dissenting Shareholders, alternative minimum tax consequences, or tax consequences applicable to U.S. Holders subject to special rules, such as:

·	certain financial institutions;

·	regulated investment companies;

·	real estate investment trusts;

·	insurance companies;

·	dealers or traders in securities who use a mark-to-market method of tax accounting;

·	persons holding Shares as part of a hedge, straddle, integrated transaction, or similar transaction;

·	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

·	entities classified as partnerships for U.S. federal income tax purposes;

·	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

·	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the total voting power of the Company;

·	persons who received or acquired Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

·	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

·	persons that continue to own after the merger, indirectly or constructively the Shares; or

·	persons holding Shares in connection with a trade or business conducted outside the United States.

If an entity that is treated as a partnership for U.S. federal income tax purposes owns Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships owning Shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the disposition of the Shares.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

·	an individual who is a citizen or resident of the United States;

·	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

·	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

·	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger

The receipt of cash as consideration in the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time of the Merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of the Shares is regarded as gain sourced from the PRC (and subject to tax in the PRC), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

We do not believe we were a passive foreign investment company (or a “PFIC”) for U.S. federal income tax purposes in past taxable years, and we do not expect to be a PFIC for our current taxable year. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position.

In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties and capital gains. If a non-U.S. corporation is a PFIC for any year during which a holder owns shares (or ADSs) of that corporation, it generally will continue to be treated as a PFIC with respect to such holder for all succeeding years during which the holder holds the securities.

If the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it was a PFIC in a year during which such U.S. holder owned Shares), any gain recognized by the U.S. Holder on the disposition of Shares will be allocated ratably over the U.S. Holder’s holding period for the Shares. The amounts allocated to the taxable year of the Merger and to any taxable year prior to the first taxable year in which the Company became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each such taxable year. Furthermore, such U.S. Holder will be required to file IRS Form 8621 with respect to the Company, generally with the U.S. Holder’s federal income tax return for the year of the Merger.

Alternatively, if the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it was a PFIC in a year during which such U.S. holder owned Shares) and certain conditions relating to the regular trading of the Company’s Shares have been met in the past, a U.S. Holder may have been able to make a mark-to-market election with respect to Shares it holds. If a U.S. Holder has made this election, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder on the disposition of Shares would be treated as ordinary income and any loss would be treated as an ordinary loss, but only to the extent of the net amount of income previously included as a result of the mark-to-market election.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Material PRC Income Tax Consequences

Under the Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China and also defines a Chinese-controlled offshore incorporated enterprise as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of cash consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents as none of our shareholders is a PRC company or PRC corporate group, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015 and replaced or supplemented certain previous rules under Circular 698 and Circular 24, if a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, the non-resident enterprise may have an obligation to report to the competent PRC tax authorities within 30 days after the execution of relevant equity transfer agreement and be subject to a 10% PRC income tax on the gain from such equity transfer, unless such non-resident enterprise both acquired and disposed of shares of such offshore holding company on a public securities market in accordance with standard rules of such market,

Where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Circular 698 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, every two representing three Class A ordinary shares, on the NYSE under the symbol “QIHU” for (i) each quarter of 2014 and 2015, and (ii) each quarter of 2016 (through March 2, 2016):

	Sales Price Per ADS (in $)
Quarterly:	High	Low
2014
First quarter	124.42	78.70
Second quarter	105.49	74.10
Third quarter	104.81	66.05
Fourth quarter	76.70	53.84
2015
First quarter	63.47	44.56
Second quarter	72.65	50.42
Third quarter	68.00	41.64
Fourth quarter	73.33	47.08
2016:
First quarter 2016 (through March 2, 2016)	73.95	66.57

The Per ADS Merger Consideration implies a 16.6% premium over the Company’s closing price of $66.05 per ADS on June 16, 2015, the last full trading day prior to the Company’s public announcement on June 17, 2015 that it had received a going-private proposal, and a premium of 32.7% to the average closing price of the Company’s ADSs during the 30 trading days prior to the announcement of its receipt of a going private proposal. On March 2, 2016, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were $73.95 and $72.00, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company has never paid any dividends on its Shares. The Company does not expect to declare or pay any dividends prior to the Merger or in the foreseeable future.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

The Company is a holding company incorporated in the Cayman Islands. The Company relies on dividends from its subsidiaries in the PRC to fund its payment of dividends, if any, to its shareholders. Current PRC regulations permit the Company’s subsidiaries to pay dividends to its shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the Company’s subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits, if any, based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach a certain percent of their registered capital, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if the Company’s subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to the Company. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on the Company’s subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on March 30, 2016, at 10:00 a.m. (Beijing time) at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

·	as a special resolution:

THAT the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, be authorized and approved;

·	as an ordinary resolution:

THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger; and

·	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each issued and outstanding Share and ADS, other than the Excluded Shares (including such Shares represented by ADSs) and the Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares and ADSs representing the Excluded Shares will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined under Section 238 of the Cayman Islands Companies Law.

In addition to the foregoing, at the Effective Time,

(i) each Cashed-Out Option will be converted into the right to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Company Shares underlying such Cashed-Out Option. Each outstanding vested and unexercised Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the Effective Time for no consideration;

(ii) each unvested Company Option will be assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such unvested Company Option immediately prior to the Effective Time, to provide no less favorable economic benefits to the holder of such unvested Company Option;

(iii) each Company Restricted Share that remains outstanding as of immediately prior to the Effective Time will be automatically assumed and converted into an equity incentive award of Parent on substantially the same terms and subject to the same vesting conditions as were provided to such share immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such share; and

(iv) each ordinary share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Company.

The Board’s Recommendation

The Board (other than Mr. Hongyi Zhou, Mr. Xiangdong Qi and Mr. Neil Nanpeng Shen, who abstained from the vote, and Mr. William Mark Evans, who was not present), acting upon the unanimous recommendation of the Special Committee:

·	determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger;

·	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, other transactions and the transactions contemplated thereby, including the Merger; and

·	resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card and vote so that the proxy card is received by the Company no later than March 29, 2016 at 9:00 a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on March 25, 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each holder has one vote for each Class A ordinary share and five votes for each Class B ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be 180,839,445 Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy (or in the case of a shareholder being a corporation, by a duly authorized corporate representative), of one or more shareholders holding at least one third in nominal value of the outstanding Shares that are entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires the affirmative vote of holder of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be consummated.

As of the date of this proxy statement, there are 180,839,445 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.” We expect that, as of the Share Record Date, there will be 180,839,445 Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.”

As of the date of this proxy statement, the Chairman, through Global Village, and Mr. Qi, through Young Vision, collectively beneficially own 4,740,568 Class A ordinary shares and 41,263,812 Class B ordinary shares, which represent approximately 25.4% in number and approximately 60.6% in voting rights of the Company’s issued and outstanding ordinary shares (excluding treasury shares, which consist of ordinary shares repurchased but un-cancelled and ordinary shares reserved for future issuance upon exercise of vested Company Options). See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 122 for additional information. Global Village and Young Vision have agreed to vote these Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, at the extraordinary general meeting. Given the Buyer Group’s beneficial ownership in the Company and assuming Global Village and Young Vision comply with their voting undertakings under the Merger Agreement, and Sequoia and Mr. Neil Nanpeng Shen, who are affiliated to one member of the Buyer Group, and Trustbridge, which is affiliated to another member of the Buyer Group, also vote, all of the Shares they respectively beneficially own in favor of the authorization and approval of the Merger Agreement and the Merger, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 5.4% of the voting rights of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than Global Village and Young Vision must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Procedures for Voting

Shares

Only shareholders registered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Class A ordinary share and five votes for each Class B ordinary share.

Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than 9:00 a.m. on March 29, 2016 (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact the Company by calling +86 10-5878-1574 or emailing to ir@360.cn.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of 5:00 p.m. (New York City time) on March 23, 2016 (who do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 5:00 p.m. (New York City time) on March 25, 2016. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to Section 4.07 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they surrender their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to surrender their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before 5:00 p.m. (New York City time) on March 23, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Corporation, and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being surrendered but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Corporate Services Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have surrendered your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “The Extraordinary General Meeting—Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holders’ ADSs.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of the Shares may revoke their proxies in one of three ways:

·	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China, attention: Investor Relations Department.

·	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than 9:00 a.m. (Beijing time) on March 29, 2016, which is the deadline for shareholders to lodge proxy cards.

·	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on March 25, 2016. A holder of ADSs can do this in one of two ways:

·	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

·	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the consummation of the Merger will have the right to exercise dissenters’ rights and receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HOLD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON MARCH 23, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact the Company, by calling at +86 10 5878-1574 or emailing to ir@360.cn.

Solicitation of Proxies

In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

The Company will ask banks, brokers and other custodians, nominees and fiduciaries to forward the Company’s proxy solicitation materials to the beneficial owners of the Shares or ADSs held of record by such nominee holders. The Company will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those beneficial owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Holdco, Parent, Midco, Merger Sub or any member of the Buyer Group or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 127.

Structure and Consummation of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company being the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company. The closing of the Merger will occur no later than the twentieth business day after all of the conditions to the Merger have been satisfied or waived. At the closing, the Parent Parties and the Company will execute and file the Plan of Merger and other appropriate documents with the Cayman Registrar as required by the Cayman Islands Companies Law. The Merger will become effective upon the filing of the Plan of Merger with the Cayman Registrar, or such other time as may be agreed in writing by the Parent Parties and the Company and specified in the Plan of Merger.

We currently expect that the Merger will be consummated in the first half of 2016, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the Surviving Company will adopt new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger, which are substantively identical to the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time will, except that all references to the name of the Surviving Company will be to “Qihoo 360 Technology Co. Ltd.” and all references to the authorized share capital of the Surviving Company will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum and articles of association. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

If the Merger is consummated, at the Effective Time, each Share that is issued outstanding immediately prior to the Effective Time (other than Excluded Shares and Shares represented by ADSs) will be cancelled and cease to exist in exchange for the right to receive $51.33 in cash without interest and each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for $77.00 in cash without interest, in each case, net of any applicable withholding taxes and, in the case of ADSs, net of fees and expenses of the ADS Depositary. Each Excluded Share (other than Dissenting Shares) will be cancelled and cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each Dissenting Share will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Share as determined in accordance with Section 238 of the Cayman Islands Companies Law.

At the Effective Time, each ordinary share, par value $1.00 per share, in the share capital of Merger Sub will be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

Treatment of Company Options and Company Restricted Shares

At the Effective Time, each vested Company Option with a per Share exercise price less than the Per Share Merger Consideration will automatically be cancelled and shall entitle the former holder thereof to receive an amount equal to the product of (a) the excess of Per Share Merger Consideration over the per share exercise price of such option and (b) the number of Shares underlying such option payable as promptly as practicable following the Closing Date, in cash, without interest and net of any applicable withholding taxes. Each vested Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will automatically be cancelled without any consideration. Each unvested Company Option will be automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle, a limited liability partnership formed under PRC law for the purpose of holding incentive shares of Parent, or such other arrangements, on substantially the same terms and subject to the same vesting conditions as were provided to such option immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such unvested Company Option. Any assumption and conversion of an unvested Company Option shall be done in such a manner as to ensure that the holders thereof do not recognize any additional income tax pursuant to Section 409A of the United States Internal Revenue Code of 1986, as amended.

At the Effective Time, each Company Restricted Share that remains outstanding immediately prior to the Effective Time will be automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements, on substantially the same terms and subject to the same vesting conditions as were provided to such share immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such Company Restricted Share.

Treatment of Company Convertible Notes

If the Merger is consummated, each holder of Company Convertible Notes will have the option to require the Surviving Company to repurchase such holder’s Company Convertible Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the applicable fundamental change repurchase date as defined under the applicable Indenture Agreements. Furthermore, after the Effective Time but prior to and including the third business day prior to the applicable fundamental change repurchase date, each holder of Company Convertible Notes will be entitled, subject to the terms and conditions of the applicable Indenture Agreements, to convert such holder’s Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable Indenture Agreements plus any entitled increase in the conversion rate as determined pursuant to the applicable Indenture Agreements. After the third business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes, to the extent such holder has not exercised its right to require the Surviving Company to repurchase such holder’s Company Convertible Notes, will be entitled to convert such Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable Indenture Agreements. The initial conversion rate of the 2018 Notes is 9.0119 ADSs per $1,000 principal amount of 2018 Notes, the initial conversion rate of the 2020 Notes is 7.9789 ADSs per $1,000 principal amount of 2020 Notes, and the initial conversion rate of the 2021 Notes is 8.2799 ADSs per $1,000 principal amount of 2021 Notes, which conversion rate in each case is subject to adjustment based on the occurrence of certain events pursuant to the terms of the applicable Indenture Agreement.

Exchange Procedures

Prior to the Effective Time, the Parent Parties will deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) an amount in cash equal to the aggregate consideration to which holders of Company Shares (including Company Shares represented by ADSs but not including Excluded Shares (other than Dissenting Shares)) become entitled under the Merger Agreement (such aggregate cash amount, the “Exchange Fund”). Promptly following the Effective Time, Holdco, Parent, Midco and the Surviving Company shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of Shares (a) a letter of transmittal specifying the manner in which the delivery will be effected and (b) instructions for use in effecting the surrender of the share certificates in exchange for the Per Share Merger Consideration payable in respect thereof. Upon surrender of a share certificate for cancellation to the Paying Agent or upon receipt by the Paying Agent of confirmation by the Company that the uncertificated Shares have been canceled, each holder of the Shares will be entitled to receive in exchange therefor an amount in cash equal to the product of the number of Shares multiplied by the Per Share Merger Consideration.

Prior to the Effective Time, the Parent Parties and the Company shall establish procedures with the Paying Agent and the ADS Depositary to ensure that (i) the Paying Agent will transmit to the ADS Depositary an amount in cash equal to (a) the number of ADSs issued and outstanding immediately prior to the Effective Time multiplied by (b) the Per ADS Merger Consideration and (ii) the ADS Depositary will distribute the aggregate of the Per ADS Merger Consideration to the ADS holders upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (including withholding taxes, if any) due to or incurred by the ADS Depositary in connection with the cancellation of the ADSs surrendered and distribution of the aggregate Per ADS Merger Consideration to ADS holders.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to the Parent Parties and representations and warranties made by the Parent Parties to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including those set forth in the disclosure schedules delivered by the Company and the Parent Parties in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure and filings with the SEC prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to the Parent Parties contemporaneously with the execution of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to the Parent Parties include representations and warranties relating to, among other things:

·	due organization, valid existence, good standing and license or authority to carry on the Company’s business;

·	the Company’s memorandum and articles of association or equivalent organizational documents;

·	the Company’s capitalization, the absence of options or other rights, agreements, to which the Company or any of its subsidiaries is a party, restricting the transfer of, relating to the voting of, or requiring the registration under any securities law for sale of Shares or any other share capital of, or other equity interests in the Company and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

·	the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;

·	the receipt of a fairness opinion from J.P. Morgan Securities (Asia Pacific) Limited, as the financial advisor to the Special Committee;

·	the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the Merger Agreement, Plan of Merger and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, and the Board’s authorization and approval, and recommending to the shareholders of the Company the authorization and approval, of the Merger Agreement, the Plan of Merger and the Merger;

·	the vote of the Company’s shareholders required to approve the Merger Agreement;

·	the absence of (a) any conflict with the governing documents of the Company and any of its subsidiaries, (b) any conflict with, or violation of, any applicable law or certain agreements and permits of the Company or any of its subsidiaries, or (c) any violation, conflict with, requirement of consent under, breach of, loss of benefit under or default under, or any right of termination, amendment, acceleration or cancellation given to others of, or creation of any lien on any property or asset of the Company or any of its subsidiaries pursuant to, any contract, in each case as a result of the execution, delivery and performance of the Merger Agreement by the Company, except, with respect to clauses (b) and (c), for such that would not have a Company Material Adverse Effect (as defined below in this section of the proxy statement);

·	governmental consents and approvals in connection with the Company’s execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger;

·	compliance with applicable laws and licenses since December 31, 2012, except for any non-compliance that would not have a Company Material Adverse Effect, compliance with applicable listing corporate governance and the rules and regulations of the NYSE, and the possession and compliance with permits applicable to the Company;

·	compliance with SAFE Rules and Regulations;

·	the Company’s SEC filings since March 30, 2011 and the financial statements included or incorporated by reference in such SEC filings;

·	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

·	the Company’s disclosure controls and procedures and internal control over financial reporting;

·	the absence of material undisclosed liabilities;

·	the absence of any Company Material Adverse Effect since December 31, 2014;

·	employee benefit and compensation plans;

·	labor and employment matters;

·	material contracts and the absence of any default under, or breach or violation of, any material contract;

·	the absence of any legal proceedings and governmental orders against the Company or any of its subsidiaries, which would have a Company Material Adverse Effect;

·	environmental matters;

·	intellectual property;

·	taxes;

·	insurance;

·	real estate;

·	the absence of any broker’s or finder’s fees, other than with respect to the Company’s financial advisors;

·	the absence of a shareholder rights plan and the inapplicability of certain anti-takeover laws to the Company, the Shares and the transactions contemplated under the Merger Agreement and the Plan of Merger, including the Merger;

·	the absence of any other representations and warranties by the Company to the Parent Parties, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, development, condition, change, occurrence or effect that has or would reasonably be expected to (i) have, individually or in the aggregate with all other facts, events, circumstances, developments, conditions, changes, occurrences or effects, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (ii) prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement in accordance with its terms; provided that in no event shall any of the following in and of itself constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) changes or modifications after the date of the Merger Agreement in United States generally accepted accounting principles or regulatory accounting requirements or changes after the date of the Merger Agreement in Laws (or interpretations or enforcement thereof) or directives or policies of a Governmental Entity, in each case of general applicability that are applicable to the Company or any of its subsidiaries;

(B) changes, effects or circumstances generally affecting the principal industries or markets in which the Company and its subsidiaries operate;

(C) changes in the general business, economic or political conditions in the U.S. or the PRC or any other country or region in which the Company or any of its subsidiaries has material business operations;

(D) changes in the financial, credit or securities markets in the U.S. or the PRC or any other country or region in which the Company or any of its subsidiaries has material business operations;

(E) the public disclosure of the Merger Agreement or the transactions contemplated under the Merger Agreement, including the Merger, or the consummation of such transactions or the announcement of the execution of the Merger Agreement, including any announcement of shareholder litigation (including with respect to appraisal rights);

(F) any change in the price of the Company Shares or trading volume as quoted on the NYSE (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters or epidemics;

(H)  the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(I) any change resulting or arising from the identity of, or any facts or circumstances relating to, any of the Parent Parties or any of their respective Affiliates;

(J) any loss of, or change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, executive officers, employees, investors, or joint venture partners that is primarily caused by the execution, delivery or performance of the Merger Agreement, the consummation of the transactions contemplated hereby, including the Merger, or the announcement of any of the foregoing;

(K) actions or omissions of the Company or any of its subsidiaries taken (x) as required by the Merger Agreement, (y) with the written consent of the Parent Parties or Guarantors, or (z) at the written request of the Parent Parties or Guarantors;

(L) any breach of the Merger Agreement by the Parent Parties;

(M) any breach of the Merger Agreement by any Parent Party; or

(N) any issues, events, actions or non-actions listed in the disclosure schedule;

provided, further, that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in the foregoing bullet points (A), (B), (C), (D) and (G) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects specifically relate to the Company or any of its subsidiaries or individually or in the aggregate have a materially disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and its subsidiaries conduct their business.

The representations and warranties made by Parent Parties to the Company include representations and warranties relating to, among other things:

·	their due organization, valid existence, good standing and license or authority to carry on their respective business;

·	their memorandum and articles of association or equivalent organizational documents being in full force and effect;

·	the capitalization of Midco and Merger Sub and Midco’s ownership of Merger Sub;

·	their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;

·	the absence of (a) violations of, or conflicts with, the governing documents of Parent Parties, (b) violations of, or conflicts with, any applicable law and certain agreements of Parent Parties, and (c) any breach of or default under, or any rights of termination, amendment, acceleration or cancellation given to others of, or the creation of any lien or other encumbrance on any property or asset of any Parent Party pursuant to, any contract or obligation, in each case as a result of the execution, delivery and performance of the Merger Agreement by Parent Parties except, with respect to clauses (b) and (c), for such that would not have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated under the Merger Agreement;

·	governmental consents and approvals in connection with the transactions contemplated under the Merger Agreement;

·	the absence of legal proceedings and governmental orders against Parent Parties that would reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated under the Merger Agreement;

·	the delivery of the Debt Commitment Letters and the Equity Commitment Letters and enforceability of such financing documents;

·	sufficiency of funds to pay the merger consideration, the consideration payable in respect of Company Options and Company Restricted Shares to consummate the Merger and the other transactions contemplated under the Merger Agreement and all related fees and expenses and the absence of any contractual conditions other than those contained in the financing commitments;

·	the absence of any broker’s or finder’s fees;

·	the Limited Guarantees being in full force and effect and the absence of any breach or default thereunder;

·	Parent Parties’ ownership of the Shares or any other securities or other economic rights of the Company;

·	the independent investigation of the Company and its subsidiaries by Parent Parties;

·	the absence of undisclosed agreements or arrangements involving the Equity Investors, the Parent Parties, the Founder Security holders, the Guarantors or any of their respective affiliates, in each case relating to the Merger; and

·	non-reliance by Parent Parties on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries.

Conduct of Business Prior to Closing

The Company has agreed that, except as contemplated or permitted by the Merger Agreement or required by applicable law or with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and each of its subsidiaries will use commercially reasonable efforts to carry on the businesses of the Company and each of its subsidiaries in the ordinary course consistent with past practice in all material respects.

By way of amplification and not limitation, except (i) as disclosed in the disclosure schedule, (ii) as expressly permitted by the Merger Agreement, (iii) as required by applicable law, or (iv) as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its subsidiaries will from the date of the Merger Agreement until the Effective Time, directly or indirectly, take any of the following actions:

·	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

·	issue, sell, pledge, transfer, encumber or otherwise dispose of, or authorize, propose or agree to the issuance, sale, pledge, transfer, encumbrance or disposition of, any Shares or other equity interests of the Company and any of its subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Shares or other equity interests of the Company and any of its subsidiaries, other than (i) pursuant to the vesting of Company Options or Company Restricted Shares existing on the date of the Merger Agreement, (ii) pursuant to any contract in effect on the date of the Merger Agreement, (iii) grants to employees or directors of Company Options and Company Restricted Shares in the ordinary course of business, or (iv) the transfer or other disposition of securities between or among the Company and its subsidiaries;

·	declare, set aside, make or pay any dividend or other distribution with respect to any of its share capital (other than dividends paid by a direct or indirect subsidiary to the Company or to any of its subsidiaries), or enter into any agreement with respect to the voting of its share capital that is inconsistent with the transactions contemplated by the Merger Agreement;

·	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any Shares or other equity interests, or securities convertible or exchangeable into or exercisable for the Shares or other equity interests, except pursuant to the exercise or settlement of employee severance, retention, termination, change of control and other contractual rights existing on the date of the Merger Agreement;

·	acquire any interest in any entity or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any entity or any division thereof, except any such transactions that are consistent with past practice and are for consideration not in excess of $50 million (or an equivalent amount in RMB) individually and $200 million (or an equivalent amount in RMB) in the aggregate;

·	incur any indebtedness or issue any debt securities or other contracts evidencing indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness, except for (A) indebtedness incurred under the Company’s or any of its subsidiaries’ existing credit facilities as in effect on the date of the Merger Agreement, (B) indebtedness incurred in the ordinary course of business consistent with past practices in a principal amount not in excess of $50 million (or an equivalent amount in RMB) in the aggregate, and (C) indebtedness owed by any of the Company’s subsidiaries to the Company or any other subsidiary;

·	grant any lien or encumbrance on any of its assets, other than liens or encumbrances granted in connection with any indebtedness permitted above;

·	sell, transfer, assign or otherwise dispose of any entity, business, assets, rights or properties of the Company or any of its subsidiaries having a current value in excess of $80 million (or an equivalent amount in RMB) in the aggregate, except (A) dispositions in the ordinary course of business of obsolete, surplus or worn-out assets or assets that are no longer useful in the conduct of their business, (B) transfers among the Company and its subsidiaries, or (C) in the ordinary course of business consistent with past practice;

·	sell, transfer, assign, license, grant any other rights under, or otherwise dispose of, abandon, permit to lapse, permit to be subject to any lien, or fail to maintain any material intellectual property right, except with respect to intellectual property rights that are no longer used or useful in any of the Company’s or its subsidiaries’ respective businesses or pursuant to contracts in effect prior to the date of the Merger Agreement, or disclose to any entity any confidential information (except for disclosure of confidential information in the ordinary course of business consistent with past practice, pursuant to appropriate confidentiality agreements, pursuant to non-exclusive licenses of intellectual property granted to customers in the ordinary course of business consistent with past practice, or pursuant to obligations to maintain the security and confidentiality thereof arising by operation of law);

·	authorize, or make any commitment with respect to, capital expenditure in excess of $30 million (or an equivalent amount in RMB) individually or $100 million (or an equivalent amount in RMB) in the aggregate;

·	(A) grant or announce any stock option, equity, equity-linked or incentive awards, (B) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or (C) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing benefit plan or arrangement or any collective bargaining agreement, except (i) to the extent required under any existing benefit and compensation plan, (ii) as may be required pursuant to the terms of existing employment, severance, retention, change in control, consulting, termination or similar type of contract, (iii) as expressly permitted under the Merger Agreement in the case of any acceleration or cancellation of equity awards under the Company Share Plans, and (iv) in the ordinary course of business consistent with past practice;

·	make any material change in accounting principles, policies, practices, procedures or methods used by the Company, except as may be required by generally accepted accounting policies or as a result of a change in applicable law;

·	except as may be required by law, materially change any method of tax accounting, make or change any material tax election, file any materially amended tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, surrender any right to claim a material tax refund, fail to pay any material taxes as they become due and payable, or take any other similar action relating to the filing of any material tax return or the payment of any material tax, in each case to the extent such action would have the effect of materially increasing the tax liability of the Company or any of its subsidiaries for any period ending after the Closing Date or materially decreasing any tax attribute of the Company or any of its subsidiaries existing on the Closing Date;

·	settle, release, waive or compromise any pending or threatened action of or against the Company or any of its subsidiaries (A) for an amount in excess of $15 million (or an equivalent amount in RMB) in the aggregate, or (B) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries relating to the transactions contemplated by the Merger Agreement;

·	(A) enter into (other than extensions at the end of a term in the ordinary course of business), terminate or materially amend or modify any material contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any material contract, in each case that would reasonably be expected to have a Company Material Adverse Effect;

·	fail to maintain in full force and effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

·	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, other than the Merger, any merger or consolidation among the Company’s subsidiaries, or the dissolution or reorganization of a subsidiary in the ordinary course of business consistent with past practice; or

·	agree or commit to do any of the foregoing actions.

Each Parent Party agrees that, from the date of the Merger Agreement to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of any Parent Party to consummate the Merger or the other transactions contemplated under the Merger Agreement and the Plan of Merger.

Shareholders’ Meeting

The Company will, subject to certain exceptions, take all action necessary to duly call, give notice of, set a record date for and hold an extraordinary general meeting of its shareholders (the “Company Shareholders Meeting”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 filed in connection with the transactions contemplated by the Merger Agreement and the Plan of Merger, which shall not be held later than forty days (40) after the date on which Proxy Statement is mailed to the holders of Company Shares for the purpose of obtaining shareholder authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger (the “Shareholder Approval”).

The Company may recommend to its shareholders the adjournment of the Company Shareholders Meeting to a later date (but in any event no later than five business days prior to the End Date (as defined below)), in order to allow reasonable additional time for (a) the filing and mailing of, at the reasonable request of any party hereto, any supplemental or amended disclosure, and (b) such supplemental or amended disclosure to be disseminated and reviewed by the holders of the Company Shares prior to such adjourned meeting.

Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless permitted by the Merger Agreement or required to do so by applicable Law. In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new record date.

Unless there has been a Company Adverse Recommendation Change (as defined in this section of the proxy statement), the Company shall (a) make the recommendation to its shareholders, and (b) take all reasonable lawful action to solicit the Shareholder Approval. The Company shall, upon the reasonable request of Parent, use its commercially reasonable efforts to advise Parent at least on a daily basis on each of the last ten business days prior to the date of the Company Shareholders Meeting or any adjournment thereof, as to the aggregate tally of the proxies received by the Company with respect to the Shareholder Approval. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the authorization and approval of the Merger Agreement and the Plan of Merger and the transactions contemplated thereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the shareholders at the Company Shareholders Meeting or any adjournment thereof.

Acquisition Proposals

Until the Go-Shop Period End Date, the Company and its subsidiaries and their respective representatives are permitted (acting under the direction of the Special Committee) to directly or indirectly:

·	initiate, solicit and encourage Acquisition Proposals (as defined below), including by way of public disclosure and providing access to non-public information to any person pursuant to confidentiality agreements meeting certain requirements, provided that the Company will promptly provide to Parent any information concerning the Company or its subsidiaries that it has provided to any such person which was not previously provided to Parent; and

·	enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations.

Within 48 hours following the Go-Shop Period End Date, the Company is required to notify Parent of the material terms and conditions of any proposal or offers regarding an Acquisition Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity of such Excluded Party. After the Go-Shop Period End Date, the Company may continue to take any of the actions described above with respect to any proposals or offers regarding an Acquisition Proposal submitted by a person on or before the Go-Shop Period End Date if the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or may reasonably be expected to result in, a Superior Proposal (as defined below) (each such person, an “Excluded Party”).

Except as permitted by the terms of the Merger Agreement described below, the Company is required to immediately cease any discussions with any person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Acquisition Proposal, and (y) promptly request each person (other than Parent and any Excluded Party) that has prior to the date of the Merger Agreement executed a standstill, confidentiality or similar agreement in connection with such person’s consideration of an Acquisition Proposal to return or destroy all information required to be returned or destroyed by such person under the terms of the applicable agreement.

Except as permitted by the terms of the Merger Agreement described below, after the Go-Shop Period End Date until the Effective Time (or if earlier, the termination of the Merger Agreement in accordance with its terms), neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries authorize or permit any of their respective representatives to, directly or indirectly:

·	initiate, solicit, propose, encourage (including by providing information) or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

·	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any of its subsidiaries to any person with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;

·	grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover law, or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal;

·	approve, endorse, recommend, execute or enter into any agreement or other contract relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

·	propose, agree or publicly announce an intention to do any of the foregoing.

Prior to obtaining the approval by the Company’s shareholders of the Merger Agreement and the transactions contemplated thereby, the Company, its subsidiaries and t their representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach by the Company of the go-shop and non-solicitation provisions of the Merger Agreement, (i) grant a waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover law for the purpose of allowing any person or group to make an Acquisition Proposal; (ii) contact the person or group who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal; (iii) provide information (including any non-public information)concerning the Company or any of its subsidiaries in response to the request of the person or group who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the person or group so requesting such information an executed confidentiality agreements meeting certain requirements (a copy of which shall be provided to Parent within 48 hours), provided that the Company will concurrently make available to Parent any non-public information concerning the Company and its subsidiaries that is provided to any such person or group and that was not previously made available to Parent or its representatives; and/or (iv) engage or participate through the Special Committee in any discussions or negotiations with the person or group who has made such Acquisition Proposal. However, prior to taking any action described in (iii) or (iv) above, the Board (or the Special Committee) shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

Following the Go-Shop Period End Date, the Company will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Board or any representative of the Company, indicating the identity of the person or group making such offer or proposal, the material terms and conditions thereof (including copies of any written proposals or offers, including proposed agreements) and thereafter will keep Parent informed on a reasonably current basis (at least every two business days) of the status and terms of any such proposals or offers (including any amendments thereto that are material in any respect) and the status of any such discussions or negotiations. None of the Company, the Board or any committee of the Board shall enter into any binding agreement with any person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change (as defined below) in light of a Superior Proposal.

“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition, directly or indirectly, of 20% or more of the equity interests in the Company (by vote or by value) by any third party, (ii) any merger, consolidation, business combination, amalgamation, scheme of arrangement, reorganization, share exchange, sale, lease, license, exchange, transfer or other disposition of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any third party acquiring assets or business of the Company (including share capital of or interest in any subsidiary or affiliate of the Company) representing, directly or indirectly, 20% or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and its subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any equity interest in any entity that holds assets representing, directly or indirectly, 20% or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and its subsidiaries, taken as a whole, (iv) any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning directly or indirectly 20% or more of the outstanding ordinary shares and any other voting securities of the Company, or (v) any combination of the foregoing, in each case other than the Merger.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to 20% in the definition of “Acquisition Proposal” changed to 50%) that is not solicited in violation of the Merger Agreement and which the Board (upon recommendation of the Special Committee) determines in good faith would result in a transaction more favorable to the shareholders of the Company (other than the Founder Securityholders) from a financial point of view than the transactions provided for in the Merger Agreement after (i) consultation with its independent financial advisor and outside legal counsels and (ii) taking into consideration, among other things, all of the terms and conditions and all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by the Parent Parties prior to the time of determination), including likelihood of consummation. No offer or proposal constitutes a “Superior Proposal” if any financing required to consummate such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such offer or proposal.

No Company Adverse Recommendation Change

Except as permitted by the terms of the Merger Agreement described below, neither the Board nor any committee thereof will:

·	(i) withhold, withdraw, not continue to make, qualify or modify, or publicly propose or resolve to withhold, withdraw, not continue to make, qualify or modify, in a manner adverse to any Parent Party, the Board’s recommendation that the Company’s shareholders authorize and approve the Merger Agreement, the Plan of Merger and the Merger (the “Company Recommendation”), (ii) authorize, approve or recommend, or declare advisable or propose to authorize, approve or recommend an Acquisition Proposal, (iii) fail to recommend against any Acquisition Proposal subject to the tender offer rules under the Exchange Act within ten business days after the commencement of such Acquisition Proposal, (iv) fail to include the Company Recommendation in this proxy statement or (v) make any other public statement that is inconsistent with the Company Recommendation (any action described in (i) through (v), a “Company Adverse Recommendation Change”), provided that a “stop, look and listen” communication by the Board (or the Special Committee) pursuant to Rule 14d-9(f) of the Exchange Act, or a statement that the Board has received and is currently evaluating an Acquisition Proposal will not be deemed to be a Company Adverse Recommendation Change; or

·	cause or permit the Company or any of its subsidiaries to enter into any agreement or other contract relating to any Acquisition Proposal.

Notwithstanding the foregoing, prior to the time the Company’s shareholders approve the Merger Agreement and the transactions contemplated thereby, the Board (upon recommendation of the Special Committee) may (i) effect a Company Adverse Recommendation Change in response to an intervening event, if the Board (or the Special Committee) determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws, or (ii) effect a Company Adverse Recommendation Change and/or authorize the Company to terminate the Merger Agreement to enter into any agreement or other contract, in each case with respect to a bona fide written Acquisition Proposal that the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal, if and only if:

·	the Company shall have complied with its obligations described under the go-shop and non-solicitation provisions of the Merger Agreement;

·	prior to effecting a Company Adverse Recommendation Change or terminating the Merger Agreement to enter into any agreement or other contract relating to an Acquisition Proposal, (a) the Company shall have provided prior written notice to Parent at least five business days in advance, and (b) the Company shall, and shall cause its financial and legal advisors to, during the such five-business day period, (i) provide to Parent and representatives of the Parent Parties any confidential information that has been disclosed to the party making the Superior Proposal and has not been disclosed to Parent or representatives of the Parent Parties, (ii) negotiate with Parent and representatives of the Parent Parties in good faith to make such adjustments in the terms and conditions of the Merger Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (iii) permit Parent and representatives of the Parent Parties to make a presentation to the Board and the Special Committee regarding the Merger Agreement and any adjustments with respect thereto; and

·	following the end of such five-business day period, the Board (or the Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel and considering the terms of any proposed amendment or modification to the Merger Agreement and/or the financing documents with respect to the Merger Agreement, that (a) with respect to a Company Adverse Recommendation Change, failure to effect a Company Adverse Recommendation Change would still reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws or (b) with respect to a termination of the Merger Agreement to enter into any agreement or other contract with respect to an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, it has been agreed, among other provisions, that:

·	The Surviving Company and its subsidiaries will honor and fulfill the obligations of the Company and its subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries as in effect on the date of the Merger Agreement and (ii) all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the “Indemnified Parties”).

·	During the six years following the Effective Time, the Surviving Company and its subsidiaries will cause their respective memorandum and articles of association or other similar organizational documents to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association or other similar organizational documents of the Company and its subsidiaries as in effect on the date of the Merger Agreement, and will not amend, repeal, or otherwise modify these provisions except as required by applicable law.

·	From and after the Effective Time, the Surviving Company will indemnify and hold harmless, to the fullest extent permitted by applicable law, its memorandum and articles of association and any applicable contracts, each Indemnified Party against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, arising out of or pertaining to such Indemnified Party’s service as a director or officer of the Company or any subsidiary of the Company or services performed by such Person at the request of the Company or any subsidiary of the Company, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, and (ii) any claim arising from the transactions or actions contemplated under the Merger Agreement.

·	Prior to the Effective Time, the Company will and, if the Company is unable to, Parent will cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the extension of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, with terms at least as favorable as under the Company’s existing policy with respect to any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby); provided that in no event shall Parent or the Surviving Company be required to expend for such policy an annual premium amount in excess of 300% of the current annual premium paid by the Company; provided, further that if the annual premium of such insurance coverage exceed such amount, the Surviving Company will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Financing

The Parent Parties will use their reasonable best efforts to arrange (or cause to be arranged) the equity financing and debt financing (together, “Financing”) on the terms and conditions described in the Equity Commitment Letters and Debt Commitment Letters (collectively, “Financing Commitments”) in a timely manner including using reasonable best efforts to (i) negotiate (or cause to be negotiated) definitive agreements (the “Financing Agreements”) with respect thereto on the terms and conditions contained therein, (ii) satisfy (or cause to be satisfied) on a timely basis all conditions applicable to any of the Parent Parties in the Financing Agreements that are within their control and (iii) consummate (or cause to consummated) the Financing contemplated by the Financing Commitments at the closing of the Merger.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters or the definitive agreements with respect thereto, the Parent Parties will use their reasonable best efforts to arrange (or cause to be arranged) to obtain alternative financing, including from alternate sources, as promptly as practicable and in any event not later than ten business days prior to the End Date, on terms and conditions not materially less favorable, from the standpoint of the Company, to the Parent Parties and the applicable borrowers than those contained in the Debt Commitment Letters or the definitive agreements with respect thereto and any related fee letters and in an amount at least equal to the debt financing or such unavailable portion thereof, as the case may be.

Subject to certain exceptions permitted under the Merger Agreement, none of the Parent Parties will agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or Financing Agreements without the prior written consent of the Company if such amendments, modifications or waivers would (a) reduce the aggregate amount of the Financing or (b) impose new or additional conditions to the Financing that would reasonably be expected to (i) prevent or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement by any Parent Party, or (ii) adversely impact in any material respect the ability of the Parent Parties to enforce their rights against the other parties to the Financing Commitments or Financing Agreements.

The Company and its subsidiaries will use their commercially reasonable efforts prior to the closing of the Merger to cause representatives of the Company to provide such cooperation as may be reasonably requested by Parent and Merger Sub and the applicable borrowers under the Debt Commitment Letters in connection with the arrangement of the Financing, including: (a) participating in a reasonable number of meetings, presentations and due diligence sessions with the debt financing sources; (b) to the extent customary and in accordance with applicable law, facilitate the providing of guarantees and granting of a security interest (and perfection thereof) in and pledge of collateral and assist in the preparation of, and executing and delivering at the closing of the Merger, any definitive documents for the debt financing, as may be reasonably requested by Parent, provided that no such definitive documents shall be effective until the Effective Time; (c) using commercially reasonable efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the debt financing sources or the Debt Commitment Letters, provided that such documents will not take effect until the Effective Time; (d) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to the closing of the Merger relating to all indebtedness to be paid off, discharged and terminated on the date of such closing; (e) furnishing Parent, the applicable borrowers and their financing sources as promptly as reasonable practicable with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent; (f) taking all actions reasonably necessary to (i) permit the debt financing sources to evaluate the Company’s and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (ii) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time; and (g) furnishing Parent, the applicable borrowers and their financing sources promptly with all documentation and other information required by governmental entities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations.

Obligations of Founder Securityholders

Pursuant to the Merger Agreement, each Founder Securityholder has agreed to and to cause its affiliates to, (i) vote all Shares held or otherwise beneficially owned by it in favor of approving the Merger Agreement and the transactions contemplated thereby, and (ii) waive any Dissenter Rights or appraisal rights it may have under the Cayman Companies Law. Each Founder Securityholder will not, and will cause its affiliates not to, sell, transfer or otherwise dispose of any Shares in the Company held or otherwise beneficially owned by it between the date of the Merger Agreement and the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement under circumstances in which the Parent Termination Fee (as defined below) would not become due and payable, and (c) the termination of the Escrow Agreements in the event that the Merger Agreement is terminated under circumstances in which the Parent Termination Fee would become due and payable.

Other Covenants

The Merger Agreement contains additional agreements between the Company and the Parent Parties relating to, among other things:

·	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC and cooperation in response to any comments made by the SEC with respect to such statements;

·	the accuracy of the information supplied by the Parent Parties or the Company for inclusion or incorporation by reference in this proxy statement, the Rule 13e-3 transaction statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated under the Merger Agreement and the Plan of Merger;

·	access by Parent Parties and their authorized representatives to the senior management and key employees of the Company and material information concerning the business of the Company;

·	confidentiality;

·	efforts of each party to consummate the transactions contemplated under the Merger Agreement and the Plan of Merger;

·	notices of certain events;

·	participation in litigation relating to the Merger;

·	coordination of required governmental and third party filings and press releases and other public announcements relating to the Merger;

·	resignation of the directors of the Company;

·	matters relating to takeover laws;

·	delisting and deregistration of the ADSs;

·	treatment of the Company Convertible Notes;

·	prohibition against amendments of any agreements or arrangements with respect to any security of the Company among members of the Buyer Group and their affiliates; and

·	prohibition against any arrangements effective prior to the closing of the Merger with the Company’s management or employees that prohibit or restrict such persons from taking actions permitted under the go-shop and non-solicitation provisions of the Merger Agreement.

Conditions to the Merger

The obligations of each party to the Merger Agreement to effect the Merger and the other transactions contemplated thereby are subject to the satisfaction or waiver of the following conditions:

·	the shareholders of the Company shall have approved the Merger Agreement and the transactions contemplated thereby;

·	no law shall have been enacted, entered, promulgated or enforced and no order shall have been issued by any governmental entity which is in effect and enjoins, restrains, prohibits or otherwise makes illegal the consummation of the Merger; and

·	all PRC Required Approvals in relation to the transaction contemplated by the Merger Agreement shall have been obtained.

For purposes of the Merger Agreement, “PRC Required Approvals” mean the filings and/or registrations with the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC and/or the State Administration of Foreign Exchange of the PRC or the designated banks, and other procedures required by the State-Owned Assets Supervision and Administration Commission of the State Council of the PRC or other competent regulatory authorities (where applicable) to the extent required with respect to the transactions contemplated by the Merger Agreement and the other agreements entered into in connection with the Merger Agreement, other than the consents, approvals, authorizations or permits of, or filings with or notifications to, the governmental entities with authority over the enforcement of applicable antitrust or competition laws in any jurisdiction that is material to the business of the Company or any Parent Party.

The obligations of the Parent Parties to effect the Merger and the other transactions contemplated thereby are also subject to the satisfaction or waiver of the following conditions:

·	(i) other than representations and warranties of the Company regarding capitalization, the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger (or, to the extent such representations and warranties speak as of a specified date, as of such specified date) without regard to any materiality or similar qualifications, except where the failure to be so true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, and (ii) the representations and warranties of the Company regarding capitalization shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of the Merger Agreement and as of the closing date of the Merger;

·	the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

·	the Company shall have delivered to Parent a certificate, dated the closing date of the Merger, signed by an executive officer of the Company, confirming the satisfaction of the above conditions;

·	the aggregate amount of dissenting shares (excluding Shares owned by the Buyer Group and their affiliates) shall be less than 20% of the total outstanding Shares of the Company immediately prior to the Effective Time; and

·	since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect which is continuing.

The obligation of the Company to effect the Merger and the other transactions contemplated thereby are also subject to the satisfaction or waiver of the following conditions:

·	the representations and warranties of the Parent Parties set forth in the Merger Agreement shall be true and correct (without regard to any materiality qualification) as of the date of the Merger Agreement and as of the closing date of the Merger as if made at and as of such closing date (except to the extent that any such representation or warranty expressly speaks as of a specified date, as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by any Parent Party of its obligations under the Merger Agreement;

·	each Parent Party shall have performed or compiled in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by such Parent Party on or prior to the Closing Date; and

·	Parent shall have delivered to the Company a certificate, dated the closing date of the Merger, signed by an executive officer of Parent, confirming the satisfaction of the above conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time (if by the Company, acting only upon the recommendation of the Special Committee):

·	by mutual written consent of Parent and the Company; or

·	by either Parent or the Company:

▪	if the Merger shall not have been consummated by the End Date;

▪	if (i) any order of any governmental entity having competent jurisdiction is entered enjoining the Company or any Parent Party from consummating the Merger and such order has become final and non-appealable or (ii) there is any law that makes consummation of the Merger illegal or otherwise prohibited; or

▪	if the Company’s shareholders do not approve the Merger Agreement and the transactions contemplated thereby at the shareholder meeting convened for such purpose or any adjournment thereof;

provided that the right to terminate above is not available to any party whose failure to fulfill any obligation under the Merger Agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied; or

·	by the Company:

▪	if (i) any Parent Party shall have breached any of the covenants or agreements contained in the Merger Agreement such that the corresponding closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of any Parent Party contained in the Merger Agreement such that the corresponding closing condition would not be satisfied, and, in either case, such breach is incapable of being cured by the End Date or is not cured by the Parent Parties within 30 calendar days after receiving written notice from the Company; provided that the Company shall not have this right to terminate if, at the time of such termination, there exists a breach by the Company of the Merger Agreement that would result in the corresponding conditions to the obligations of the Parent Parties not being satisfied;

▪	(i) all of the conditions to the obligations of the Parent Parties (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) the Parent Parties fail to complete the Merger within 15 business days; or

▪	prior to obtaining the approval by the Company’s shareholders of the Merger Agreement and the transactions contemplated thereby, in order to enter into an agreement or other contract with respect to a Superior Proposal in accordance with the go-shop and non-solicitation provisions described above; or

·	by Parent:

▪	if (i) the Company shall have breached any of the covenants or agreements contained in the Merger Agreement such that the corresponding closing condition would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in the Merger Agreement such that the corresponding closing condition would not be satisfied, and, in either case, such breach is incapable of being cured by the End Date or is not cured by the Company within 30 calendar days after receiving the written notice from any Parent party; provided that Parent shall not have this right to terminate if, at the time of such termination, there exists a breach by any Parent Party of the Merger Agreement that would result in the corresponding conditions to the obligations of the Company not being satisfied; or

▪	if (i) the Board or any committee thereof shall have effected a Company Adverse Recommendation Change, or (ii) the Board has approved or recommended, or entered into or allowed the Company or any of its subsidiaries to enter into an agreement or other contract with respect to an Acquisition Proposal.

Termination Fee

The Company is required to pay Parent a termination fee of approximately RMB1.44 billion (or RMB641 million in certain circumstances described below) (the “Company Termination Fee”) if the Merger Agreement is validly terminated in accordance with the termination provisions:

·	by Parent due to (a) a breach by the Company of any representation, warranty, covenant or agreement in the Merger Agreement, or (b) the Board or any committee thereof effecting a Company Adverse Recommendation Change or the Board approving or recommending, or entering into or allowing the Company or any of its subsidiaries to enter into an agreement or other contract with respect to an Acquisition Proposal;

·	by the Company in order to enter into an agreement or other contract with respect to a Superior Proposal; or

·	by either Parent or the Company, if at or prior to such termination, a third party has delivered to the Board a bona fide Acquisition Proposal (provided that, all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”), such Acquisition Proposal is not withdrawn prior to such termination, and within 12 months after such termination, the transactions contemplated by the acquisition proposal are consummated.

However, in the event the Merger Agreement is terminated (i) by the Company in order to enter into an agreement or other contract with respect to a Superior Proposal or (ii) by Parent due to the Board or any committee thereof effecting a Company Adverse Recommendation Change or the Board approving or recommending, or entering into or allowing the Company or any subsidiary of the Company to enter into an agreement or other contract with respect to an Acquisition Proposal, in each case in connection with an Acquisition Proposal received by the Company at or prior to the Go-Shop Period End date, the termination fee payable by the Company will be RMB641 million.

Parent is required to pay the Company a termination fee of approximately RMB2.88 billion (or RMB641 million in certain circumstances described below) (the “Parent Termination Fee”) if the Merger Agreement is validly terminated in accordance with the termination provisions:

·	by the Company due to a breach by any Parent Party of any representation, warranty, covenant or agreement of the Merger Agreement; or

·	(i) all of the conditions to the obligations of the Parent Parties (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the closing conditions solely for the benefit of the Company (other than those conditions that by their nature are only to be satisfied by actions taken at the closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that the Company is ready, willing and able to consummate the Merger and (iii) the Parent Parties fail to complete the Merger within 15 business days.

However, the termination fee payable by Parent will be RMB641 million if the Merger Agreement is terminated by the Company or by Parent (i) due to failure of the Merger to be consummated by the End Date, as a result of the PRC Required Approvals not being obtained by the End Date, or (ii) as a result of any order from a governmental entity enjoining the consummation of the Merger, while (a) the Company has not breached the Merger Agreement in any material respect such that the corresponding closing condition would not be satisfied, and (b) all other conditions to closing (other than those that by their terms are to be satisfied at the closing) have been satisfied or waived.

Remedies and Limitations on Liability

The Company and the Parent parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

In the event that the Parent Parties fail to effect the closing when required to under the Merger Agreement for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform under the Merger Agreement, then, except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement, the Company’s termination of the Merger Agreement and receipt of the Parent Termination Fee and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, its subsidiaries, the direct or indirect shareholders of the Company or any other person, or any of their respective affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents (collectively, the ”Company Group”) against (A) any Parent Party or the Guarantors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholders, assignees of any Parent Party or any Guarantor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to any Parent Party or any Guarantor or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing ((A) through (D), collectively, the ”Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder or other failure of the Merger to be consummated.

If the Company pays the Company Termination Fee pursuant to the terms of the Merger Agreement, then any such payment shall be the sole and exclusive remedy of the Parent Group against the Company Group and none of the members of Company Group shall have any further liability or obligation relating to or arising out of the Merger Agreement, the transactions contemplated hereby or the failure of the Merger to be consummated.

Amendment

The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that the Company may only take such action with the approval of the Special Committee; provided, further that after the shareholders of the Company approve the Merger Agreement and the transactions contemplated thereby, no amendment that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s shareholders may be made without such further approval having been obtained.

PROVISIONS FOR UNAFFILIATED HOLDERS

No provision has been made to (a) grant the Unaffiliated Holders access to corporate files of the Company or any member of the Buyer Group or (b) allow the Unaffiliated Holders to obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTER RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares (“Dissenter Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

A Dissenting Shareholder is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your Dissenter Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by you and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenter Rights, the following procedures must be followed:

·	You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

·	Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all Dissenting Shareholders who have served a Notice of Objection.

·	Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any Dissenting Shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A Dissenting Shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the Dissenting Shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, and the rights to participate fully in proceedings to determine the fair value of such Shares and to seek relief on the grounds that the Merger is void or unlawful.

·	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

·	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with the Company as to the fair value of their Shares, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

·	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to Dissenter Rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenter Rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your Dissenter Rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for delivery of Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise Dissenter Rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286.

If you do not satisfy each of these requirements, you cannot exercise Dissenter Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company’s offices at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China, attention: Investor Relations Department.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $51.33 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise Dissenter Rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following tables set forth a summary of historical consolidated financial information of the Company for each of the two years ended December 31, 2013 and 2014 and the six months ended June 30, 2015. The historical consolidated statements of operations data for the two years ended December 31, 2013 and 2014 and the consolidated balance sheet data as of December 31, 2013 and 2014 have been derived from the audited consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, included in the Company’s annual report on Form 20-F for the year ended December 31, 2014, beginning on page F-1 which are incorporated into this proxy statement by reference. The historical consolidated statements of operations data for the six months ended June 30, 2014 and 2015 and the consolidated balance sheet data as of June 30, 2014 and 2015 have been derived from the Company’s unaudited interim consolidated financial statements for the six months ended June 30, 2014 and 2015, prepared in accordance with U.S. GAAP, included in the Company's 2015 second quarter earnings release in its report on Form 6-K furnished to the SEC on September 8, 2015. The Company’s historical results do not necessarily indicate results expected for any future periods. The consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s annual report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference; and the report on Form 6-K furnished to the SEC on September 8, 2015. See “Where You Can Find More Information” for a description of how to obtain a copy of such annual report and the report on Form 6-K on September 8, 2015.

	Years Ended December 31,		Six Months Ended June 30,
	2013	2014	2014	2015
	($ in thousands, except share and per share data)
Statement of Operations Data
Revenues	671,088	1,390,660	583,056	822,687
Cost of revenues	(87,838)	(305,462)	(117,016)	(183,940)
Subsidy income	2,349	8,506	920	8,810
Operating expenses:
Selling and marketing	(110,104)	(333,701)	(153,640)	(196,806)
General and administrative	(117,148)	(94,260)	(44,277)	(65,093)
Product development	(255,248)	(406,250)	(185,574)	(228,655)
Total operating expenses	(482,500)	(834,211)	(383,491)	(490,554)
Income from operations	103,099	259,493	83,469	157,003
Interest income	10,398	25,605	9,919	14,211
Interest expense	(5,572)	(25,518)	(8,777)	(16,429)
Other income	590	1,803	502	797
Exchange gain (loss)	5,105	(11,899)	(11,725)	1,952
Gain in connection with short-term investments	327	10,230	7,348	48,287
Gain (loss) in connection with long-term investments	11,216	26,780	26,789	(23,575)
Gain (loss) on disposal of subsidiaries	(1,144)	—	—	—
Income before income tax expense and loss from equity method investments	124,019	286,494	107,525	182,246
Income tax expense	(23,423)	(51,425)	(16,880)	(43,767)
Loss from equity method investments	(2,747)	(18,906)	(5,748)	(20,734)
Net income	97,849	216,163	84,897	117,745
Add: Net loss attributable to noncontrolling interest.	1,803	6,605	3,348	16,636
Net income attributable to Qihoo 360 Technology Co. Ltd.	99,652	222,768	88,245	134,381
Net income attributable to ordinary shareholders of Qihoo 360 Technology Co. Ltd.	99,652	222,768	88,245	134,381
Net income per ordinary share—basic	0.55	1.20	0.48	0.72
Net income per ordinary share—diluted	0.52	1.13	0.45	0.69
Weighted average shares used in calculating net income per ordinary share—basic	180,476,681	185,107,216	184,247,610	185,775,251
Weighted average shares used in calculating net income per ordinary share—diluted	193,036,850	197,491,372	197,594,623	194,899,623

	As of December 31,		As of June 30,
	2013	2014	2015
	$	$	$
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	1,013,465	1,645,234	1,180,407
Total current assets	1,157,717	2,096,149	1,680,120
Total non-current assets	411,179	1,235,421	1,792,116
Total assets	1,568,896	3,331,570	3,472,236
Total current liabilities	208,598	540,229	590,695
Total non-current liabilities	606,220	1,649,073	1,659,416
Total liabilities	814,818	2,189,302	2,250,111
Capital stock	189	193	194
Noncontrolling interest	17,185	113,670	132,265
Total equity	754,078	1,142,268	1,222,125

Ratio of Earnings to Fixed Charges

	As of December 31,		As of June 30,
	2013	2014	2015
Ratio of earnings to fixed charges(1)	23.09	11.75	11.84

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies, adding fixed charges and the Company’s share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, and subtracting the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges are interest expensed and capitalized. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

Net Book Value per Share of Our Shares

The net book value per Share as of June 30, 2015 was $6.44 based on 189,757,657 issued and outstanding Shares as of that date.

TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

In October 2014, the Board approved another share repurchase program, which provided authorization to purchase up to $200 million worth of outstanding ADSs. This program was completed in February 2015. In March 2015, the Board approved a share repurchase program to purchase up to $200 million of the Company’s ADSs.

The following table sets forth the repurchases of ADSs by the Company under its share repurchase programs for each applicable period during the past two years.

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
December 2014	1,812,750	$53.89 to $67.34	$59.69
January 2015	1,204,430	$54.51 to $60.00	$58.11
February 2015	373,767	$54.35 to $58.40	$58.36
September 2015	3,420,737	$44.60 to $49.82	$46.76
October 2015	271,600	$47.09 to $48.50	$47.66

Purchases by the Buyer Group

The following tables set forth the purchases of ADSs by members of the Buyer Group and their respective affiliates on the open market for each applicable period during the past two years.

Purchase by Young Vision and/or its affiliates

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
2014
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	200,000	61.94-66.50	63.54
2015
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
Total	200,000	N/A	N/A

Purchases by Sunshine Life Insurance Company Ltd. and/or its affiliates

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
2014
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
2015
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	100,000	66.82-68.45	67.64
Fourth quarter	—	—	—
Total	100,000	N/A	N/A

Purchase by Taikang Life Insurance Co., Ltd. and/or its affiliates

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
2014
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	19,902	68.43	68.43
2015
First quarter	96,000	48.62-51.92	50.21
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
Total	115,902	N/A	N/A

Purchases by New China Capital International Management Limited and/or its affiliates

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
2014
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
2015
First quarter	—	—	—
Second quarter	150,000	54.72-59.05	57.83
Third quarter	283,577	61.59-64.76	62.93
Fourth quarter	—	—	—
Total	433,577	N/A	N/A

Purchases by Tai Ping Asset Management Co., Ltd. and/or its affiliates

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
2014
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
2015
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	86,000	57.87-66.24	62.84
Total	86,000	N/A	N/A

Purchase by Greenland Financial Holdings Group Co., Ltd. and/or its affiliates

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
2014
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
2015
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	8,000	59.12	59.12
Fourth quarter	—	—	—
Total	8,000	N/A	N/A

Purchase by China Merchants Wealth Asset Management Co., Ltd. and/or its affiliates

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
2014
First quarter	—	—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
2015
First quarter	—	—	—
Second quarter	4,000	58.90	58.9
Third quarter	—	—	—
Fourth quarter	—	—	—
Total	4,000	N/A	N/A

Purchase by Shanghai Trust Bridge Partners Investment Management LLC and/or its affiliates

Period	Total Number of ADSs Purchased	Range of Prices Paid per ADS	Average Price Paid per ADS
2014
First quarter	—	—	—
Second quarter	230,000	68.36-77.96	75.14
Third quarter	145,000	63.85-68.30	66.43
Fourth quarter	—	—	—
2015	—	—	—
First quarter	50,000	47.45	47.45
Second quarter	—	—	—
Third quarter	30,000	49.19	49.19
Fourth quarter	—	—	—
Total	455,000	N/A	N/A

Prior Public Offerings

The Company completed an initial public offering of 13,927,420 ADSs on April 4, 2011. On March 30, 2011, the Company listed its ADSs on the NYSE under the symbol “QIHU.” On September 5, 2013, the Company completed an offering of $600 million 2.50% convertible senior notes due 2018 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and non-U.S. persons in offshore transactions in compliance with Regulation S of the Securities Act. On August 6, 2014, the Company completed an offering of $450 million 0.50% convertible senior notes due 2020 and $450 million 1.75% convertible senior notes due 2021 to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and non-U.S. persons in offshore transactions in compliance with Regulation S under the Securities Act.

The Company did not make any underwritten public offering of its securities during the past three years.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Limited Guarantees, the Global Village Guarantee, the Escrow Agreements, the Debt Commitment Letters, the Equity Commitment Letters and the Interim Investors Agreement, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, any of the Parent Parties, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of February 29, 2016, by:

·	each of the Company's directors and executive officers;

·	the Company's directors and executive officers as a group; and

·	each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of February 29, 2016, the Company has 180,839,445 Shares outstanding (excluding Shares owned by the Company as treasury shares and Shares reserved (but not yet allocated) by the Company for future issuance upon exercise of vested options). Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, the Company has included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Hongyi Zhou(1)	31,290,254.5	17.3
Xiangdong Qi(2)	14,714,126	8.1
Shu Cao(3)	5,227,784.5	2.9
Neil Nanpeng Shen(4)	*	*
Ming Huang	*	*
William Mark Evans	*	*
Eric Chen	—	—
Jianwen Liao	—	—
Jue Yao	*	*
Alex Zuoli Xu	*	*
Chao Yang	—	—
Catherine Liu	—	—
Jie Chen	*	*
Yunduan Zheng	—	—
Yiran Xu	—	—
All directors and executive officers as a group	53,881,611.5	29.5

Principal Shareholders:
Global Village Associates Limited(5)	31,177,754.5	17.2
Young Vision Group Limited(6)	14,714,126	8.1

* Less than 1% of our outstanding ordinary shares.

(1)	Consists of (i) 112,500 Class A ordinary shares beneficially owned by Mr. Zhou in the form of ADSs, and (ii) 51,723 Class A ordinary shares held by Global Village, and (iii) 1,785,565.5 Class A ordinary shares in the form of ADSs held by Global Village, and (iv) 29,340,466 Class B ordinary shares held by Global Village. Global Village is a British Virgin Islands company, which is wholly-owned by Fair Point International Limited (“Fair Point”), a British Virgin Islands company, which is wholly-owned by a revocable trust constituted under the laws of Singapore with Hongyi Zhou and his wife as the settlers and Mr. Zhou as investment manager with sole voting and dispositive power and certain family members of Mr. Zhou as the beneficiaries. The registered address of Global Village is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The registered address of Fair Point is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(2)	Consists of (i) 2,790,780 Class A ordinary shares in the form of ADSs held by Young Vision, and (ii) 11,923,346 Class B ordinary shares held by Young Vision. Young Vision is a British Virgin Islands company, which is wholly-owned by East Line Holdings Limited (“East Line”), a British Virgin Islands company, which is in turn wholly-owned by Mr. Qi. Mr. Qi expressly disclaims beneficial ownership in 574,039 Class B ordinary shares allocated to award the Company’s employees and consultants under the Company’s 2006 Employee Share Vesting Scheme. The registered address of East Line is Abbott Building, Road Town, Tortola, British Virgin Islands.

(3)	Consists of (i) 4,892,142 Class A ordinary shares in the form of ADSs, (ii) 243,876 Class B ordinary shares, all of which are held by Sino Honor, a British Virgin Islands company wholly-owned by Mr. Cao, (iii) 54,514.5 Class A ordinary shares in the form of ADSs held by Mr. Cao, (iv) 37,251 Class A ordinary shares in the form of American depositary shares and (v) one Class B ordinary share, all of which are held by Flying Great Limited (“Flying Great”), a British Virgin Islands company wholly-owned by Mr. Cao. Mr. Cao expressly disclaims beneficial ownership in the 4,892,142 Class A and 243,876 Class B ordinary shares held by Sino Honor, which were allocated to award the Company’s employees and consultants under the Company’s 2006 Employee Share Vesting Scheme. The registered address of Sino Honor is P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. The registered address of Flying Great is P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(4)	Consists of (i) 85,299 Class A ordinary shares in the form of ADSs held by Sequoia Capital China UR Holdings Limited and (ii) 670,972 Class A ordinary shares in the form of ADSs held by Neil Nanpeng Shen. Sequoia Capital China UR Holdings Limited is a limited partner of Sequoia Capital China Management I, L.P. and Neil Nanpeng Shen is the Director of, and wholly owns Sequoia Capital China UR Holdings Limited. The registered address of Sequoia Capital China UR Holdings Limited is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(5)	Global Village is wholly-owned by Fair Point. Fair Point is wholly-owned by a revocable trust constituted under the laws of Singapore with Hongyi Zhou and his wife as the settlers and Mr. Zhou as investment manager with sole voting and dispositive power and certain family members of Mr. Zhou as the beneficiaries. The registered address of Global Village is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The registered address of Fair Point is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(6)	Young Vision is wholly-owned by East Line. East Line is wholly-owned by Mr. Qi. The registered address of Young Vision is 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands. The registered address of East Line is Abbott Building, Road Town, Tortola, British Virgin Islands. Young Vision and East Line expressly disclaims beneficial ownership in 574,039 Class B ordinary shares allocated to award our employees and consultants under our 2006 Employee Share Vesting Scheme.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

·	the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

·	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

·	the cash position of the Company and its subsidiaries at the Effective Time;

·	debt or equity financing may not be funded at the Effective Time because of the failure of the Parent Parties to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

·	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

·	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

·	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

·	diversion of our management’s attention from our ongoing business operations;

·	loss of our senior management;

·	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

·	our failure to comply with regulations and changes in regulations;

·	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

·	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2014. See “Where You Can Find More Information” beginning on page 127 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with or furnishes to the SEC by going to the “Investor Relations” section of our website at http://ir.360.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 27, 2015 and the Company’s report on Form 6-K furnished to the SEC on September 8, 2015 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company at +86 10-5878-1574 or email to ir@360.cn.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED MARCH 3, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TIANJIN Qixin Zhicheng TECHNOLOGY Co., Ltd.
(天津奇信志成科技有限公司),

Tianjin Qixin Tongda Technology Co., Ltd.
(天津奇信通达科技有限公司),

True Thrive Limited
(诚盛有限公司),

New Summit Limited
(新峰有限公司)

Qihoo 360 Technology Co. Ltd.,

and solely for purposes of Section 6.19 hereto,

Global Village Associates Limited

and

Young Vision Group Limited

Dated as of December 18, 2015

i

ii

Exhibits

EXHIBIT A – Plan of Merger

EXHIBIT B – Equity Investors

EXHIBIT C – Guarantors

iii

AGREEMENT AND PLAN OF MERGER (including the exhibits and disclosure schedules attached hereto, this "Agreement"), dated as of December 18, 2015, by and among Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the PRC ("Holdco"), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the PRC ("Parent"), True Thrive Limited (诚盛有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands ("Midco"), New Summit Limited (新峰有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands ("Merger Sub" and, together with Holdco, Parent and Midco, each a "Parent Party" and collectively the "Parent Parties"), Qihoo 360 Technology Co. Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Company"), and solely for purposes of Section 6.19 hereto, Global Village Associates Limited, a British Virgin Islands company ("Global Village"), and Young Vision Group Limited, a British Virgin Islands company ("Young Vision" and, together with Global Village, the "Founder Securityholders"). Each of Holdco, Parent, Midco, Merger Sub and the Company are referred to herein as a "Party" and together as "Parties".

WHEREAS, it is proposed that Merger Sub will merge with and into the Company in accordance with the Companies Law (2013 Revision) of the Cayman Islands (the "Cayman Companies Law") and the terms and conditions of this Agreement (the "Merger"), with the Company surviving the Merger and becoming a wholly owned subsidiary of Midco as a result of the Merger;

WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of an special committee of the Company Board consisting of independent directors (the "Special Committee"), has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger and the Merger, in each case in accordance with the Cayman Companies Law;

WHEREAS, the respective boards of directors of the Parent Parties have each unanimously (i) determined that it is in the best interests of their respective shareholders for such Parent Party to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and Midco, as the sole shareholder of Merger Sub, has authorized and approved this Agreement, the Plan of Merger and the Merger, in each case in accordance with the Cayman Companies Law; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, each of the Guarantors is entering into a limited guarantee in favor of the Company with respect to certain obligations of the Parent Parties under this Agreement (each, a "Limited Guarantee", and collectively, the "Limited Guarantees").

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article I
Defined Terms and Interpretation

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

(a)          "2018 Notes" shall mean the Company's 2.5% Convertible Senior Notes due September 15, 2018 that were issued pursuant to the 2018 Notes Indenture.

(b)          "2018 Notes Indenture" shall mean that certain indenture, dated September 5, 2013, as amended or supplemented, by and between the Company and Citicorp International Limited, as trustee.

(c)          "2018 Fundamental Change Repurchase Date" shall mean the "Fundamental Change Repurchase Date" as defined in the 2018 Notes Indenture.

(d)          "2020 Notes" shall mean the Company's 0.5% Convertible Senior Notes due August 15, 2020 that were issued pursuant to the 2020 Notes Indenture.

(e)          "2020 Notes Indenture" shall mean that certain indenture, dated August 6, 2014, as amended or supplemented, by and between the Company and Citicorp International Limited, as trustee.

(f)          "2020 Fundamental Change Repurchase Date" shall mean the "Fundamental Change Repurchase Date" as defined in the 2020 Notes Indenture.

(g)          "2021 Notes" shall mean the Company's 1.75% Convertible Senior Notes due August 15, 2021 that were issued pursuant to the 2021 Notes Indenture.

(h)          "2021 Notes Indenture" shall mean that certain indenture, dated August 6, 2014, as amended or supplemented, by and between the Company and Citicorp International Limited, as trustee.

(i)          "2021 Fundamental Change Repurchase Date" shall mean the "Fundamental Change Repurchase Date" as defined in the 2021 Notes Indenture.

(j)          "Acceptable Confidentiality Agreement" means an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the NDAs, which does not include any provision calling for any exclusive right to negotiate or having the effect of restricting the Company from satisfying its obligations under this Agreement.

A-2

(k)          "Acquisition Proposal" shall mean any proposal or offer relating to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, amalgamation, scheme of arrangement, reorganization, share exchange, sale, lease, license, exchange, transfer or other disposition of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Third Party acquiring assets or business of the Company (including share capital of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning directly or indirectly twenty percent (20%) or more of the outstanding Company Shares and any other voting securities of the Company, or (v) any combination of the foregoing, in each case other than the Merger.

(l)          "ADSs" shall mean the Company's American depositary shares, each two of which represent three Class A Shares.

(m)         "Affiliate" of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or as trustee or executor, by Contract or otherwise.

(n)          "Alternative Acquisition Agreement" means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

(o)          "Buyer Group Parties" means, collectively, the parties to any of the Buyer Group Contracts.

(p)          "Business Day" shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of New York, Cayman Islands, Hong Kong or PRC or is a day on which banking institutions located in New York, Cayman Islands, Hong Kong or PRC are authorized or required by Law or other action of any Governmental Entity to close.

A-3

(q)          "Class A Share" shall mean each Class A ordinary share, par value $0.001 per share of the Company.

(r)          "Class B Share" shall mean each Class B ordinary share, par value $0.001 per share of the Company.

(s)          "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

(t)          "Company Convertible Notes" shall mean, collectively, the 2018 Notes, 2020 Notes and 2021 Notes.

(u)          "Company Memorandum and Articles" shall mean the Fifth Amended and Restated Memorandum of Association and Articles of Association of the Company adopted by special resolution passed on March 14, 2011 and effective upon completion of the Company's initial public offering of Class A Shares represented by ADSs.

(v)         "Company Disclosure Schedule" shall mean the disclosure schedule delivered by the Company to the Parent Parties concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality" or "Company Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

A-4

(w)          "Company Material Adverse Effect" shall mean any fact, event, circumstance, development, condition, change, occurrence or effect that has or would reasonably be expected to (i) have, individually or in the aggregate with all other facts, events, circumstances, developments, conditions, changes, occurrences or effects, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement in accordance with its terms; provided that in no event shall any of the following in and of itself constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes or modifications after the date of this Agreement in GAAP or regulatory accounting requirements or changes after the date of this Agreement in Laws (or interpretations or enforcement thereof) or directives or policies of a Governmental Entity, in each case of general applicability that are applicable to the Company or any of the Company Subsidiaries; (B) changes, effects or circumstances generally affecting the principal industries or markets in which the Company and the Company Subsidiaries operates; (C) changes in the general business, economic or political conditions in the U.S. or the PRC or any other country or region in which the Company or any of the Company Subsidiaries has material business operations; (D) changes in the financial, credit or securities markets in the U.S. or the PRC or any other country or region in which the Company or any of the Company Subsidiaries has material business operations; (E) the public disclosure of this Agreement or the transactions contemplated under this Agreement, including the Merger, or the consummation of such transactions or the announcement of the execution of this Agreement, including any announcement of shareholder litigation (including with respect to appraisal rights); (F) any change in the price of the Company Shares or trading volume as quoted on the NYSE (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters or epidemics; (H)  the failure by the Company or any of the Company Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (I) any change resulting or arising from the identity of, or any facts or circumstances relating to, any of the Parent Parties or any of their respective Affiliates; (J) any loss of, or change in, the relationship of the Company or any of the Company Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, executive officers, employees, investors, or joint venture partners that is primarily caused by the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, including the Merger, or the announcement of any of the foregoing; (K) actions or omissions of the Company or any of the Company Subsidiaries taken (x) as required by this Agreement, (y) with the written consent of the Parent Parties or Guarantors, or (z) at the written request of the Parent Parties or Guarantors; (L) any breach of this agreement by the Parent Parties; (M) any breach of this Agreement by any Parent Party; or (N) any issues, events, actions or non-actions listed in Section 1.1(w) of the Company Disclosure Schedule; provided, further, that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (A), (B), (C), (D) and (G) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects specifically relate to the Company or any Company Subsidiary or individually or in the aggregate have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and the Company Subsidiaries conduct their business.

A-5

(x)          "Company Option" means each option to purchase shares granted under the Company Share Plans on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

(y)          "Company Restricted Share" shall mean the share awards granted to the employees and certain directors of the Company which are subject to certain vesting schedule and/or other restrictions pursuant to the Company Share Plans and not yet reflected in the Company’s register of members.

(z)          "Company Shares" shall mean collectively, all of the Class A Shares and Class B Shares of the Company.

(aa)         "Company Share Plans" shall mean, collectively, the 2006 Employee Share Option Scheme, 2006 Employee Share Vesting Scheme and 2011 Share Incentive Plan of the Company, and any other equity incentive arrangements of the Company, each as amended and restated.

(bb)         "Contract" shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, deed of trust, agreement, arrangement, plan or other instrument, right or obligation.

(cc)         "Depositary" shall mean The Bank of New York Mellon.

(dd)         "Deposit Agreement" shall mean the amended and restated deposit agreement, , among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder, as amended and restated on or about May 19, 2014.

(ee)         "Environmental Laws" shall mean, whenever in effect, any Law and all Contracts or other obligations relating to pollution, the protection of the environment, public health and safety, occupational health and safety or fire safety.

(ff)          "Equity Interest" shall mean any share, share capital, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

(gg)         "Equity Investors" shall mean the Persons set forth on Exhibit B hereto.

(hh)         “Escrow Agreements” shall mean the escrow agreements each dated the date hereof among certain prospective investors in Parent, Parent and the Company.

(ii)          "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

A-6

(jj)         "Excluded Shares" shall mean (i) Company Shares owned by (or represented by ADSs which are owned by) any Parent Party or the Company (as treasury shares, if any), any Company Shares (including Company Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Options or by any direct or indirect wholly-owned Subsidiary of any Parent Party or the Company, in each case immediately prior to the Effective Time, (ii) Dissenting Shares (if any), and (iii) Founder Securities.

(jj)         "Exercise Price" means, with respect to any Company Option, the applicable exercise price per share underlying such Company Option.

(kk)        "Founder Securities" means (i) 3,534 Class A Shares and 29,340,466 Class B Shares held by Global Village and (ii) 4,904,709 Class B Shares held by Young Vision.

(ll)          "GAAP" shall mean generally accepted accounting principles as applied in the United States.

(mm)       "Governmental Entity" shall mean any and all PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC governmental, administrative, judicial or regulatory Person or any instrumentality thereof, authority, agency, department, bureau, commission, body, court, self-regulatory organization, or other legislative or judicial governmental entity or arbitrator.

(nn)         "Guarantors" shall mean the Persons set forth on Exhibit C hereto.

(oo)         "Indebtedness" shall mean, without duplication, (i) any indebtedness for borrowed money or issued in substitution for, or in exchange of, indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security or under any swap, cap, future or other derivative financial instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligation in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (v) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any guarantee (including guarantees in the form of an agreement to repurchase or reimburse) of any indebtedness, including such obligations described in clauses (i) through (vii) of this definition.

(pp)         "Indenture Agreements" shall mean, collectively, the 2018 Notes Indenture, 2020 Notes Indenture and 2021 Notes Indenture (and each, an "Indenture Agreement").

A-7

(qq)         "Intellectual Property" shall mean, collectively, all intellectual property and proprietary rights in any jurisdiction throughout the world and tangible embodiments thereof, including all (i) patents, patent applications (including provisional applications), patent disclosures, invention disclosures, utility models, design patents, certificates of invention, supplementary protection certificates, and industrial designs, and applications for any of the foregoing, including continuations, continuations-in-part, divisionals, substitutions, re-examinations, re-issues, additions, renewals, extensions, patent term extensions, confirmations, registrations, requests for continued examinations, and foreign counterparts, (ii) trademarks, service marks, certification marks, trade dress, trade styles, logos, designs, slogans, taglines, brands, product names, trade names, corporate names, domain names, websites, uniform resource locators, web addresses, other names and locators associated with the Internet, rights to social media accounts, and other indicia of source, origin or quality, and registrations and applications for registration for each of the foregoing, including renewals, and any translations, adaptations, derivations and combinations of any of the foregoing, together with all goodwill of any business symbolized by any of the foregoing (collectively, "Marks"), (iii) copyrights, copyrightable works, works of authorship, content, website content, moral rights, data and database rights, and mask works, and registrations and applications for registration for each of the foregoing, including renewals, (iv) trade secrets and confidential or proprietary information (including ideas, discoveries, improvements, recipes, specifications, concepts, methods, processes, techniques, instructions, formulae, compositions, inventions (whether or not patentable or reduced to practice), know-how, technology, research and development information, Personal Data, data, databases, records, notebooks, drawings, blueprints, flowcharts, diagrams, sketches, specifications, designs, models, methodologies, documentation, plans, proposals, technical and non-technical data, test results, pricing, sales, marketing and cost data and information, financial and marketing plans, and customer and supplier lists and information), (v) Software, (vi) privacy rights and data protection rights, and rights of publicity, (vii) other registrations and applications for any of the foregoing, and (viii) other intellectual property and proprietary rights.

(rr)         "Intervening Event" shall mean a material event, occurrence or development with respect to the Company or the Company Subsidiaries or the business, assets or operations of the Company or the Company Subsidiaries that was not known to the Special Committee on the date of this Agreement, which event, occurrence or development becomes known to the Company Board or the Special Committee before receipt of the Shareholder Approval; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal constitute an Intervening Event.

(ss)         "Knowledge" shall mean (i) in the case of the Company, the actual knowledge of the individuals listed in Section 1.1(ss) of the Company Disclosure Schedules, and (ii) in the case of any Parent Party or any other member of the Parent Group, the actual knowledge of each director thereof.

A-8

(tt)          "Law" shall mean any Order or any PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.

(uu)        "Leasehold Improvements" shall mean all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by Company or any Company Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

(vv)        "Lien" shall mean, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien, license, covenant not to sue, option, right of first refusal, right of first offer, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) in respect of such asset, and, with respect to an Equity Interest, any right of first refusal, right of first offer, transfer restriction or call option in respect of such Equity Interest.

(ww)       "MOFCOM" shall mean the Ministry of Commerce of the PRC or its competent local counterparts.

(xx)        "NDAs" shall mean, collectively, (i) those certain confidentiality agreements, dated as of August 10, 2015, between the Company and each of Mr. Hongyi Zhou, GBC Transformer Investment Ltd., Beijing Sequoia Shengde Capital Investment Center (Limited Partnership) (北京红杉盛德股权投资中心(有限合伙)) and Shanghai Hua Sheng Capital Investment Management Co. Ltd. (上海华晟股权投资管理有限公司), as each such agreement may be amended from time to time, (ii) that certain confidentiality agreement, dated as of August 3, 2015, between the Company and Goldstone Investment Co., Ltd., as such agreement may be amended from time to time, and (iii) that certain confidentiality agreement, dated as of November 4, 2015 between the Company and Mr. Xiangdong Qi, as such agreement may be amended from time to time.

(yy)         "NDRC" shall mean the National Development and Reform Commission of the PRC or its competent local counterparts.

(zz)         "NYSE" shall mean the New York Stock Exchange.

(aaa)        "Order" shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(bbb)       "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (i) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall, should the relevance of such fact or item to any other section be reasonably apparent on its face, be deemed to be disclosed with respect to that other section, and (ii) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially" or "materiality" or any word or phrase of similar import).

A-9

(ccc)        "Permitted Encumbrances" shall mean, with respect to each Owned Real Property and Leasehold Improvement (as the case may be): (i) Liens for Taxes, assessments and other levies, fees or charges imposed by any Governmental Entity which are not yet due and payable, or which are being contested in good faith and by appropriate proceedings and, in each case, for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon and (v) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice.

(ddd)        "Permits" shall mean all permits, licenses, franchises, approvals, registrations, filings, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of all Governmental Entities.

(eee)        "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity or other entity.

(fff)          "Plan Vehicle" shall mean Tianjin Qirui Zhongxin Technology Partnership (Limited Partnership) (天津奇睿众信科技合伙企业(有限合伙)) .

(ggg)        "Personal Data" shall mean any information or data that can be used, directly or indirectly, alone or in combination with other information, to identify an individual and any other information or data pertaining to any individual, including an individual's name, address, credit or payment card information, bank account number, financial data, email address, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, and mental or physical health or medical information.

A-10

(hhh)        "PRC" shall mean the People's Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(iii)           "PRC Required Approvals" shall mean the filings and/or registrations with MOFCOM, NDRC and/or SAFE or the designated banks, and other procedures required by SASAC or other competent regulatory authorities (where applicable) to the extent required with respect to the transactions contemplated by this Agreement and the other agreements entered into in connection with this Agreement, other than the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Entities with authority over the enforcement of applicable antitrust or competition Laws in any jurisdiction that is material to the business of the Company or any Parent Party.

(jjj)          "PRC Subsidiaries" shall mean all Company Subsidiaries organized under the Laws of the PRC.

(kkk)        "Processed" or "Processing" shall mean processing, collection, acquisition, recording, organization, storage, maintenance, adaptation, alteration, retrieval, access, use, disclosure, transfer (including relating to any cross-border transfer), transmission, sharing, combination, blockage, disposition, erasure, or destruction.

(lll)         "Representatives" shall mean, with respect to any Person, such Person's Affiliates and such Person and its Affiliates' respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

(mmm)   "RMB" shall mean renminbi, the legal currency of the PRC.

(nnn)      "SAFE" shall mean the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

(ooo)      "SAFE Circular 7" shall mean the Notice of Certain Matters Regarding the Foreign Exchange Administration for Domestic Individuals Participating in the Share Incentive Plan of An Overseas-Listed Company (《关于境内个人参与境外上市公司股权激励计划外汇管理有关问题的通知》(汇发[2012]7号)), dated February 15, 2012 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

(ppp)      "SAFE Circular 37" shall mean the Notice of Certain Matters Regarding the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》(汇发[2014]37号)), dated July 4, 2014 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

A-11

(qqq)      "SASAC" shall mean the State-owned Assets Supervision and Administration Commission of the State Council of the PRC or its competent local counterparts.

(rrr)        "SEC" shall mean the United States Securities and Exchange Commission.

(sss)       "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ttt)        "Shareholder Approval" shall mean the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) at the Company Shareholders Meeting or an adjournment thereof by a special resolution (as defined in the Cayman Companies Law), which shall require the affirmative vote of shareholders representing two-thirds or more of the Company Shares present and voting in person or by proxy as a single class in accordance with the Cayman Companies Law and the Company's memorandum and articles of association.

(uuu)        "Software" shall mean (a) software of any type, including computer programs, applications, middleware, software development kits, libraries, tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, games, software implementations of algorithms, models and methodologies, whether in Source Code or object code form; (b) data, collections of data, databases and compilations, whether machine readable or otherwise; and (c) documentation related to any of the foregoing, including descriptions, schematics, flow-charts, notes, and work product used to design, plan, organize, and develop any of the foregoing, and programmer and user documentation, manuals, and support and training materials; together with intellectual property and proprietary rights in and to any of the foregoing.

(vvv)        "Source Code" shall mean one or more statements in human readable form relating to Software and other source code, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language, together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, procedures, and other information that describe the foregoing.

(www)    "Subsidiary" or "Subsidiaries" of any Person shall mean (i) any corporation of which a majority of the Equity Interest entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general or managing partner or the managing member and (iii) any corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with GAAP.

A-12

(xxx)        "Superior Proposal" shall mean a bona fide written Acquisition Proposal that is not solicited in violation of Section 6.4 of this Agreement and which the Company Board (upon recommendation of the Special Committee) determines in good faith that, if consummated in accordance with its terms, would result in a transaction more favorable to the shareholders of the Company (other than the Founder Securityholders) from a financial point of view than the transactions provided for in this Agreement after (i) consultation with its independent nationally recognized financial advisor and outside legal counsel and (ii) taking into consideration, among other things, all of the terms and conditions and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by the Parent Parties prior to the time of determination), including likelihood of consummation; provided that for the purposes of the definition of "Superior Proposal", references to "twenty percent (20%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%)"; provided further that no offer or proposal shall be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.

(yyy)        "Tax" or "Taxes" shall mean any and all means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), estimated, unclaimed property, environmental, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. "Tax Incentive" shall mean any Tax exemptions, Tax holidays, Tax deferrals, Tax incentives, Tax credits (including without limitation Tax refunds and rebates), or other preferential Tax treatments or Tax rebates (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any Governmental Entity or other taxation authority.

(zzz)        "Tax Returns" shall mean any application, report, filing, claim for return, election or return (including any information return) or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments, supplements or amendments thereto.

A-13

(aaaa)      "Third Party" shall mean any Person or group of Persons other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

(bbbb)      "Unaffiliated Holders" shall mean any holder of Company Shares (including Company Shares represented by ADSs), other than the holders of the Founder Securities and any other holders of Company Shares which will provide financing to, or hold securities of, one or more members of the Parent Parties prior to, at or after the Closing.

(cccc)      "Unvested Company Option" shall mean any Company Option that is not a Vested Company Option.

(dddd)      "Vested Company Option" shall mean any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company Option.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Action	Section 4.12
Agreement	Preamble
Alternate Debt Financing	Section 6.6(b)
Bankruptcy and Equity Exception	Section 4.3(a)
Buyer Group Contracts	Section 5.11
Cashed-Out Option	Section 3.1(f)(ii)
Cayman Companies Law	Recitals
Certificates	Section 3.2(c)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(c)(i)
Company Board	Recitals
Company Financial Advisor	Section 4.3(b)
Company Financial Statements	Section 4.6(b)
Company Group	Section 8.2(e)(i)
Company Intellectual Property Rights	Section 4.14(a)
Company Material Contract	Section 4.11(a)
Company Plans	Section 4.9(a)
Company Recommendation	Section 4.3(b)
Company Representatives	Section 6.3(a)
Company SEC Filings	Section 4.6(a)
Company Shareholders Meeting	Section 6.2(b)(i)

A-14

Company Subsidiary	Section 4.1
Company Termination Fee	Section 8.2(b)
D&O Insurance	Section 6.12(c)
Debt Financing	Section 5.6(a)
Debt Financing Agreements	Section 6.6(b)
Debt Financing Commitments	Section 5.6(a)
Dissenter Rights	Section 3.1(e)
Dissenting Shares	Section 3.1(e)
Dissenting Shareholders	Section 3.1(e)
Effective Time	Section 2.3
Equity Financing	Section 5.6(a)
Equity Financing Commitments	Section 5.6(a)
End Date	Section 8.1(b)(i)
Exchange Fund	Section 3.2(b)
Fee Letter	Section 5.6(a)
Financing	Section 5.6(a)
Financing Agreements	Section 6.6(a)
Financing Commitments	Section 5.6(a)
Founder Securityholders	Preamble
Global Village	Preamble
HKIAC	Section 9.7(c)
Holdco	Preamble
Indemnified Parties	Section 6.12(a)
Investments	Section 4.2(d)
Leased Real Property	Section 4.17(b)
Limited Guarantee	Recitals
Merger	Recitals
Merger Consideration	Section 5.6(b)
Merger Sub	Preamble
Midco	Preamble
New Debt Financing Commitment	Section 6.6(b)
Notice Period	Section 6.4(d)(iii)
Open Source Software	Section 4.14(d)
Option Consideration	Section 3.1(f)(ii)
Outstanding Proposal	Section 8.2(b)(iii)
Owned Real Property	Section 4.17(a)
Parent	Preamble
Parent Group	Section 8.2(e)(i)
Parent Party	Preamble
Parent Representatives	Section 6.3(a)
Parent Termination Fee	Section 8.2(c)

A-15

Party	Preamble
Paying Agent	Section 3.2(a)
Per ADS Merger Consideration	Section 3.1(b)
Per Share Merger Consideration	Section 3.1(b)
Plan of Merger	Section 2.3
Proxy Statement	Section 6.2(a)
Registrar of Companies	Section 2.3
SAFE Rules and Regulations	Section 4.5(b)
Schedule 13E-3	Section 4.4(b)
Special Committee	Recitals
Surviving Company	Section 2.1
Transaction Litigation	Section 6.8
Uncertificated Shares	Section 3.2(c)
Young Vision	Preamble

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)          references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b)          references to any Person include references to such Person's successors and permitted assigns;

(c)          words importing the singular include the plural and vice versa;

(d)          words importing one gender include the other gender;

(e)          references to the word "including" do not imply any limitation;

(f)          references to months are to calendar months;

(g)          the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h)          references to "$" or "dollars" refer to U.S. dollars; and

(i)          a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

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Article II
The Merger

Section 2.1 The Merger. Upon the terms and subject to satisfaction of the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, and in accordance with the Cayman Companies Law, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the surviving company of the Merger (the "Surviving Company").

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen's Road Central, Hong Kong at 10:00 a.m., local time, no later than the twentieth (20th) Business Day following the satisfaction of the conditions set forth in Article VII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing (but subject to their satisfaction or waiver prior to or at the Closing)), or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the "Closing Date". For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement.

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as early as practicable on the Closing Date, the Parent Parties and the Company shall cause the Merger to be consummated under the Cayman Companies Law by executing and filing the Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger") with the Registrar of Companies of the Cayman Islands (the "Registrar of Companies"), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Law (the time of filing of the Plan of Merger by the Registrar of Companies, or such later time as may be agreed in writing by the Parent Parties and the Company and specified in the Plan of Merger, being referred to herein as the "Effective Time").

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the Cayman Companies Law.

Section 2.5 Company Memorandum and Articles of Association. At the Effective Time, subject to Section 6.12 hereof, the Company shall adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company, save and except that (a) all references to the name "New Summit Limited (新峰有限公司)" shall be amended to " Qihoo 360 Technology Co. Ltd." and (ii) the share capital shall be described consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum and articles of association.

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Section 2.6 Directors and Officers.

(a)          The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

(b)          The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Article III
Effect of Merger on Issued Share Capital; Merger Consideration; Exchange of Certificates

Section 3.1 Share Capital. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent Parties, the Company or the holders of any of the following securities, the following shall occur:

(a)          Share Capital of Merger Sub. Each ordinary share, par value $1.00 per share, in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such conversion shall be effected by means of the cancellation of each such ordinary shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company.

(b)          Company Shares and ADSs. Each Company Share (including Company Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be canceled and cease to exist in exchange for the right to receive $51.33 in cash without interest (the "Per Share Merger Consideration"), payable in the manner provided in Section 3.2 (or in the case of a Company Share represented by a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.4). For the avoidance of doubt, because each ADS represents 1 1/2 Class A Shares, each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for $77.00 in cash without interest (the "Per ADS Merger Consideration") subject to the terms and conditions set forth in this Agreement and in the Deposit Agreement. The register of members of the Company shall be amended accordingly.

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(c)          Cancellation of Certain Shares. Each Excluded Share other than Dissenting Shares shall be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor and the register of members of the Company shall be amended accordingly.

(d)          Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall be equitably adjusted to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, change or readjustment in the ratio of Company Shares represented by each ADS or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall provide to the holders of Company Shares (including Company Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

(e)          Statutory Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Company Shares (each, a "Dissenting Shareholder") who has validly exercised and not withdrawn or lost its right to dissent from the Merger ("Dissenter Rights") pursuant to Section 238 of the Cayman Companies Law (collectively, the "Dissenting Shares") shall be cancelled and cease to exist, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 3.1(e)), and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the Cayman Companies Law) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration (without interest), pursuant to this Section 3.1. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders' exercise of Dissenter Rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of Dissenter Rights under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise of Dissenter Rights, offer to settle or settle any such Dissenter Rights or approve any withdrawal of any such Dissenter Rights prior to the vote on the Merger at the Company Shareholders Meeting.

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(f)          Company Options and Company Restricted Shares.

(i)          Equity Award Waivers. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain any necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Options and other equity awards under the Company Share Plans and take all such other actions, without incurring any liabilities in connection therewith, as may be necessary to give effect to the transactions contemplated by this Section 3.1(f). As promptly as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Share Plans) and the board of directors of each Parent Party shall adopt such resolutions or take such other actions as are necessary to give effect to the transactions contemplated by this Section 3.1(f).

(ii)         Vested Company Options. Upon the terms and subject to the conditions set forth in this Agreement, each Vested Company Option outstanding and unexercised immediately prior to the Effective Time, with a per share exercise price less than the Per Share Merger Consideration (each, a "Cashed-Out Option"), shall automatically and without any action on the part of the holders thereof, be converted into the right to receive an amount in cash equal to the excess of (i) Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Company Shares underlying such Cashed-Out Option (the "Option Consideration"). Each Vested Company Option outstanding and unexercised immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Merger Consideration shall automatically be cancelled as of the Effective time without any consideration payable in respect thereof. As promptly as practicable following the Closing Date, the Surviving Company shall pay (or cause to be paid on its behalf) to each holder of a Cashed-Out Option the aggregate Option Consideration (without interest) payable to such holder of Cashed-Out Options pursuant to this Section 3.1(f)(ii). Such cash consideration shall be rounded down to the nearest cent and the Surviving Company (or such Person(s) making payment on behalf of the Surviving Company) shall be entitled to deduct and withhold from such cash consideration all amounts required to be deducted and withheld under applicable Laws. To the extent that amounts are so withheld by the Surviving Company (or such Person(s) making payment on behalf of the Surviving Company), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Cashed-Out Options with respect to whom such amounts were withheld by the Surviving Company (or such Person(s) making payment on behalf of the Surviving Company).

(iii)        Unvested Company Options. Upon the terms and subject to the conditions set forth in this Agreement, each Unvested Company Option shall automatically and without any action on the part of the holders thereof, be assumed and converted into an equity incentive award of Parent through the Plan Vehicle, on substantially the same terms and subject to the same vesting conditions, as were provided to such Unvested Company Option immediately prior to the Effective Time, in accordance with Parent's and the Plan Vehicle's capital structure at Closing, to provide no less favorable economic benefits to the holder of such Unvested Company Option. Any assumption and conversion of an Unvested Company Option shall be done in such a manner as to ensure that the holders thereof do not recognize any additional income tax pursuant to Section 409A of the Code as a result of such assumption and conversion.

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(iv)        Company Restricted Shares. Upon the terms and subject to the conditions set forth in this Agreement, each Company Restricted Share award issued pursuant to the Company Share Plans, that remains outstanding as of immediately prior to the Effective Time, shall automatically and without any action on the part of the holders thereof, be assumed and converted into an equity incentive award of Parent on substantially the same terms and subject to the same vesting conditions as were provided to the Company Restricted Share immediately prior to the Effective Time in accordance with Parent's and the Plan Vehicle's capital structure at Closing, to provide no less favorable economic benefits to the holder of such Company Restricted Share award.

Section 3.2 Exchange of Certificates.

(a)          Paying Agent. Prior to the Closing, the Parent Parties shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the "Paying Agent") and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

(b)          Exchange Fund. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares (including Company Shares represented by ADSs but not including Excluded Shares (other than Dissenting Shares)), pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Shares (including Company Shares represented by ADSs but not including Excluded Shares (other than Dissenting Shares)) become entitled under this Article III (with respect to Dissenting Shares, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the "Exchange Fund"). Any interest and other income resulting from such investments shall be paid to Parent.

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(c)          Payment Procedures.

(i)          Promptly following the Effective Time, Holdco, Parent, Midco and the Surviving Company shall cause the Paying Agent to mail (or in the case of the Depositary Trust Company, deliver) to each holder of record (as of immediately prior to the Effective Time) of Company Shares, including Company Shares which immediately prior to the Effective Time were (i) represented by a certificate or certificates (the "Certificates") and (ii) not represented by a certificate or certificates (the "Uncertificated Shares") which were cancelled and exchanged into the right to receive the Per Share Merger Consideration pursuant to Section 3.1(b), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and/or (B) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of the Company Shares represented by such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt by the Paying Agent of confirmation by the Company that the Uncertificated Shares have been canceled, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of such Uncertificated Shares multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof). The Paying Agent shall accept such Certificates and such confirmation by the Company with respect to the Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Company Shares represented by the Certificates and the holders of such Uncertificated Shares on the aggregate Per Share Merger Consideration payable upon the surrender of such Certificates and cancellation of Uncertificated Shares pursuant to this Section 3.2. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(ii)         Prior to the Effective Time, the Parent Parties and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (x) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (1) the number of ADSs issued and outstanding immediately prior to the Effective Time multiplied by (2) the Per ADS Merger Consideration and (y) the Depositary will distribute the Per ADS Merger Consideration to ADS holders upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (including withholding Taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the aggregate Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the ADSs.

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(d)          Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Company Share is registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Company Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such Person's entitlement to the relevant Company Share and if the Person requesting such payment has paid to the Parent Parties (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Company Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e)          Required Withholding. Each of the Parent Parties, the Surviving Company, any of its Subsidiaries, the Paying Agent and the Depositary (and any other Person that has a withholding obligation), as applicable, without double counting, shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration payable pursuant to this Agreement to any holder of Company Shares (including Company Shares represented by ADSs), Company Options or Company Restricted Shares, or other compensation or equity related payments, such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provisions of applicable Tax Laws.  In the event that any Parent Party determines that any deduction or withholding is required to be made from any Merger Consideration payable pursuant to this Agreement, such Parent Party shall promptly inform the Company in writing of such determination and consult with the Company in good faith regarding such determination. To the extent that any such amounts are so deducted, withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent and Merger Sub have determined that no deduction or withholding is required under any provision of applicable Tax Laws as in effect and as generally interpreted as of the date of this Agreement with respect to the payment of the Per ADS Merger Consideration or the Per Share Merger Consideration pursuant to this Article III. Each former holder of Company Shares (including Company Shares represented by ADSs), Company Options or Company Restricted Shares shall be personally responsible for the proper reporting and payment of all Taxes related to any Merger Consideration or amounts paid under Section 3.1(f), as applicable, payable by such holder under this Agreement.

(f)          No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Depositary, Holdco, Parent, Midco, the Surviving Company or any other Party shall be liable to a former holder of Company Shares (including Company Shares represented by ADSs), Company Options or Company Restricted Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(g)          Distribution of Exchange Fund to Midco. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of the Company Shares or ADSs (other than Excluded Shares (excluding the Dissenting Shares) and ADS representing Excluded Shares) on the date that is one (1) year after the Effective Time shall be paid to Midco upon demand, and any holders of Company Shares or ADSs that were issued and outstanding immediately prior to the Effective Time who have not theretofore received the Per Share Merger Consideration or Per ADS Merger Consideration payable to them in consideration for the cancellation of each of their Company Shares or ADSs representing such Company Shares pursuant to the provisions of this Section 3.2 (whether as a result of their failure to surrender their Certificates or otherwise) shall thereafter look for payment of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, payable in respect of each of such Company Shares or ADSs solely to the Surviving Company for any claim to the applicable Per Share Merger Consideration or Per ADS Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

Section 3.3 No Further Ownership Rights.  From and after the Effective Time, all Company Shares (including Company Shares represented by ADSs) shall no longer be outstanding, all Company Shares shall automatically be cancelled and cease to exist, and all ADSs shall be surrendered, and each holder of a Company Share or ADSs representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration payable for each of such Company Shares or ADSs upon the cancellation of each of such Company Shares or ADSs in accordance with the provisions of Section 3.2. The Per Share Merger Consideration and the Per ADS Merger Consideration paid for each Company Share or ADS in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares (including Company Shares represented by ADSs). From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Shares (including Company Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares or ADSs are presented to the Surviving Company for any reason, they shall be surrendered, canceled or exchanged as provided in this Article III.

Section 3.4 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1.

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Section 3.5 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

Section 3.6 Treatment of Convertible Notes.

(a)          The 2018 Notes. Pursuant to Section 15.02 of the 2018 Notes Indenture, the holders of the 2018 Notes shall have the option to require the Surviving Company to repurchase all or any portion of their 2018 Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the 2018 Fundamental Change Repurchase Date. Furthermore, after the Effective Time but prior to and including the third business day prior to the 2018 Fundamental Change Repurchase Date, each holder of 2018 Notes will be entitled, subject to the terms and conditions of the 2018 Notes Indenture, to convert such holder's 2018 Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) principal amount of 2018 Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 2018 Notes Indenture) plus any increase in the conversion rate as determined pursuant to Section 14.03 of the 2018 Notes Indenture to the extent such holder would be entitled to such increase. After the third business day prior to the 2018 Fundamental Change Repurchase Date, each holder of the 2018 Notes, to the extent such holder has not exercised its right to require the Surviving Company to repurchase such holder's 2018 Notes in accordance with the terms of the 2018 Notes Indenture, will be entitled to convert such holder's 2018 Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) principal amount of 2018 Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 2018 Notes Indenture) pursuant to Section 14.07 of the 2018 Notes Indenture.

(b)          The 2020 Notes. Pursuant to Section 15.02 of the 2020 Notes Indenture, the holders of the 2020 Notes shall have the option to require the Surviving Company to repurchase all or any portion of their 2020 Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the 2020 Fundamental Change Repurchase Date. Furthermore, after the Effective Time but prior to and including the third business day prior to the 2020 Fundamental Change Repurchase Date, each holder of 2020 Notes shall be entitled, subject to the terms and conditions of the 2020 Notes Indenture, to convert such holder's 2020 Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) principal amount of 2020 Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 2020 Notes Indenture) plus any increase in the conversion rate as determined pursuant to Section 14.03 of the 2020 Notes Indenture to the extent such holder would be entitled to such increase. After the third business day prior to the 2020 Fundamental Change Repurchase Date, each holder of the 2020 Notes, to the extent such holder has not exercised its right to require the Surviving Company to repurchase such holder's 2020 Notes in accordance with the terms of the 2020 Notes Indenture, will be entitled to convert such holder's 2020 Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) principal amount of 2020 Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 2020 Notes Indenture) pursuant to Section 14.07 of the 2020 Notes Indenture.

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(c)          The 2021 Notes. Pursuant to Section 15.02 of the 2021 Notes Indenture, the holders of the 2021 Notes shall have the option to require the Surviving Company to repurchase all or any portion of their 2021 Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the 2021 Fundamental Change Repurchase Date. Furthermore, after the Effective Time but prior to and including the third business day prior to the 2021 Fundamental Change Repurchase Date, each holder of 2021 Notes shall be entitled to convert such holder's 2021 Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) principal amount of 2021 Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 2021 Notes Indenture) plus any increase in the conversion rate as determined pursuant to Section 14.03 of the 2021 Notes Indenture to the extent such holder would be entitled. After the third business day prior to the 2021 Fundamental Change Repurchase Date, each holder of the 2021 Notes, to the extent such holder has not exercised its right to require the Surviving Company to repurchase such holder's 2021 Notes in accordance with the terms of the 2021 Notes Indenture, will be entitled to convert such holder's 2021 Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) principal amount of 2021 Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate (as defined in the 2021 Notes Indenture) pursuant to Section 14.07 of the 2021 Notes Indenture.

(d)          As soon as practicable following the Effective Time, the Surviving Company shall pay to each holder of Company Convertible Notes that exercises its right to require the Surviving Company to repurchase such holder's Company Convertible Notes and each holder of Company Convertible Notes that converts instead of exercising its right to require the Surviving Company to repurchase such holder's Company Convertible Notes, the applicable consideration as described in this Section 3.6 in accordance with the terms of the applicable Indenture Agreement.

Section 3.7 Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Company Shares for the purposes of Section 238(8) of the Cayman Companies Law.

Section 3.8 Untraceable Shares.  Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Company Shares or ADSs who are untraceable unless and until they notify the Paying Agent of their current contact details.  A holder of Shares or ADSs will be deemed to be untraceable if (i) such Person has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such Person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Company Shareholders Meeting has been sent to such shareholder and has been returned undelivered.

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Article IV
Representations and Warranties of the Company

Except as (i) disclosed in the Company SEC Filings filed prior to the date hereof (excluding disclosures contained in the "Risk Factors" and "Forward-Looking Statements" sections thereof, any other forward-looking statements or any other disclosures of risks or uncertainties that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein prior to the date of this Agreement) and (ii) set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to the Parent Parties as follows:

Section 4.1 Organization and Qualification. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of the Company (each, a "Company Subsidiary") has been duly incorporated or organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be. Section 4.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary. Each of the Company and the Company Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business (and, in the case of the PRC Subsidiaries, duly fulfilled annual information disclosure obligations to the public in accordance with PRC Law), and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that have not had and would not have a Company Material Adverse Effect. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Company Memorandum and Articles or equivalent organizational documents, each as amended to date, of each of the Company and the Company Subsidiaries. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. The Company or any Company Subsidiary is not in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

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Section 4.2 Capitalization.

(a)         As of the date of this Agreement, the authorized share capital of the Company consists of $500,000 divided into 378,000,000 Class A Shares and 122,000,000 Class B Shares. As of November 30, 2015, there were (i) 136,911,908 Class A Shares (other than treasury shares) issued and outstanding, (ii) 42,656,903 Class B Shares (other than treasury shares) issued and outstanding, (iii) 14,591,595 Class A Shares held as treasury shares of the Company, which consisted of 9,275,910 Class A Shares repurchased but un-cancelled and 5,315,685 Class A Shares reserved for future issuance upon exercise of vested Company Options, (iv) 0 Class B Shares held as treasury shares of the Company, (v) outstanding vested Company Options to purchase 5,315,685 Company Shares and outstanding unvested Company Options to purchase 1,567,097 Company Shares, (vi) 6,519,218 Company Restricted Shares, and (vii) no Company Shares owned by any Company Subsidiary. All of the outstanding shares in the share capital of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All Company Shares issuable upon vesting of Company Options or Company Restricted Shares have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Share Plan, will be duly authorized, validly issued and fully paid and non-assessable. As of the date hereof, (i) the initial conversion rate of the 2018 Notes is 9.0119 ADSs per one thousand dollars ($1,000) principal amount of 2018 Notes (which conversion rate is subject to adjustment based on the occurrence of certain events pursuant to the terms of the 2018 Notes Indenture) and the aggregate principal amount of the outstanding 2018 Notes is six hundred million dollars ($600,000,000); (ii) the initial conversion rate of the 2020 Notes is 7.9789 ADSs per one thousand dollars ($1,000) principal amount of 2020 Notes (which conversion rate is subject to adjustment based on the occurrence of certain events pursuant to the terms of the 2020 Notes Indenture) and the aggregate principal amount of the outstanding 2020 Notes is four hundred and fifty million dollars ($450,000,000); and (iii) the initial conversion rate of the 2021 Notes is 8.2799 ADSs per one thousand dollars ($1,000) principal amount of 2021 Notes (which conversion rate is subject to adjustment based on the occurrence of certain events pursuant to the terms of the 2021 Notes Indenture) and the aggregate principal amount of the outstanding 2021 Notes is four hundred and fifty million dollars ($450,000,000).

(b)          Except as set forth in Section 4.2(a), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any of its share capital or other Equity Interests, or securities convertible into or exchangeable for such share capital of, or other Equity Interests in, the Company (which, for purposes of this Agreement, will be deemed to include share appreciation rights, "phantom shares" or other commitments that provide any right to receive value or benefits similar to such share capital, securities or other rights). There are no outstanding Contracts or other obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. Other than the Company Convertible Notes, there are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of Company Shares may vote.

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(c)          Each outstanding share or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary, and subject to the Laws of the PRC with respect to the PRC Subsidiaries, free of any restriction which prevents the payment of dividends to the Company or any Company Subsidiary.

(d)          Section 4.2(d) of the Company Disclosure Schedule sets forth a true and complete list of the name, jurisdiction of organization and the Company's (or the Company Subsidiary's) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) with a consideration in excess of $30,000,000 (or an equivalent amount in RMB) as of the date hereof (collectively, the "Investments"). All of the Investments are owned by the Company or by a Company Subsidiary Except for the share capital and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any share capital or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(e)          The Company does not have any secured creditors holding a fixed or floating security interest.

Section 4.3 Corporate Authority; Approval and Fairness.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Merger by the Shareholder Approval. No other corporate authorizations on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in each case, to the Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Parent Parties, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

(b)          On the date of this Agreement, (i) the Special Committee has received from J.P. Morgan Securities (Asia Pacific) Limited (the "Company Financial Advisor"), its written opinion dated the date of this Agreement, to the effect that, subject to the limitations, qualifications and assumptions set forth therein, that as of the date of this Agreement the Per Share Merger Consideration to be received by the Unaffiliated Holders of Company Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by the Unaffiliated Holders of the ADSs (other than ADSs representing Excluded Shares) is fair, from a financial point of view, to such Unaffiliated Holders and (ii) the Company Board (acting upon the unanimous recommendation of the Special Committee) has unanimously determined that this Agreement, the Plan of Merger and the Merger, are fair to and in the best interest of the Company and its shareholders, and validly adopted resolutions by a unanimous vote approving this Agreement, directing that this Agreement, the Plan of Merger and the Merger be submitted to the holders of Company Shares for their authorization and approval, and recommending to the shareholders of the Company that they authorize and approve this Agreement, the Plan of Merger and the Merger in accordance with the Cayman Companies Law (the "Company Recommendation").

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Section 4.4 No Conflict; Required Filings and Consents.

(a)          The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, will not, (i) assuming the Shareholder Approval is obtained, conflict with or violate any provision of the Company Memorandum and Articles or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) will have been obtained prior to the Effective Time, all filings and notifications described in Section 4.4(b) will have been made and any waiting periods or approvals thereunder will have terminated, expired or been obtained prior to the Effective Time and the Shareholder Approval is obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that would not have a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under any U.S. federal or state securities Laws or the rules and regulations of NYSE, including the joining of the Company in the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the "Schedule 13E-3") and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies and publication of notice of the Merger in the Cayman Islands Government Gazette in each case as required by the Cayman Companies Law, (iii) for the PRC Required Approvals, or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (x) prevent or materially delay the consummation of the Merger, or (y) as would not have a Company Material Adverse Effect.

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Section 4.5 Compliance with Laws; Permits.

(a)          To the Knowledge of the Company, (i) each of the businesses of the Company or any Company Subsidiary is, and since December 31, 2012 has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, except for any non-compliance which has not had a Company Material Adverse Effect, (ii) the Company is in material compliance with the applicable listing, corporate governance and other rules and regulations of NYSE, (iii) each of the Company and the Company Subsidiaries holds all material Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) each of the Company and the Company Subsidiaries is in compliance in all material respects with the terms of such Permits, and (v) no such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement.

(b)          To the Knowledge of the Company, each holder of Company Shares, Company Options and/or Company Restricted Shares who is a PRC resident, employee of the Company and/or the relevant Company Subsidiary, and subject to any of the registration or reporting requirements of SAFE Circular 7, SAFE Circular 37 or any other applicable SAFE rules and regulations (collectively, the "SAFE Rules and Regulations"), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company. Neither the Company nor, to the Knowledge of the Company, such holder has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

Section 4.6 SEC Filings; Financial Statements.

(a)          Company SEC Filings. The Company has timely filed or furnished, as applicable, all forms, reports and other documents required to be filed or furnished by it with the SEC, as the case may be, since March 30, 2011 (collectively, the "Company SEC Filings"). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and (ii) did not, at the time it was filed or furnished (or, if amended, at the time (and taking into account the content) of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of outstanding SEC investigation or ongoing SEC review.

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(b)          Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the "Company Financial Statements") was prepared, or, in the case of Company Financial Statements filed after the date hereof, will be prepared, in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, or, in the case of Company Financial Statements filed after the date hereof, will present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows and statements of shareholders equity of the Company and the Company Subsidiaries for the respective periods indicated therein are, or, in the case of Company Financial Statements filed after the date hereof, will be, correct and complete in all material respects.

(c)          Internal Controls.

(i)          The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements of the Company and any Company Subsidiary for external purposes in accordance with GAAP.

(ii)         The Company has established and maintain disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that all material information concerning the Company and any Company Subsidiary required to be disclosed by the Company in the reports it files under the Exchange Act is made known to, within the time periods specified in the SEC's rules and related forms, the Company's chief executive officer and chief financial officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Since December 31, 2012, neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the Knowledge of the Company, since December 31, 2012, there has been, no fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the date of the Company's most recently filed annual report under the Exchange Act, there have been no changes in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected or are reasonably likely to materially affect, the Company's internal control over financial reporting. As used in this Section 4.6(c)(iii), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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Section 4.7 No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, including any outstanding Indebtedness or any commitments therefor) of the type that would be required to be reflected on or reserved against it in a consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP, except for liabilities or obligations (i) which have not had and would not have a Company Material Adverse Effect, (ii) that were incurred after December 31, 2014, in the ordinary course of business consistent with past practice, (iii) that were set forth in the Company's consolidated balance sheet as of December 31, 2014 included in the Company Financial Statements prior to the date hereof, or (iv) that were required to be incurred pursuant to the transactions contemplated by this Agreement.

Section 4.8 Absence of Certain Changes or Events. From December 31, 2014 through the date of this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (ii) there has not been any Company Material Adverse Effect.

Section 4.9 Company Plans; Employees and Employment Practices.

(a)          All benefit and compensation plans (including the Company Share Plans) (the "Company Plans") covering current or former employees of the Company and the Company Subsidiaries are listed in Section 4.9 of the Company Disclosure Schedule. True and complete copies of each Company Plan, including all amendments thereto, have been provided or made available to Parent. Since December 31, 2014 there has been no material change, amendment, modification to, or adoption of, any Company Plan.

(b)          Except as otherwise specifically provided in this Agreement regarding the Company Options or the Company Restricted Shares, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director, officer or employee of the Company or any of the Company Subsidiaries under any of the Company Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c)          There is no outstanding Order against the Company Plans that would have a Company Material Adverse Effect.

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Section 4.10 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union Contract applicable to persons employed by it, nor is an such agreement presently being negotiated by the Company or any Company Subsidiary, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent (including organizational campaigns, petitions or other unionization activities) any employee of the Company or any Company Subsidiary. Except for matters that have not and would not have a Company Material Adverse Effect, (a) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or, to the Knowledge of the Company, been threatened or is anticipated with respect to any employee of the Company or any Company Subsidiary, and (b) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened or anticipated with respect to any employee of the Company or any Company Subsidiaries. Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, workers' compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration and collective bargaining.

Section 4.11 Contracts.

(a)          Except for (A) this Agreement, (B) any Contract filed as an exhibit to the Company SEC Filings and (C) as set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof, none of the Company or the Company Subsidiaries is a party to or bound by any Contract (a "Company Material Contract") that:

(i)          would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act or would be required to be disclosed pursuant to Item 7B of Form 20-F under the Exchange Act;

(ii)         relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, Person or joint venture or relates to business cooperation or otherwise that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii)        relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary) in excess of $10,000,000 (or an equivalent amount in RMB);

(iv)        prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

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(v)         relates to any acquisition by the Company or any Company Subsidiary of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract (or series of related Contracts) in excess of $30,000,000 (other than acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business) for which a binding agreement has been entered into but has not been closed or consummated;

(vi)        involves any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company or any of their respective Affiliates (other than the Company or any Company Subsidiary) or immediate family members, under which there are material rights or obligations outstanding;

(vii)       is material to the Company and the Company Subsidiaries, taken as a whole, and contains any covenant that (A) limits the ability of the Company or any Company Subsidiary (or, after the Effective Time, Holdco, Parent, Midco, the Surviving Company, or their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (B) could require the disposition of any material assets (including the assignment or transfer of, or licensing or grant of any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, any Company Intellectual Property Right) or line of business of the Company or any Company Subsidiary (or, after the Effective Time, Holdco, Parent, Midco, the Surviving Company, or their respective Subsidiaries), or (C) prohibits or limits the right of the Company or any Company Subsidiary to make, sell or distribute any products or services;

(viii)      is material to the Company and the Company Subsidiaries, taken as a whole, and contains any covenant granting "most favored nation" status that, following the Merger, would apply to or be affected by actions taken by Holdco, Parent, Midco, the Surviving Company and/or their respective Subsidiaries or Affiliates;

(ix)         provides for indemnification by the Company or any Company Subsidiary of any Person, except for any such Contract that is (A) not material to the Company or any Company Subsidiary and (B) entered into in the ordinary course of business; or

(x)          under which the Company or the Company Subsidiaries acquired any right, title or interest in, under or to any material Company Intellectual Property Rights (other than non-exclusive licenses or sublicenses that are available to the public generally and were obtained by the Company or Company Subsidiaries in the ordinary course of business) and under which the Company or Company Subsidiaries granted to any third party any right, title or interest in, under or to any material Company Intellectual Property Rights (other than a non-exclusive license or sublicense granted in the ordinary course of business).

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(b)          Except as would not have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Knowledge of the Company, no counterparty, is or is alleged to be in material breach or violation of, or material default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any claim of material default under any Company Material Contract, (v) to the Knowledge of the Company, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

Section 4.12 Litigation. (i) There is no material legal, administrative, arbitral or other suit, claim, action, inquiry, mediation, proceeding or investigation of any nature (whether sounding in contract, tort, equity or otherwise) (each, an "Action") pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, which if adversely adjudicated or determined against the Company or the relevant Company Subsidiary would have a Company Material Adverse Effect and (ii) none of the Company or any of the Company Subsidiaries or any property or asset of the Company or any Company Subsidiary is subject to or bound by any material outstanding Order, which if not complied with would have a Company Material Adverse Effect.

Section 4.13 Environmental Matters. Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary have complied and are in compliance in all material respects with all Environmental Laws and have obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law, and all such permits, licenses and other authorizations are in full force and effect.

Section 4.14 Intellectual Property.

(a)          Except as set forth on Section 4.14(a) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries own and possess all right, title and interest, free and clear of all Liens (other than license agreements executed in the ordinary course of business and permitted Liens), or have valid and enforceable license rights under all patents, patent applications, trademarks, service marks, tradenames, copyrights, databases, domain names, social media accounts and other intellectual or industrial property rights that (i) the Company or Company Subsidiaries purport to have any right, title or interest in or to, and/or (ii) are used or exploited in the business or activities of the Company or Company Subsidiaries (collectively, the "Company Intellectual Property Rights").

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(b)          Except as set forth on Section 4.14(b) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (i) there is not pending against the Company or any of the Company Subsidiaries, any Action by any third party contesting the validity, enforceability, ownership or other right, title or interest of any Company Intellectual Property Right; (ii) to the Knowledge of the Company, all patent rights within the Company Intellectual Property Rights and all registered Company Intellectual Property Rights and applications therefor have been duly filed or registered (as applicable) with the applicable Governmental Entity or other applicable person, have been maintained, including the submission of all necessary filings and fees in accordance with the legal, administrative and other requirements, and have not lapsed, expired or been abandoned; (iii) to the Knowledge of the Company, no Company Intellectual Property Rights have been infringed, misappropriated, unlawfully used or otherwise violated by any third party; (iv) to the Knowledge of the Company, there is no unauthorized use, disclosure, misappropriation or other violation of any Company Intellectual Property Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or the Company Subsidiaries; (v) the Company and the Company Subsidiaries have taken reasonable steps to protect the confidentiality and value of their trade secrets and other know-how; and (vi) no Company Intellectual Property Rights (or any tangible embodiment thereof) are subject to any outstanding Order and is not subject to any Contract or other arrangement restricting or limiting the use, transfer, delivery or licensing thereof by the Company or any Company Subsidiary.

(c)          Except as set forth on Section 4.14(c) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the business or activities of the Company and the Company Subsidiaries (including the commercialization and exploitation of the products and services of the Company and the Company Subsidiaries) have not in the past three (3) years and do not infringe, misappropriate, unlawfully use or otherwise violate any intellectual property or industrial rights of any third party; and (ii) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received any written notice or other written communication asserting that the business or activities of the Company or any of the Company Subsidiaries (including the commercialization and exploitation of the products and services of the Company or the Company Subsidiaries) infringe, misappropriate, unlawfully use or otherwise violate any intellectual property or industrial rights of any third party.

(d)          To the Knowledge of the Company, the Company has not incorporated into or used in the delivery of any product or service of the Company or the Company Subsidiaries any software distributed as "open source software" or under a similar licensing or distribution model ("Open Source Software") in any manner that would (i) create, or purport to create, obligations with respect to Company Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under any material Company Intellectual Property Rights or (ii) impose any material limitation, restriction or condition on the right of the Company to use or distribute any material Company Intellectual Property. With respect to any Open Source Software that is or has been used by the Company or the Company Subsidiaries in any way, to the Knowledge of the Company, the Company and the Company Subsidiaries have been and are in material compliance with all applicable licenses with respect thereto.

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(e)          Except as set forth on Section 4.14(e) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, neither the Company nor the Company Subsidiaries have entered into any contract or other arrangement to indemnify any person against any charge of infringement, misappropriation, unauthorized use or other violation of any intellectual property or industrial rights.

(f)          Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the transactions contemplated hereby will contravene, conflict with or result in any limitation on the Parent Parties' or any of their respective Affiliates', or on the Company's or any Company Subsidiary's, right, title or interest in or to any Company Intellectual Property Rights.

(g)          All current officers, employees and consultants of the Company and the Company Subsidiaries are subject to the Company's code of conduct which contains provisions regarding the protection of proprietary information and the assignment to the Company of any intellectual property or industrial rights arising from services performed for the Company or the Company Subsidiaries.

Section 4.15 Taxes.

(a)          All material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary through the date hereof have been timely filed in accordance with applicable Law. All such material Tax Returns (taking into account all amendments thereto) are true, correct, and complete in all material respects and were prepared in compliance with applicable Law. To the Knowledge of the Company, no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file material Tax Returns that the Company or any Company Subsidiary is or may be subject to material Taxes in such jurisdiction.

(b)          All material amounts of Taxes (whether or not shown on a Tax Return) of the Company and each Company Subsidiary due and payable have been timely paid, other than such Taxes that are being contested in good faith and that have been adequately reserved against in accordance with GAAP on the face of the balance sheets (rather than in any notes thereto) contained in the most recent financial statements included in the Company SEC Filings prior to the date hereof.

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(c)          Except as set forth on Section 4.15(c) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, no deficiencies for any material amount of Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received any written notice of the expected commencement of any, audits, examinations, investigations, claims or other proceedings in respect of any material amount of Taxes of the Company or any Company Subsidiary.

(d)          Each of the Company and the Company Subsidiaries has duly and timely withheld and paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing.

(e)          There are no Liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP.

(f)          To the Knowledge of the Company, the Company was not, for the taxable year ended December 31, 2014, treated as a "passive foreign investment company" within the meaning of Section 1297 of the Code.

(g)          Except as would not have a Company Material Adverse Effect, each Company Subsidiary located in the PRC has, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Entities.

(h)          None of the Company Subsidiaries located in the PRC has received any written notice with respect to suspension, repeal, reduction, revocation, cancellation or any other changes (including retroactive changes) of any material Tax Incentive enjoyed by it. No submissions made by or on behalf of the Company or any Company Subsidiary to any Governmental Entity in connection with obtaining any Tax Incentive contained any material misstatement or omission that would have affected the granting of such Tax Incentive.

Section 4.16 Insurance. Except as would not have a Company Material Adverse Effect (a) all material insurance policies, programs and arrangements relating to the business, assets, liability and operations of the Company and the Company Subsidiaries are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (b) as of the date of this Agreement, the Company has no reason to believe that it or any Company Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted.

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Section 4.17 Real Estate

(a)          Section 4.17(a) of the Company Disclosure Schedule lists the location of each parcel of real property in which the Company or any of the Company Subsidiaries holds any title ownership or land use rights where title ownership is not available to private parties in the jurisdiction in which such real property is located ("Owned Real Property") which is material to the business of the Company and the Company Subsidiaries taken as a whole. Except as would not have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries holds good and valid title to, or valid land use rights with respect to, each parcel of Owned Real Property free and clear of all Liens and encumbrances, except Permitted Encumbrances and (ii) each of the Company and the Company Subsidiaries has paid in full any and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights.

(b)          Section 4.17(b) of the Company Disclosure Schedule lists the location of each parcel of real property leased by the Company or a Company Subsidiary ("Leased Real Property") which is material to the business of the Company and the Company Subsidiaries taken as a whole. Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has a valid leasehold interest in all of its Leased Real Property free and clear of any and all Liens and encumbrances, except Permitted Encumbrances.

(c)          Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any and all Liens and encumbrances, except Permitted Encumbrances. Such personal property and Owned Real Property and Leased Real Property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not have a Company Material Adverse Effect.

Section 4.18 Brokers. Other than the Company Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of each of the Company Financial Advisors and such engagement letters have not been amended or modified.

Section 4.19 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement or "poison pill" or similar agreement or plan. No "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (save for the Cayman Companies Law) or any similar anti-takeover provision in the Company Memorandum and Articles that is applicable to the Company, the Company Shares, the Merger or any other transactions contemplated hereby.

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Section 4.20 No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Parent Parties or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to the Parent Parties or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each Parent Party acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of their Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

Article V
Representations and Warranties of the Parent parties

Except as set forth in the Parent Disclosure Schedule, the Parent Parties jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each Parent Party is duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation. Each Parent Party has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Parent Party is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association or equivalent organizational documents as in effect as of the date hereof of Midco and Merger Sub, respectively. Such memorandum and articles of association or equivalent organizational documents are in full force and effect. No Parent Party is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents.

Section 5.2 Capitalization.

(a)          As of the date of this Agreement, the authorized share capital of Midco consists solely of 50,000 ordinary shares, par value $1.00 per share, of which one (1) ordinary share of Midco is issued and outstanding, which share is duly authorized, validly issued, fully paid and non assessable.

(b)          As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value $1.00 per share, of which one (1) ordinary share is issued and outstanding, which share is duly authorized, validly issued, fully paid and non assessable. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Midco, free and clear of any Lien.

(c)          Except for obligations or liabilities incurred in connection with its formation and/or related to the transactions contemplated hereby, each Parent Party has not incurred and will not, prior to the Effective Time, incur, directly or indirectly, any obligations or liabilities.

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Section 5.3 Authority. Each Parent Party has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Parent Party and the consummation by each Parent Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Parent Party, and no other corporate proceedings on the part of such Parent Party and no vote of such Parent Party's shareholders are necessary to authorize this Agreement and the Plan of Merger or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly authorized and validly executed and delivered by each Parent Party and, assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.4 No Conflict; Required Filings and Consents

(a)          The execution and delivery by the Parent Parties of this Agreement do not, and the performance by the Parent Parties of this Agreement and the consummation by the Parent Parties of the Merger and the other transactions contemplated hereby, will not (i) conflict with or violate any provision of the memorandum and articles of association or similar organizational documents of any Parent Party, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Parent Parties or by which any property or asset of any Parent Party is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Parent Party pursuant to any Contract to which such Parent Party is a party or by which such Parent Party or any property or asset of such Parent Party is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby by any Parent Party or otherwise be materially adverse to the ability of the Parent Parties to perform their obligations under this Agreement.

(b)          The execution and delivery by the Parent Parties of this Agreement do not, and the performance by the Parent Parties of this Agreement and the consummation by the Parent Parties of the Merger and the other transactions contemplated hereby, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under by any federal or state securities Laws or the rules and regulations of NYSE, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies and publication of notice of the Merger in the Cayman Islands Government Gazette in each case as required by the Cayman Companies Law, (iii) the PRC Required Approvals or (iv) any actions or filings the absence of which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby by any Parent Party or otherwise be materially adverse to the ability of the Parent Parties to perform their obligations under this Agreement.

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Section 5.5 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against the Parent Parties or any of their respective Affiliates, or any property or asset of any Parent Party which would reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby by any Parent Party or otherwise be materially adverse to the ability of the Parent Parties to perform their obligations under this Agreement. No Parent Party nor any property or asset of any Parent Party is subject to any outstanding Order that would reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby by any Parent Party or otherwise be materially adverse to the ability of the Parent Parties to perform their obligations under this Agreement.

Section 5.6 Financing.

(a)          The Parent Parties have delivered to the Company true and complete copies of the commitment letters, dated as of the date of this Agreement, from China Merchants Bank Co., Ltd. (collectively, the "Debt Financing Commitments"), regarding the amounts set forth therein for the purposes of financing the Merger and the other transactions contemplated hereby, and related fees and expenses (the "Debt Financing"). The Parent Parties have delivered to the Company true and complete copies of the equity commitment letters, dated as of the date of this Agreement, from the Equity Investors (collectively, the "Equity Financing Commitments" and together with the Debt Financing Commitments, the "Financing Commitments"), regarding the proposed equity investments set forth therein (the "Equity Financing" and together with the Debt Financing, the "Financing"). The Financing Commitments are in full force and effect as of the date hereof and are the legal, valid and binding obligations of the Parent Parties party thereto and, to the Knowledge of Parent, of the other parties thereto (including the applicable borrowers), in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. Parent has also delivered to the Company a true and complete copy of any fee letter in connection with the Debt Financing Commitments (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical fee amounts provided therein) (any such fee letter, a "Fee Letter").

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(b)          Assuming (A) the Financing is funded in accordance with the Equity Financing Commitments and the Debt Financing Commitments, as applicable, (B) the Founder Securities are cancelled in accordance with Section 3.1(b) and (C) the satisfaction of the conditions to the obligation of the Parent Parties to consummate the Merger as set forth in Section 7.1 and Section 7.2 or the waiver of such conditions, the Parent Parties will have at and after the Closing funds sufficient to pay the aggregate amount of consideration payable to the holders of Company Shares (including Company Shares represented by ADSs) in accordance with Section 3.1(c) (the "Merger Consideration"), the aggregate amount of consideration payable in respect of Company Options and Company Restricted Shares in accordance with Section 3.1(f), any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby (including any applicable consideration to the holders of Company Convertible Notes pursuant to Section 3.6 or repurchase of any Company Convertible Notes in accordance with the terms of the applicable Indenture Agreement), and all related fees and expenses payable by the Parent Parties in connection with such transactions. The obligations of the financing sources to fund the commitments under the Financing Commitments are not subject to any contractual conditions other than as set forth in the Financing Commitments, and the subscription agreements attached to the Equity Financing Commitments do not contain any condition to which any Equity Investor's obligation to fund its Equity Financing under its Equity Financing Commitment is subject other than those set forth in the first sentence of Section 2 of the Equity Financing Commitments.

(c)          As of the date of the Agreement, each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Parent Parties party thereto and the other parties thereto, has not been amended or modified, to the Knowledge of Parent, no such amendment or modification is contemplated, the obligations and commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and to the Knowledge of Parent, no such withdrawal, termination or restriction is contemplated. The Parent Parties have fully paid any and all fees, if any, that are payable on or prior to the date hereof under the Financing Commitments and will pay when due all other fees arising under the Financing Commitments as and when they become due and payable thereunder. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of the Parent Parties party thereto or, to the Knowledge of Parent, any other parties thereto, under the Financing Commitments, or would otherwise excuse or permit the financing sources to refuse to fund their respective obligations under the Financing Commitments. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein, and there are no side letters or other oral or written Contracts related to the funding of the full amount of the Financing to which any Parent Party or any of its Subsidiaries is a party other than (i) as expressly set forth in the Financing Commitments, and (ii) customary engagement letters and the Fee Letters.

Section 5.7 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of any Parent Party for which the Company could have any liability prior to Closing.

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Section 5.8 Limited Guarantees. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a duly executed Limited Guarantee with respect to certain matters on the terms specified therein. Each of the Limited Guarantees is in full force and effect and constitutes a valid, binding and enforceable obligation of the applicable Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under any Limited Guarantee.

Section 5.9 Ownership of Company Shares. As of the date hereof, other than (i) 1,837,288.5 Class A Shares and 29,340,466 Class B Shares held by Global Village, (ii) 112,500 Class A shares held by Mr. Hongyi Zhou and (iii) 2,040,780 Class A Shares and 12,099,307 Class B Shares held by Young Vision, none of the Parent Parties beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

Section 5.10 Independent Investigation. The Parent Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries, which investigation, review and analysis was performed by the Parent Parties, their respective Affiliates and Representatives. Each Parent Party acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, the Company Subsidiaries or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 5.11 Buyer Group Contracts. Except as set forth in Section 5.11 of the Parent Disclosure Schedules (the Contracts set forth therein, the "Buyer Group Contracts"), there are no agreements, arrangements or understandings, whether or not legally enforceable, with respect to any security of the Company between or among two or more of the following persons: the Equity Investors, the Parent Parties, the Founder Securityholders, the Guarantors and any of their respective Affiliates. None of Parent, Merger Sub and any of their respective Affiliates has entered into any arrangements with any member of the Company's management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from taking any action that the Company is permitted to take pursuant to Section 6.4.

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Section 5.12 Non-Reliance on Company Estimates. The Company has made available to the Parent Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and the Company Subsidiaries and certain plan and budget information. Each Parent Party acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each Parent Party acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Parent Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that no Parent Party is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, the Company Subsidiaries or their respective Affiliates and Representatives, and each Parent Party shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

Article VI
Covenants

Section 6.1 Conduct of Business Pending the Closing

(a)          Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, except as set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions (it being understood that if any action is permitted by any of the following subsections, such action shall be permitted under Section 6.1(a)):

(i)        amend or otherwise change the Company Memorandum and Articles or equivalent organizational documents of the Company Subsidiaries;

(ii)       issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of any class or series of its share capital or other Equity Interests of the Company and any of the Company Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its share capital or other Equity Interests of the Company and any of the Company Subsidiaries (other than (i) pursuant to the vesting of Company Options, or Company Restricted Shares existing on the date hereof on the terms in effect on the date hereof, (ii) pursuant to any Contract in effect on the date of this Agreement, (iii) grants to employees or directors of Company Options and Company Restricted Shares issued in the ordinary course of business, or (iv) the transfer or other disposition of securities between or among the Company and the Company Subsidiaries.

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(iii)      declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its share capital (other than dividends paid by a direct or indirect Company Subsidiary to the Company or to any Company Subsidiary), or enter into any agreement with respect to the voting of its share capital that is inconsistent with the transaction contemplated hereby;

(iv)      reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its share capital or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its share capital or other Equity Interests, except pursuant to the exercise or settlement of employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v)       acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $50,000,000 (or an equivalent amount in RMB) individually and $200,000,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and the Company Subsidiaries;

(vi)      incur any Indebtedness or issue any debt securities or other Contracts evidencing Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, except for (A) Indebtedness incurred under the Company's or any Company Subsidiary's existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (B) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount not in excess of $50,000,000 (or an equivalent amount in RMB) for all such Indebtedness by the Company and the Company Subsidiaries in the aggregate and (C) Indebtedness owed by any Company Subsidiary to the Company or any other Company Subsidiary.

(vii)     grant any Lien on any of its assets, other than Liens granted in connection with any Indebtedness permitted under Section 6.1(a)(vi);

(viii)    sell, transfer, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $80,000,000 (or an equivalent amount in RMB) in the aggregate except (A) dispositions in the ordinary course of business of obsolete, surplus or worn-out assets or assets that are no longer useful in the conduct of the business of the Company and the Company Subsidiaries; (B) transfers among the Company and the Company Subsidiaries; or (C) in the ordinary course of business consistent with past practice (which for the avoidance of doubt and without limitation to the foregoing shall be deemed to include the sale or other disposition of supply or inventory in the ordinary course of business);

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(ix)         sell, transfer, assign, license, grant any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse, permit to be subject to any Lien, or fail to maintain any material Company Intellectual Property Right other than cancellation, abandonment, permitting to lapse, disposal of, or expire such Company Intellectual Property Rights that are no longer used or useful in any of the Company's or its Subsidiaries' respective businesses or pursuant to Contracts in effect prior to the date hereof, or disclose to any Person any confidential information (except for disclosure of confidential information in the ordinary course of business consistent with past practice, pursuant to appropriate confidentiality agreements, pursuant to non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice, or pursuant to obligations to maintain the security and confidentiality thereof arising by operation of law);

(x)          authorize, or make any commitment with respect to, any single capital expenditure in excess of $30,000,000 (or an equivalent amount in RMB) or capital expenditures for the Company and the Company Subsidiaries in excess of $100,000,000 (or an equivalent amount in RMB) in the aggregate;

(xi)         except (i) to the extent required under any Company Plan as existing on the date hereof, (ii) as may be required pursuant to the terms of employment, severance, retention, change in control, consulting, termination or similar type of Contract existing as of the date hereof, (iii) as expressly permitted pursuant to Section 3.1(f) in the case of any acceleration or cancellation of equity awards under the Company Share Plans and (iv) in the ordinary course of business and in a manner consistent with past practice, (A) grant or announce any stock option, equity, equity-linked or incentive awards, (B) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plans, or (C) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or benefit arrangement or any collective bargaining agreement;

(xii)        except as may be required by GAAP or as a result of a change in Law, make any material change in accounting principles, policies, practices, procedures or methods used by the Company;

(xiii)       materially change any method of Tax accounting not required by law, make or change any material Tax election not required by law, file any materially amended Tax Return (except as required by applicable Law), settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, surrender any right to claim a material Tax refund, fail to pay any material Taxes as they become due and payable, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax, in each case to the extent such election, settlement, compromise, extension, waiver or other action would have the effect of materially increasing the Tax liability of the Company or any of the Company Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of the Company Subsidiaries existing on the Closing Date;

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(xiv)      settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $15,000,000 (or an equivalent amount in RMB) in the aggregate, or (B) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement;

(xv)       (A) enter into (other than extensions at the end of a term in the ordinary course of business), terminate or materially amend or modify any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any Company Material Contract; in each case that would reasonably be expected to have a Company Material Adverse Effect.

(xvi)      fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xvii)     adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger, any merger or consolidation among Subsidiaries of the Company, or the dissolution or reorganization of a Subsidiary of the Company in the ordinary course of business consistent with past practice); or

(xviii)    knowingly commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

Nothing contained in this Agreement is intended to give any Parent Party, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries' respective operations.

(b)          Conduct of Business by the Parent Parties Pending the Closing. Each Parent Party agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of any Parent Party to consummate the Merger or the other transactions contemplated hereby.

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Section 6.2 Proxy Statement; Schedule 13E-3; Company Shareholders Meeting

(a)          Proxy Statement; Schedule 13E-3.

(i)        As promptly as reasonably practicable after the date hereof, the Company, with the assistance of the Parent Parties, shall prepare a proxy statement relating to authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger (such proxy statement, as amended or supplemented, the "Proxy Statement"). The Parent Parties shall furnish all information as the Company may reasonably request in connection with the preparation of the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement. Subject to and without limiting the rights of the Special Committee and the Company Board to effect a Company Adverse Recommendation Change pursuant to Section 6.4(d), the Proxy Statement shall include the Company Recommendation.

(ii)       Schedule 13E-3. Concurrently with the preparation of the Proxy Statement, the Company and the Parent Parties shall jointly prepare and file with the SEC a Schedule 13E-3 with respect to the Merger. The Company and the Parent Parties shall cooperate and consult with each other in preparation of the Schedule 13E-3, including, without limitation, furnishing the information required by the Exchange Act to be set forth in the Schedule 13E-3.

(iii)      SEC Comments. The Company, after consultation with and with the assistance of the Parent Parties, shall respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Schedule 13E-3. The Company will advise Parent, as promptly as reasonably practicable after it receives notice thereof, of any request by the SEC for amendment of the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information and will as promptly as reasonable practicable supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3. The Company shall not (i) mail the Proxy Statement, including any amendments or supplements thereto, (ii) file the Schedule 13E-3, including any amendments or supplements thereto, (iii) respond to any comments by the SEC, or (iv) file any other required filings, including any amendments or supplements thereto, unless (x) Parent and its counsel have had a reasonable opportunity to review and propose comments on such document or response and (y) the Company has considered in good faith those comments reasonably proposed by Parent and its counsel. As promptly as reasonably practicable after the SEC confirms that it has no further comments to the Schedule 13E-3, the Company shall mail the Proxy Statement and all other proxy materials to the holders of Company Shares and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

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(iv)        Information Supplied. Each of the Parent Parties and the Company agrees, as to it and its respective Affiliates, directors, officers, employees, agents or Representatives, that none of the information supplied or to be supplied by any Parent Party or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Company Shares and at the time of the Company Shareholders Meeting or any adjournment thereof, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by any Parent Party expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC. If at any time prior to the Effective Time, any event or circumstance relating to the Parent Parties or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with the other Party with respect to such amendment or supplement and shall afford the other Party and their Representatives reasonable opportunity to comment thereon.

(v)         Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 6.4, in connection with any disclosure regarding a Company Adverse Recommendation Change, the Company shall not be required to provide Parent the opportunity to review or comment on (or include comments proposed by Parent in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

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(b)          Shareholders Meeting.

(i)        Subject to Section 8.1, as promptly as reasonably practicable following the date on which the SEC confirms that it has no further comments on the Schedule 13E-3, the Company shall (i) take, in accordance with the Cayman Companies Law and the Company Memorandum and Articles, all action necessary to duly call, give notice of, set a record date for and hold an extraordinary general meeting of its shareholders (the "Company Shareholders Meeting"), which shall not be held later than forty (40) days after the date on which the Proxy Statement is mailed to the holders of Company Shares for the purpose of obtaining the Shareholder Approval and (ii) mail or cause to be mailed a letter to the holders of Company Shares, notice of the Company Shareholders Meeting and form of proxy accompanying the Proxy Statement that will be provided to the holders of Company Shares in connection with the solicitation of proxies for use at the Company Shareholders Meeting.

(ii)        The Company may recommend the adjournment of the Company Shareholders Meeting to holders of Company Shares to a later date (but in any event no later than five (5) Business Days prior to the End Date), in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of any party hereto, any supplemental or amended disclosure, and (B) such supplemental or amended disclosure to be disseminated and reviewed by the holders of the Company Shares prior to such adjourned meeting.

(iii)      Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless permitted by this Agreement, required to do so by applicable Law. In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new record date.

(iv)      Unless there has been a Company Adverse Recommendation Change pursuant to Section 6.4(d), the Company shall (A) make the Company Recommendation, and (B) take all reasonable lawful action to solicit the Shareholder Approval. The Company shall, upon the reasonable request of Parent, use its commercially reasonable efforts to advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders Meeting or any adjournment thereof, as to the aggregate tally of the proxies received by the Company with respect to the Shareholder Approval. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the authorization and approval of this Agreement and the Plan of Merger and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Shares at the Company Shareholders Meeting or any adjournment thereof.

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(c)          Company Obligations. Subject to the Company's right to terminate this Agreement pursuant to Section 8.1(c), the Company's obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal.

Section 6.3 Access to Information; Confidentiality

(a)          Access to Information. Subject to Section 6.3(b), from the date of this Agreement to the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, the Company shall, and shall instruct each of the Company Subsidiaries and each of its and their respective Representatives (collectively, the "Company Representatives") to: (i) provide to the Parent Parties and each of their respective Representatives (collectively, the "Parent Representatives") access at reasonable times during normal business hours, upon reasonable prior notice, to the senior management and key employees of the Company and (ii) furnish or cause to be furnished such material information concerning the business of the Company as any Parent Party or any Parent Representative may reasonably request; provided that the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the NDAs or any similar agreement with respect to such information, (B) take or allow actions that would unreasonably interfere with the Company's or any Company Subsidiary's operation of its business or (C) provide access to or furnish any information if doing so would violate any applicable Law, Order or Contract, or give a third party the right to terminate or accelerate the rights under a Contract (provided that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation), or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company's or any Company Subsidiary's privilege with respect thereto, or if the Company determines in good faith that such information involve trade secrets of the Company or the Company Subsidiaries.

(b)          Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDAs or any similar confidentiality agreement entered into by any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3.

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Section 6.4        Go Shop.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until 11:59 p.m. Hong Kong time on the date which is forty-five (45) days after the date of this Agreement (the “Go-Shop Period End Date”), the Company and the Company Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person (each, a “Solicited Person”) pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly provide to Parent any information concerning the Company or the Company Subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. Within forty-eight (48) hours following the Go-Shop Period End Date, the Company shall notify Parent of the material terms and conditions of any proposal or offers regarding an Acquisition Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof. Except as otherwise expressly provided in Section 6.4(b), the Company shall (x) immediately cease any discussions with any person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Acquisition Proposal, and (y) promptly request each person (other than Parent and any Excluded Party) that has heretofore executed a standstill, confidentiality or similar agreement in connection with such person’s consideration of an Acquisition Proposal to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such person under the terms of the applicable agreement. Except as set forth in Section 6.4(b), immediately after the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company agrees that neither it nor any of the Company Subsidiaries shall, nor shall the Company or any of the Company Subsidiaries authorize or permit any of their respective Representatives to, directly or indirectly:

(i)        initiate, solicit, propose, encourage (including by providing information) or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

(ii)       engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;

(iii)      grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover Law, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal;

(iv)      approve, endorse, recommend, execute or enter into any Alternative Acquisition Agreement or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

(v)       propose, agree or publicly announce an intention to do any of the foregoing.

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(b)          Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Shareholder Approval, the Company, the Company Subsidiaries and the Company's and the Company Subsidiaries' Representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.4:

(i)        grant a waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover Law for the purpose of allowing any Person or group of Persons to make an Acquisition Proposal;

(ii)       contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(iii)      provide information (including any non-public information or data concerning the Company or any of the Company Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within 48 hours) provided to Parent); provided that the Company shall concurrently make available to Parent any non-public information concerning the Company and the Company Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; and/or

(iv)      engage or participate through the Special Committee in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal. For the avoidance of doubt, after the Go-Shop Period End Date, the Company may continue to take any of the actions described in Section 6.4(a) with respect to any proposals or offers regarding an Acquisition Proposal submitted by a Solicited Person on or before the Go-Shop Period End Date if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes, or may reasonably be expected to result in, a Superior Proposal (each such Solicited Person, an “Excluded Party”);

provided that prior to taking any action described in Section 6.4(b)(iii) or Section 6.4(b)(iv) above, the Company Board (or the Special Committee) shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(c)          except as expressly provided by Section 6.4(d) and Section 6.4 (e), neither the Company Board nor any committee thereof shall:

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(i)          (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to any Parent Party, the Company Recommendation with respect to the Merger, (B) authorize, approve or recommend, or declare advisable (publicly or otherwise) or propose to authorize, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (D) fail to include the Company Recommendation in the Proxy Statement or (E) make any other public statement that is inconsistent with the Company Recommendation (any action described in clauses (A) through (E), a "Company Adverse Recommendation Change"); provided, however, that a "stop, look and listen" communication by the Company Board (or the Special Committee) pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating an Acquisition Proposal, which did not result from any breach of this Section 6.4, shall not be deemed to be a Company Adverse Recommendation Change; or

(ii)         cause or permit the Company or any Company Subsidiary to enter into any Alternative Acquisition Agreement.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Shareholder Approval, the Company Board (upon recommendation of the Special Committee) may (x) in response to an Intervening Event, effect a Company Adverse Recommendation Change or (y) if the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal, (i) effect a Company Adverse Recommendation Change with respect to such Superior Proposal and/or (ii) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i)          (A) with respect to a Company Adverse Recommendation Change in response to an Intervening Event, the Company Board (or the Special Committee) determines in good faith, after consultation with its independent nationally recognized financial advisor and outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Laws, or (B) with respect to a Company Adverse Recommendation Change or a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.4, the Company Board (or the Special Committee) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal;

(ii)         the Company shall have complied with its obligations under this Section 6.4;

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(iii)        prior to effecting a Company Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement in accordance with Section 6.4(d)(y), (A) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the "Notice Period"), to the effect that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal pursuant to this Section 6.4(d), which notice shall specify the basis for such Company Adverse Recommendation Change or termination of this Agreement, including the identity of the party making the Superior Proposal, the material terms thereof, and (B) prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into such Alternative Acquisition Agreement, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) provide to Parent and the Parent Representatives any confidential information that has been disclosed to the party making the Superior Proposal and has not been disclosed to Parent or the Parent Representatives, (2) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (3) permit Parent and the Parent Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall deliver a new written notice to Parent and comply with the requirements of this Section 6.4 (including Section 6.4(d)) with respect to such new written notice; and

(iv)        following the end of the Notice Period (and any renewed period thereof), the Company Board (or the Special Committee) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement and/or the Financing Documents, that (1) with respect to a Company Adverse Recommendation Change, failure to effect a Company Adverse Recommendation Change would still reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal.

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(e)          Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board (or the Special Committee) from complying with its disclosure obligations under applicable Laws, including U.S. federal Law, with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders); provided that any such disclosure (other than a statement that the Company Board or the Special Committee has received and is currently evaluating such Acquisition Proposal and/or describing the operation of this Agreement with respect thereto, or a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation within two (2) Business Days following any request by Parent.

(f)          Following the Go-Shop Period End Date, the Company shall promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably current basis (at least every two Business Days), of the status and terms of any such proposals or offers (including any amendments thereto that are material in any respect) and the status of any such discussions or negotiations. None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change in light of a Superior Proposal.

(g)          In the event any Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 6.4, then the Company shall be deemed to be in breach of this Section 6.4.

(h)          Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of the holders of Company Shares any Acquisition Proposal or propose to do so.

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Section 6.5 Commercially Reasonable Efforts.

(a)          Subject to the terms and conditions of this Agreement, including Section 6.4, the Parent Parties shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts, and the Company shall use (and shall cause the Company Subsidiaries to use) commercially reasonable efforts, to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its respective part under this Agreement and applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders, including the PRC Required Approvals, necessary to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that all obligations of the Company and the Parent Parties relating to the Financing shall be governed exclusively by Section 6.6 and Section 6.7, and not this Section 6.5, and for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.1 or Section 6.4 hereof shall be prohibited by this sentence. In furtherance and not in limitation of the foregoing provisions of this Section 6.5(a), the Parent Parties shall prepare and make all filings and submit all written materials, to the relevant PRC Governmental Entities, in each case, as promptly as practicable after the date of this Agreement and as may be reasonably necessary, proper or advisable for the obtaining of each of the PRC Required Approvals.

(b)          Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby, provided, however, that such materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege and confidentiality concerns. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)          Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including (i) the obtaining of the PRC Required Approvals and (ii) promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any Third Party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated hereby. Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filings related to the transactions contemplated by this Agreement, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

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(d)          In furtherance and not in limitation of the covenants of the Parties contained in Section 6.5(a) through Section 6.5(c), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violation of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Party shall use its commercially reasonable efforts to vigorously contest, resist and otherwise resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall the Company or any of its Affiliates be required to pay any material amount (other than the payment of filing fees and fees of counsel).

Section 6.6 Financing.

(a)          The Parent Parties shall use their reasonable best efforts to arrange (or cause to be arranged) the Financing on the terms and conditions described in the Financing Commitments in a timely manner including using reasonable best efforts to (i) negotiate (or cause to be negotiated) definitive agreements (the "Financing Agreements") with respect thereto on the terms and conditions contained therein, (ii) satisfy (or cause to be satisfied) on a timely basis all conditions applicable to any of the Parent Parties in the Financing Agreements that are within their control and (iii) consummate (or cause to consummated) the Financing contemplated by the Financing Commitments at Closing.

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(b)          If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments or the definitive agreements with respect thereto (the "Debt Financing Agreements"), the Parent Parties shall use their reasonable best efforts to arrange (or cause to be arranged) to obtain alternative financing, including from alternate sources, as promptly as practicable following the occurrence of such event (and in any event not later than ten (10) Business Days prior to the End Date), on terms and conditions not materially less favorable, in the aggregate, and from the standpoint of the Company, to the Parent Parties and the applicable borrowers than those contained in the Debt Financing Commitments, the Debt Financing Agreements and any related Fee Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the "Alternate Debt Financing"), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the "New Debt Financing Commitment") which shall replace the existing Debt Financing Commitments; provided that none of the Parent Parties or the applicable borrowers shall be required to execute any New Debt Financing Commitment or arrange for such Alternate Debt Financing on terms and conditions (including flex provisions) which are materially less favorable, in the aggregate, to the Parent Parties and the applicable borrowers than those included in the Debt Financing Commitments and the Debt Financing Agreements, that such New Debt Financing Commitment is replacing. In the event any New Debt Financing Commitment is obtained, (A) any reference in this Agreement to the "Debt Financing" shall mean the debt financing contemplated by the Debt Financing Commitments as modified pursuant to clause (B) below, (B) any reference in this Agreement to the "Financing Commitments" or the "Debt Financing Commitments" shall be deemed to include the Debt Financing Commitments that are not superseded by a New Debt Financing Commitment at the time in question and the New Debt Financing Commitment to the extent then in effect and (C) any reference in this Agreement to "Fee Letter" shall be deemed to include any fee letter relating to the Debt Financing Commitments that are not superseded by a New Debt Financing Commitment at the time in question and the New Debt Financing Commitments to the extent then in effect.

(c)          None of the Parent Parties shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or Financing Agreements without the prior written consent of the Company if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Financing (it being understood that the Debt Financing or the Equity Financing may be reduced so long as the Equity Financing or the Debt Financing is increased by a corresponding amount) or (ii) impose new or additional conditions to the Financing or otherwise expand, amend or modify to the Financing in a manner that would reasonably be expected to (A) prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby by any Parent Party, or (B) adversely impact in any material respect the ability of the Parent Parties to enforce their rights against the other parties to the Financing Commitments or Financing Agreements. Without limiting the generality of the foregoing, none of the Parent Parties shall release or consent to the termination of the obligations of the Financing Sources under the Financing Commitments or Financing Agreements except as expressly contemplated hereby.

(d)          Each Parent Party acknowledges and agrees that the obtaining of the Financing (including any Alternative Debt Financing) is not a condition to the Closing, and reaffirms its obligation to consummate the Merger and the other transactions contemplated hereby, irrespective and independent of the availability of the Financing, subject to the applicable conditions set forth in Article VII and the requirements of Section 2.2.

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(e)          Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.6 shall require, and in no event shall the reasonable best efforts of any Parent Party be deemed or construed to require, any Parent Party to (i) bring (or cause to be brought) any enforcement action against any source of the Debt Financing to enforce its respective rights under the Debt Financing Commitments or Debt Financing Agreements or (ii) pay (or cause to be paid) any fees in excess of, or agree to "market flex" provisions less favorable to any Parent Party, the applicable borrowers, or the Surviving Company (or any of their Affiliates) than, those contemplated by the Debt Financing Commitments or Debt Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise).

Section 6.7 Financing Assistance. Prior to the Closing, the Company shall, and shall cause each Company Subsidiary to, and shall use its commercially reasonable efforts to cause the Company Representatives to, provide such cooperation as may be reasonably requested by Parent and Merger Sub and the applicable borrowers under the Debt Financing Commitments in connection with the arrangement of the Financing, including:

(a)          participating in a reasonable number of meetings, presentations, due diligence sessions with the Debt Financing Sources;

(b)          to the extent customary and in accordance with applicable Law, facilitate the providing of guarantees and granting of a security interest (and perfection thereof) in and pledge of collateral and assist in the preparation of, and executing and delivering at the Closing, any definitive documents for the Debt Financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing, if applicable and as may be reasonably requested by Parent; provided that no such definitive documents shall be effective until the Effective Time;

(c)          using commercially reasonable efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the Debt Financing Sources or the Debt Financing Commitment, provided that such documents will not take effect until the Effective Time;

(d)          arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the Closing Date;

(e)          furnishing Parent, the applicable borrowers and their financing sources as promptly as reasonable practicable with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent, including all financial statements and projections and other pertinent information required by the Debt Financing Commitments or as otherwise required in connection with the Debt Financing and the transactions contemplated by this Agreement (including information relating to the Company and Company Subsidiaries customary for the placement, arrangement and/or syndication of loans or distribution of debt contemplated by the Debt Financing Commitments to assist in preparation of customary offering or information documents or rating agency or lender or investor presentations relating to such placement, arrangement and/or syndication of loans);

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(f)          taking all actions reasonably necessary to (i) permit the Debt Financing Sources to evaluate the Company's and the Company Subsidiaries' current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (ii) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time; and

(g)          furnishing Parent, the applicable borrowers and their Financing sources promptly with all documentation and other information required by Governmental Entities with respect to the Financing under applicable "know your customer" and anti-money laundering rules and regulations.

Nothing in this Section 6.7 shall require such cooperation to the extent it would require the Company or any of the Company Subsidiaries to (i) to pay any commitment or other similar fee prior to the Effective Time, (ii) to incur any expense unless such expense is reimbursed by Parent promptly after incurrence thereof (it being understood, however, the Company shall bear all costs and expenses of its annual audit), (iii) to take, or commit to taking, any action that is not contingent upon the Closing or would subject it to actual or potential liability prior to the Effective Time, or (iv) to be an issuer or other obligor with respect to any Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse (or cause the applicable borrowers to reimburse) the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.7 and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of the Company Subsidiaries), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.

Section 6.8 Notices of Certain Events. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, each of the Company and Parent shall promptly notify the other orally and in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party to effect the Merger and the other transactions contemplated hereby, not to be satisfied, (b) any Action commenced or, to any Party's Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby (the "Transaction Litigation"), or (c) the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger not to be satisfied; provided, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party, provided, further, that failure to give prompt notice pursuant to this Section 6.8 shall not constitute a failure of a condition set forth in Article VII except to the extent that the underlying fact or circumstance, the occurrence or non-occurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such a failure.

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Section 6.9 Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor the Parent shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same without the other Party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.10 Publicity. The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby (other than any press release or public announcements with respect to a Company Adverse Recommendation Change, Acquisition Proposal, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 6.4). No Party shall issue any such press release or make any such public announcement prior to such consultation, except to the extent the disclosing Party determines it is required to do so by applicable Law or any listing agreement with or rules of NYSE, in which case such Party shall use all reasonable efforts to consult with the other Party before issuing any such release or making any such public announcement.

Section 6.11 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall use commercially reasonable efforts to cause to be delivered to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.12 Indemnification of Directors and Officers

(a)          The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of the Company Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of the Company Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the "Indemnified Parties"). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the memorandum and articles of association (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and the Company Subsidiaries as in effect on the date hereof, and during such six year period, such provisions shall not be amended, repealed, or otherwise modified in any manner except as required by applicable Law.

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(b)          From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Laws, its memorandum and articles of association and any applicable Contracts, each Indemnified Party against any costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to such Indemnified Party's service as a director or officer of the Company or any Company Subsidiary or services performed by such Person at the request of the Company or any Company Subsidiary, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any claim arising from the transactions contemplated hereby, and any actions taken by any Parent Party with respect thereto (including any disposition of assets of the Surviving Company or any Company Subsidiary which is alleged to have rendered the Surviving Company and/or any Company Subsidiary insolvent).

(c)          Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (the "D&O Insurance") with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company's existing policy with respect to any matter claimed against a director or officer of the Company or any Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Company be required to expend for such policy pursuant to this sentence an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; provided, further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

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(d)          In the event Parent, Midco or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Midco or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.12.

(e)          The provisions of this Section 6.12 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.12.

(f)          The agreements and covenants contained in this Section 6.12 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or their respective officers, directors and employees.

Section 6.13 Anti-takeover Law. Parent, the Company and their respective Boards of Directors (or with respect to the Company, the Special Committee, if appropriate) shall use their commercially reasonable efforts to (a) take all reasonable action necessary to ensure that no anti-takeover Law is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (b) if any anti-takeover Law becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to lawfully minimize the effect of such anti-takeover Law on this Agreement or the transactions provided for in this Agreement.

Section 6.14 Stock Exchange De-Listing. Parent shall cause the ADSs to be de-listed from the NYSE and the Company de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.15 Treatment of Convertible Notes. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take all necessary actions required by the terms of the Indenture Agreements, including the giving of any notices required by the Indenture Agreements. The Company shall use their commercially reasonable efforts to take all reasonably necessary actions permitted to be taken prior to the Effective Time and that are within its control such that, in accordance with Sections 14.03 and 14.07 of each of the Indenture Agreements, each outstanding Company Convertible Note shall no longer be convertible into ADSs as of the Effective Time and shall instead be convertible thereafter solely into the right to receive certain cash payments as set forth in Section 3.6 of this Agreement. Except as may be required in connection with the foregoing, between the date hereof and the earlier of the Effective Time and the End Date, neither the Company nor any Company Subsidiary shall, without the prior written consent of Parent, amend, modify or waive any provisions of the Company Convertible Notes or the Indenture Agreements or otherwise take any action which would have the effect, whether alone or in combination with any other action, of changing the conversion rate of the Company Convertible Notes, if applicable.

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Section 6.16 No Amendment to Buyer Group Contracts. The Parent Parties shall not, and each shall cause its respective controlled Affiliates not to amend or modify any Buyer Group Contract.

Section 6.17 Management. In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company's management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from taking any action that the Company is permitted to take pursuant to Section 6.4.

Section 6.18 Actions Taken at Direction of Parent or Chairman. Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if the alleged breach is the proximate result of action or inaction taken by the Company at the express direction of any officer or director of Parent, including Mr. Hongyi Zhou, without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Section 6.19 Obligations of Founder Securityholders. At the Company Shareholders Meeting and any other meeting of the shareholders of the Company called to seek the Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Merger or any other transaction contemplated hereby is sought, each Founder Securityholder shall, and shall cause its Affiliates to, vote all Company Shares held or otherwise beneficially owned by it in favor of granting the Shareholder Approval, and waive any Dissenter Rights or appraisal rights it may have under the Cayman Companies Law. Each Founder Securityholder agrees that it shall not, and shall cause its Affiliates not to, sell, transfer or otherwise dispose of any Company Shares held or otherwise beneficially owned by it between the date of this Agreement and the earliest to occur of (a) the Effective Time, (b) the termination of this Agreement in accordance with Article VIII under circumstances in which the Parent Termination Fee would not become due and payable pursuant to Section 8.2(c) hereof, and (c) the termination of the Escrow Agreement in the event that this Agreement is terminated in accordance with Article VIII under circumstances in which the Parent Termination Fee would become due and payable pursuant to Section 8.2(c) hereof.

Article VII
Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver (in the case of the Company, upon the approval of the Special Committee), at or prior to the Closing Date of the following conditions:

(a)          Shareholder Approval. The Shareholder Approval shall have been obtained.

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(b)          No Injunctions or Restraints. (x) No Order (whether temporary, preliminary or permanent in nature) shall have been issued by any Governmental Entity, and (y) no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which, in any case, is in effect that enjoins, restrains, prohibits or otherwise makes illegal the consummation of the Merger.

(c)          Additional Approvals. All PRC Required Approvals in relation to the transaction contemplated by this Agreement shall have been completed or obtained.

Section 7.2 Additional Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one or more of which may be waived in writing by Parent:

(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 4.2(a) and Section 4.2(b), the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Company Material Adverse Effect," except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.2(a) and Section 4.2(b), shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer's Certificate. Parent shall have received a certificate from the Company, dated the Closing Date, signed by an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).

(d)          Dissenting Shares. The aggregate amount of Dissenting Shares (which shall not include any Company Shares owned by (or represented by ADSs which are owned by) any of the Buyer Group Parties and their Affiliates) shall be less than twenty percent (20%) of the total outstanding Company Shares immediately prior to the Effective Time.

(e)          No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect which is continuing.

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Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one of which may be waived in writing by the Company:

(a)          Representations and Warranties. The representations and warranties of the Parent Parties set forth in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by any Parent Party of its obligations under this Agreement.

(b)          Agreements and Covenants. Each Parent Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Parent Party on or prior to the Closing Date.

(c)          Officer's Certificate. The Company shall have received a certificate from Parent, dated the Closing Date, signed by an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company or any Parent Party may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party's failure to use the standard of efforts required from such Party to comply with this Agreement and consummate the transactions provided for herein.

Article VIII
Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by (i) in the case of the Company, the Company Board (acting only upon the recommendation of the Special Committee) and (ii) in the case of Parent, its Board of Directors, whether before or after receipt of the Shareholder Approval (except as set forth in Section 8.1(c)(iii)):

(a)          by mutual written consent of Parent and the Company; or

(b)          by either Parent or the Company:

(i)        if the Merger shall not have been consummated by 11:59 p.m., Hong Kong time, on September 18, 2016 (the "End Date");

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(ii)       if (x) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company or any Parent Party from consummating the Merger and such Order has become final and non-appealable or (y) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; provided that prior to termination pursuant to this Section 8.1(b)(ii), each of the Parent Parties shall have used its reasonable best efforts and the Company shall have used its commercially reasonable efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order or Law and shall have complied in all material respects with its obligations under Section 6.5; or

(iii)      if the Shareholder Approval is not obtained at the Company Shareholders Meeting or any adjournment thereof at which this Agreement has been voted upon;

provided, however, that in each of clauses (i) through (iii) above, the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied; or

(c)          by the Company:

(i)        if (x) any Parent Party shall have breached any of the covenants or agreements contained in this Agreement to be complied with by such Parent Party such that the closing condition set forth in Section 7.3(b) would not be satisfied or (y) there exists a breach of any representation or warranty of any Parent Party contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the End Date or is not cured by the Parent Parties within thirty (30) calendar days after Parent receives written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b), as applicable, not being satisfied;

(ii)       (x) all of the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied, (y) the Company has delivered to Parent an irrevocable confirmation in writing that all of the conditions set forth Section 7.3 (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.3) and that the Company is ready, willing and able to consummate the Closing and (z) the Parent Parties fail to complete the Closing within fifteen (15) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2; or

(iii)      prior to obtaining the Shareholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.4(d); provided, that the Company shall have paid any amounts due pursuant to Section 8.2(b) in accordance with the terms, and at the times, specified therein; or

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(d)          by Parent:

(i)        if (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the End Date or is not cured by the Company, within thirty (30) calendar days after the Company receives written notice of such breach from any Parent Party; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of any Parent Party contained in this Agreement that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b), as applicable, not being satisfied; or

(ii)       if (x) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, or (y) the Company Board shall have approved or recommended, or entered into or allowed the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement.

(e)          Notice of Termination. The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

Section 8.2 Effect of Termination; Termination Fee.

(a)          Effect of Termination Generally. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Parent Party or the Company or their respective officers, directors or Affiliates; provided that the provisions of this Section 8.2, Section 6.3(b), Section 6.10, Article IX and the NDAs shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, in no event shall any Party (or any member of the Parent Group or Company Group) be liable for punitive damages.

(b)          Company Termination Fee. In the event this Agreement is terminated

(i)        by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii);

(ii)       by the Company pursuant to Section 8.1(c)(iii); or

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(iii)      by either Parent or the Company pursuant to Section 8.1(b), if (A) at or prior to the termination of this Agreement, a Third Party shall have delivered to the Company Board a bona fide Acquisition Proposal (provided that for purposes of this Section 8.2(b)(iii), all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to references to "50%") and such Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement (such Acquisition Proposal, the "Outstanding Proposal"), and (B) within twelve (12) months after the termination of this Agreement, the transactions contemplated by the Outstanding Proposal are consummated, then, subject to Section 8.2(f), Tianjin Qisi Technology Co., Ltd. (天津奇思科技有限公司), a Company Subsidiary established in the PRC, shall pay, and the Company shall cause Tianjin Qisi Technology Co., Ltd. (天津奇思科技有限公司) to pay, an amount equal to RMB1,442,250,000 (the "Company Termination Fee") by wire transfer of immediately available funds in RMB to one or more accounts designated by Parent (or its designee) promptly, but in any event (x) within five (5) Business Days after the date of such termination in the case of a termination referred to in clause (i), (y) concurrently with such termination in the case of a termination referred to in clause (ii) or (z) concurrently with the consummation of the transactions contemplated under the Outstanding Proposal referred to in clause (iii), by wire transfer of immediately available funds to one or more accounts designated by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

Notwithstanding anything herein to the contrary, (i) in the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii) or by Parent pursuant to Section 8.1(d)(ii), in each case in connection with an Acquisition Proposal received by the Company on or before the Go-Shop Period End Date, the “Company Termination Fee” shall mean a fee in the amount of RMB641,000,000.

(c)          Parent Termination Fee. In the event that this Agreement is validly terminated (i) (A) by the Company or by any Parent Party in accordance with Section 8.1(b)(i), (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder such that the condition to Closing set forth in Section 7.1(c) would not be satisfied, and (C) all conditions to Closing (other than the condition to Closing set forth in Section 7.1(c) and other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived except for the condition set forth in Section 7.1(c), (ii) (A) by the Company or by any Parent Party in accordance with Section 8.1(b)(ii)(x), (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder such that the closing condition set forth in Section 7.1(b)(x) would not be satisfied, and (C) all conditions to Closing (other than the condition to Closing set forth in Section 7.1(b) and other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived or (iii) by the Company in accordance with Section 8.1(c)(i) or Section 8.1(c)(ii), then, subject to Section 8.2(e), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Tianjin Qisi Technology CO., Ltd. (天津奇思科技有限公司), a Company Subsidiary established in the PRC (“Designated Company Recipient”), by wire transfer of immediately available funds in RMB to one or more accounts of the Designated Company Recipient designated by the Company, the Parent Termination Fee. “Parent Termination Fee” means, (x) in the case of Section 8.2(c)(i) or Section 8.2(c)(ii), an amount equal to RMB641,000,000, and (y) in the case of Section 8.2(c)(iii), an amount equal to RMB2,884,500,000. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

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(d)          Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.2(b) and Section 8.2(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate the Parent Parties or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.2, the Parties would not have entered into this Agreement.

(e)          Limitations on Liabilities of Parent Group.

(i)          Notwithstanding anything to the contrary in this Agreement, the Financing Commitments or the Limited Guarantees, in the event that the Parent Parties fail to effect the Closing when required pursuant to Section 2.2 for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.6, the Company's termination of this Agreement and receipt of the Parent Termination Fee pursuant to Section 8.2(c) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries and all members of the Company Group (as defined below) against (A) any Parent Party or the Guarantors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any Parent Party or any Guarantor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to any Parent Party or any Guarantor or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (A) through (D), collectively, the "Parent Group"), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither any Parent Party nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated hereby (including the Financing Commitments and the Limited Guarantees) other than the payment of the Parent Termination Fee pursuant to Section 8.2(c), and in no event shall any of the Company, the Company Subsidiaries, the direct or indirect shareholders of the Company or any other Person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the "Company Group") seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the transactions contemplated hereby (including the Financing Commitments and the Limited Guarantees), other than (without duplication) from Parent to the extent provided in Section 8.2(c) or the Guarantors to the extent provided in the Limited Guarantees. Without limiting the rights of the Company against the Parent Parties hereunder, in no event shall the Company, any Company Subsidiary, or any of its Affiliates, and the Company agrees not to and to cause any Company Subsidiary or Affiliate not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any member of the Parent Group (other than any payment from the Guarantors to the extent set forth in the Limited Guarantees or the payment of the Parent Termination Fee pursuant to Section 8.2(c)). In no event shall the Company or any member of the Company Group be entitled to seek the remedy of specific performance of this Agreement other than as specifically set forth in Section 9.6. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by Section 9.6 and the payment of the Parent Termination Fee pursuant to Section 8.2(c), under no circumstances shall the Company (or any member of the Company Group or any other Person) be permitted or entitled to receive both such grant of specific performance and payment of the Parent Termination Fee (or any other money damages).

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(ii)       The Company agrees to cause any Action (whether such Action is being prosecuted by the Company or any other member of the Company Group) pending against any Parent Party or any member of the Parent Group to be dismissed with prejudice at such time as, in connection with this Agreement or any of the transactions contemplated hereby (including the Financing Commitments), Parent pays the Parent Termination Fee pursuant to Section 8.2(c). Upon payment of the Parent Termination Fee, no Person shall have any rights (whether at law, in equity, in contract, in tort or otherwise) against any member of the Parent Group and no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including the Financing Commitments and the Limited Guarantees). Nothing in this Section 8.2 shall in any way expand or be deemed to expand the circumstances in which any Parent Party or any other member of the Parent Group may be liable under this Agreement or any of the transactions contemplated hereby (including the Financing Commitments and the Limited Guarantees).

(iii)      The provisions of this Section 8.2(e) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

(f)          Limitations on Liabilities of Company Group.

(i)        Notwithstanding anything to the contrary in this Agreement, if the Company pays the Company Termination Fee pursuant to Section 8.2(b), then any such payment shall be the sole and exclusive remedy of the Parent Group against the Company Group and none of the members of Company Group shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or the failure of the Merger to be consummated.

(ii)       Parent agrees to cause any Action (whether such Action is being prosecuted by Parent or any other member of the Parent Group) pending against the Company or any member of the Company Group to be dismissed with prejudice at such time as, in connection with this Agreement or any of the transactions contemplated hereby, the Company pays the Company Termination Fee pursuant to Section 8.2(b).

(iii)      The provisions of this Section 8.2(f) are intended to be for the benefit of, and shall be enforceable by, each member of the Company Group.

Section 8.3 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and, in the case of the Company upon the approval of the Special Committee, subject to Section 8.4, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any breach or inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided that after receipt of the Shareholder Approval, there may not be any extension or waiver of this Agreement which decreases the Per Share Merger Consideration or Per ADS Merger Consideration or which adversely affects the rights of the holders of Company Shares hereunder without the approval of such holders of Company Shares. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that the Company may only take such action with the approval of the Special Committee; provided, further that after receipt of the Shareholder Approval, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the holders of Company Shares may be made without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

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Article IX
General Provisions

Section 9.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article IX, the agreements of the Parent Parties and the Company in Article III, and Section 6.12 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

(a) if to any Parent Party, at:

Tower B, Building 2 No.6 Jiuxianqiao Road Chaoyang District Beijing 100015
Attention:	Hongyi Zhou
Facsimile:	+86-10-5878-2000

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower
The Landmark
15 Queen's Road, Central
Hong Kong
Attention:	David Zhang
Jesse Sheley
Facsimile:	+852-3761-3301

(b) if to the Company, at:

Tower A, Building 2
No.6 Jiuxianqiao Road
Chaoyang District
Beijing 100015
Attention:	Fan Zhang
Facsimile:	+86-10-5878-2000

with a copy (which shall not constitute notice) to:

Latham & Watkins
18th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Attention:	Eugene Lee
Zheng Wang
Facsimile:	+852-2912-2600

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(c) if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
c/o 42/F, Edinburgh Tower
The Landmark
15 Queen's Road Central
Hong Kong
Attention:	Z. Julie Gao
Facsimile:	+852-3910-4863

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jianguomenwai Avenue
Chaoyang District,
Beijing 100004
People's Republic of China
Attention:	Peter X. Huang
Daniel Dusek
Facsimile:	+86-10-6535-5577

Section 9.3 Fees and Expenses. The Surviving Company shall pay all charges and expenses, including those of the Paying Agent and all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest), incurred in connection with the transactions contemplated by Article III. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule, Parent Disclosure Schedule and the other documents delivered pursuant hereto), the Financing Commitments, the Limited Guarantees, the Escrow Agreements and any other documents contemplated thereby and the NDAs constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof; provided, however, for the avoidance of doubt, that the NDAs shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the date on which the NDAs expire in accordance with their respective term or are validly terminated by the parties thereto.

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Section 9.6 Specific Performance

(a)          The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Parties in accordance with the terms hereof and that, subject to the limitations set forth in Section 9.6(b), each Party shall be entitled to specific performance of the terms and provisions hereof (including the Parties' obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any Party, in addition to any other remedy at law or equity. Subject to the limitations set forth in Section 9.6(b), each Party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the applicable court presiding over such Action.

(b)          Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that the right of the Company, or any member of the Company Group, to obtain an injunction, specific performance or other equitable relief to cause the Parent Parties to cause the Equity Financing to be funded at the Effective Time, shall be subject to the satisfaction of each of the following conditions: (A) the Parent Parties are required to consummate the Closing pursuant to Section 2.2, (B) the Debt Financing (and any Alternate Debt Financing, if applicable) has been funded or the lenders party to the Debt Financing Commitment have irrevocably confirmed in writing that all conditions to funding of the Debt Financing Commitment have been satisfied (other than funding of the Equity Financing) and the Debt Financing will be funded in accordance with the terms of the Debt Financing Commitment or the Debt Financing Agreements (and any New Debt Financing Commitment, if applicable) at the Effective Time if the Equity Financing is funded at the Effective Time, (C) the Company has irrevocably confirmed in writing that if the Financing (and any Alternate Debt Financing, if applicable) is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by this Agreement to occur, and (D) the Equity Financing has not been funded and the Parent Parties have not consummated the Merger. For the avoidance of doubt, in no circumstance other than as expressly contemplated by this Section 9.6(b) shall the Company be entitled under this Agreement to enforce or seek to enforce specifically any Parent Party's right to cause the Equity Financing to be funded if the Debt Financing (or, if applicable, any Alternate Debt Financing) has not been funded (or will not be funded at the Effective Time even if the Equity Financing is funded at the Effective Time).

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(c)          Notwithstanding anything herein to the contrary, (i) the Parent Parties on the one hand and the Company on the other hand, agree that the election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit the Parent Parties or the Company from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 8.2(b), by Parent on the one hand, or the Parent Termination Fee pursuant to Section 8.2(c), by the Company on the other hand and (ii) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is a Parent Party, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement (other than the Cayman Law Matters (as defined below)) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than the Cayman Law Matters) or the negotiation, execution or performance of this Agreement (other than the Cayman Law Matters) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)          The Merger and other matters set forth under Article II and matters relating to the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Company Shares (including Company Shares represented by ADSs), the rights provided for in Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, the fiduciary and other duties of the Company Board and the directors of Merger Sub, and internal corporate affairs of the Company and Merger Sub (collectively, the "Cayman Law Matters") (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

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(c)          Consent to Jurisdiction.  Subject to Section 9.6 and Section 9.7(b), in the event any dispute arises among the Parties out of or in relation to this Agreement, including any dispute regarding its existence, interpretation, performance, breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any Party has served written notice on the other Parties requesting the commencement of such consultations, then any Party will have the right to demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 9.7(c). The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre ("HKIAC") Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The law of the arbitration agreement shall be Hong Kong law. The appointing authority shall be the HKIAC. There shall be three (3) arbitrators. One (1) arbitrator shall be nominated by the Company and one (1) arbitrator shall be nominated by Parent. If either the Company or Parent shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two (2) arbitrators so chosen shall select a third (3rd) arbitrator; provided that if such two (2) arbitrators shall fail to choose a third (3rd) arbitrator within thirty (30) days after such two (2) arbitrators have been selected, the HKIAC, upon the request of any Party, shall appoint a third (3rd) arbitrator. The third (3rd) arbitrator shall be the presiding arbitrator. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the Parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the Parties hereto otherwise agree in writing. The Parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the Parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The Parties agree that any arbitration award rendered in accordance with the provisions of this Section 9.7(c) shall be final and binding upon them, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or the assets of such Party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the Parties pursuant to or relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

(d)          WAIVER OF JURY TRIAL.  EACH OF THE PARENT PARTIES AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARENT PARTY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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Section 9.8 No Third-Party Beneficiaries. Except as expressly provided in Section 3.1 (Share Capital), Section 3.6 (Treatment of Convertible Notes), Section 6.3(b) (Confidentiality and Restrictions), Section 6.12 (Indemnification of Directors and Officers), Section 8.2(b) (Company Termination Fee), Section 8.2(e) (Limitations on Liabilities), each of the Parent Parties and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties acknowledge and agree that the rights of third party beneficiaries under Section 3.1, Section 3.6 and Section 6.12 shall not arise unless and until the Effective Time occurs. The Parties acknowledge and agree that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as the Parties.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that prior to the Effective Time, the Parent Parties may assign this Agreement (in whole but not in part) to any of their Affiliates. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

Section 9.11 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parent Parties and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Tianjin Qixin Zhicheng Technology Co., Ltd.
(天津奇信志成科技有限公司)

By:	/s/ Hongyi Zhou [Company Stamp of Tianjin Qixin Zhicheng Technology Co., Ltd.]
Name: Hongyi Zhou
Title: Legal Representative

Tianjin Qixin Tongda Technology Co., Ltd.
(天津奇信通达科技有限公司)

By:	/s/ Hongyi Zhou [Company Stamp of Tianjin Qixin Tongda Technology Co., Ltd.]
Name: Hongyi Zhou
Title: Legal Representative

True Thrive Limited
(诚盛有限公司)

By:	/s/ Hongyi Zhou
Name: Hongyi Zhou
Title: Director

New Summit Limited
(新峰有限公司)

By:	/s/ Hongyi Zhou
Name: Hongyi Zhou
Title: Director

Qihoo 360 Technology Co. Ltd.

By:	/s/ Eric X. Chen
Name: Eric X. Chen
Title: Director

[Signature Page to Agreement and Plan of Merger]

solely for purposes of Section 6.19 hereto

Global Village Associates Limited

By:	/s/ Hongyi Zhou
Name: Hongyi Zhou
Title: Authorized Representative

Young Vision Group Limited

By:	/s/ Xiangdong Qi
Name: Xiangdong Qi
Title: Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on ________.

BETWEEN

(1)	New Summit Limited (新峰有限公司), an exempted company incorporated under the laws of the Cayman Islands on October 12, 2015, with its registered office situated at the offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands ("Merger Sub"); and

(2)	Qihoo 360 Technology Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands on June 9, 2005, with its registered office situated at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Company" or "Surviving Company" and together with Merger Sub, the "Constituent Companies").

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated December 18, 2015 made by and among Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), True Thrive Limited (诚盛有限公司), Merger Sub, the Company, Global Village Associates Limited and Young Vision Group Limited, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law").

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Companies Law) is the Surviving Company, which shall be named Qihoo 360 Technology Co. Ltd.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was $50,000 divided into 50,000 ordinary shares of $1.00 par value per share, of which one (1) share has been issued, fully paid and outstanding.

5.

Immediately prior to the Effective Time (as defined below), the authorized share capital of the Company was $500,000 divided into 378,000,000 Class A ordinary shares of $0.001 par value per share and 122,000,000 Class B ordinary shares of $0.001 par value per share, of which 151,503,503 Class A ordinary shares and 42,656,903 Class B ordinary shares have been issued, fully paid and outstanding.

6.	The authorized share capital of the Surviving Company shall be $[•] divided into [•] ordinary shares of $[•] par value per share.

7.	At the Effective Time (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)	Each ordinary share, par value $0.001 per share, of the Company other than any Excluded Shares (as defined in the Agreement) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)	Excluded Shares (other than Dissenting Shares) shall be cancelled and cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)	Dissenting Shares shall be cancelled and cease to exist following payment of their fair value in accordance with Section 238 of the Companies Law, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (unless any holder of Dissenting Shares withdraws or loses their rights to dissent from the Merger under section 238 of the Companies Law in which event such holder shall receive the Per Share Merger Consideration) and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Companies Law.

(d)	Each share of Merger Sub shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

8.	At the Effective Time, the ordinary shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.	The effective date of the Merger, being the date on which it is intended that the Merger is to take effect, shall be the date on which this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the "Effective Time").

PROPERTY

10.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS

[●]	[●]
[●]	[●]
[●]	[●]

SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)	The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and Merger Sub pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of New Summit Limited (新峰有限公司):

[Name]
Director

For and on behalf of Qihoo 360 Technology Co. Ltd.:

[Name]
Director

Appendix I

Appendix II

Exhibit B

EQUITY INVESTORS

1.	CITIC Guoan Information Industry Co., Ltd.

2.	Shen Zhen Ping An Real Estate Investment Co., Ltd

3.	Sunshine Life Insurance Company Ltd.

4.	Taikang Life Insurance Co., Ltd.

5.	New China Capital International Management Limited

6.	Taiping Asset Management Co., Ltd.

7.	Jiangsu Huatai Ruilian M&A Fund (LLP)

8.	Greenland Financial Holdings Group Co., Ltd.

9.	SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership)

10.	Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership)

11.	Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership)

12.	Fortune Fountain (Beijing) Holding Group Co., Ltd.

13.	Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership)

14.	Shanghai Mango Creative Equity Investment Fund

15.	Qiancai NO.1 Equity Investment Limited Partnership Enterprise

16.	Pearl River Life Insurance Co., Ltd.

17.	Hengdian Group Holdings Limited

18.	Jiangsu Gaoli Group

19.	Minsheng Royal Asset Management Co., Ltd.

20.	CCB International Capital Management (Tianjin) Ltd.

21.	China Merchants Wealth Asset Management Co., Ltd.

22.	Huarong Ruize Investment Management Co., Ltd.

23.	Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership)

24.	Golden Brick Silk Road Investment (Shenzhen) LLP

25.	CICC Jiatai (Tianjin) Equity Investment Fund, L.P.

26.	Shanghai Huasheng Lingfei Private Equity Fund Investment (LLP)

27.	BR Wiston Capital

28.	Yi Capital Qiyuan Fund, L.P.

29.	Jiaxingyingfei Investment Center (Limited Partnership)

30.	Jiaxing Yun Qi Internet Plus Venture Partners LLP

31.	Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership)

32.	Shanghai Trust Bridge Partners Investment Management LLC

33.	LTW Chuanfu Investment (Shenzhen) LLP

34.	Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd.

35.	Tianjin Xinxin Qiyuan Investment Limited Partnership

36.	Tianjin Xinxinsheng Investment Limited Partnership

Exhibit C

GUARANTORS

1.	Global Village Associates Limited

2.	Young Vision Group Limited

3.	CITIC Guoan Information Industry Co., Ltd.

4.	Shen Zhen Ping An Real Estate Investment Co., Ltd

5.	Sunshine Life Insurance Company Ltd.

6.	Taikang Life Insurance Co., Ltd.

7.	New China Capital International Management Limited

8.	Taiping Asset Management Co., Ltd.

9.	Jiangsu Huatai Ruilian M&A Fund (LLP)

10.	Greenland Financial Holdings Group Co., Ltd.

11.	SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership)

12.	Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership)

13.	Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership)

14.	Fortune Fountain (Beijing) Holding Group Co., Ltd.

15.	Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership)

16.	Shanghai Mango Creative Equity Investment Fund

17.	Qiancai NO.1 Equity Investment Limited Partnership Enterprise

18.	Pearl River Life Insurance Co., Ltd.

19.	Hengdian Group Holdings Limited

20.	Jiangsu Gaoli Group

21.	Minsheng Royal Asset Management Co., Ltd.

22.	CCB International Capital Management (Tianjin) Ltd.

23.	China Merchants Wealth Asset Management Co., Ltd.

24.	Huarong Ruize Investment Management Co., Ltd.

25.	Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership)

26.	Golden Brick Silk Road Investment (Shenzhen) LLP

27.	CICC Jiatai (Tianjin) Equity Investment Fund, L.P.

28.	Shanghai Huasheng Lingfei Private Equity Fund Investment (LLP)

29.	BR Wiston Capital

30.	Yi Capital Qiyuan Fund, L.P.

31.	Jiaxingyingfei Investment Center (Limited Partnership)

32.	Jiaxing Yun Qi Internet Plus Venture Partners LLP

33.	Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership)

34.	Shanghai Trust Bridge Partners Investment Management LLC

35.	LTW Chuanfu Investment (Shenzhen) LLP

36.	Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd.

37.	Tianjin Xinxin Qiyuan Investment Limited Partnership

38.	Tianjin Xinxinsheng Investment Limited Partnership

ANNEX B: PLAN OF MERGER

PLAN OF MERGER

THIS PLAN OF MERGER is made on ________.

BETWEEN

(1)	New Summit Limited (新峰有限公司), an exempted company incorporated under the laws of the Cayman Islands on October 12, 2015, with its registered office situated at the offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands ("Merger Sub"); and

(2)	Qihoo 360 Technology Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands on June 9, 2005, with its registered office situated at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Company" or "Surviving Company" and together with Merger Sub, the "Constituent Companies").

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated December 18, 2015 made by and among Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), True Thrive Limited (诚盛有限公司), Merger Sub, the Company, Global Village Associates Limited and Young Vision Group Limited, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law").

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Companies Law) is the Surviving Company, which shall be named Qihoo 360 Technology Co. Ltd.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was $50,000 divided into 50,000 ordinary shares of $1.00 par value per share, of which one (1) share has been issued, fully paid and outstanding.

5.

Immediately prior to the Effective Time (as defined below), the authorized share capital of the Company was $500,000 divided into 378,000,000 Class A ordinary shares of $0.001 par value per share and 122,000,000 Class B ordinary shares of $0.001 par value per share, of which              Class A ordinary shares and              Class B ordinary shares have been issued, fully paid and outstanding.

6.	The authorized share capital of the Surviving Company shall be $50,000 divided into 50,000 ordinary shares of $1.00 par value per share.

7.	At the Effective Time (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)	Each ordinary share, par value $0.001 per share, of the Company other than any Excluded Shares (as defined in the Agreement) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)	Excluded Shares (other than Dissenting Shares) shall be cancelled and cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)	Dissenting Shares shall be cancelled and cease to exist following payment of their fair value in accordance with Section 238 of the Companies Law, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (unless any holder of Dissenting Shares withdraws or loses their rights to dissent from the Merger under section 238 of the Companies Law in which event such holder shall receive the Per Share Merger Consideration) and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Companies Law.

(d)	Each share of Merger Sub shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

8.	At the Effective Time, the ordinary shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.	The effective date of the Merger, being the date on which it is intended that the Merger is to take effect, shall be the date on which this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the "Effective Time").

PROPERTY

10.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.	The name and address of the sole director of the Surviving Company are as follows:

NAME	ADDRESS

Hongyi Zhou	Rm 102, Building 313, Yanbeiyuan, Peking University, Haidian District, Beijing, People’s Republic of China

SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)	The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and Merger Sub pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of New Summit Limited (新峰有限公司):

[Name]
Director

For and on behalf of Qihoo 360 Technology Co. Ltd.:

[Name]
Director

Appendix I

Appendix II

ANNEX C: OPINION OF J.P. Morgan Securities (Asia Pacific) Limited AS FINANCIAL ADVISOR

December 18, 2015

Special Committee of the Board of Directors

Qihoo 360 Technology Co. Ltd.

3/F, Building #2, 6 Jiuxianqiao Road

Chaoyang District, Beijing 100015

People’s Republic of China

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Unaffiliated Holders”) of (i) Class A ordinary shares, par value $0.001 per share, of Qihoo 360 Technology Co. Ltd. (the “Company”) (each, a “Class A Ordinary Share” and, collectively, the “Class A Ordinary Shares”), including Class A Ordinary Shares represented by American Depository Shares, each representing 1½ (one and one-half) Class A Ordinary Shares (the “ADSs”), and (ii) the Class B ordinary shares, par value $0.001 per share, of the Company (each, a “Class B Ordinary Share” and, collectively, the “Class B Ordinary Shares”, and, together with the Class A Ordinary Shares, each a “Share” and, collectively, the “Shares”), in each case, other than the holders of the Founder Securities (as defined in the Agreement, as defined below) and any other holders of Shares which will provide financing to, or hold securities of, one or more members of the Acquiror Group prior to, at or after the closing of the proposed Transaction (the “Acquiror Group Affiliates”), of the consideration to be paid to such Unaffiliated Holders in the proposed merger (the “Transaction”) of the Company with New Summit Limited (新峰有限公司) (“Merger Sub”), a wholly-owned subsidiary of True Thrive Limited (诚盛有限公司) (“Midco”), which is a wholly-owned subsidiary of Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司) (“Acquiror”). Acquiror is a wholly-owned subsidiary of Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司) (“Holdco”, and, together with Acquiror, Midco and Merger Sub, the “Acquiror Group”). Pursuant to the Agreement and Plan of Merger, dated as of December 18, 2015 (the “Agreement”), among the Company, Holdco, Acquiror, Midco and Merger Sub, Merger Sub will be merged with and into the Company, and each of the Shares issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than the Excluded Shares (as defined in the Agreement), will be cancelled and thereafter represent the right to receive an amount in cash (in United States dollars) per Share equal to $51.33 without interest (the “Per Share Merger Consideration”) and, as each ADS represents 1½ (one and one-half) Class A Ordinary Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) will represent the right to surrender the ADS in exchange for an amount in cash (in United States dollars) per ADS equal to $77.00 without interest (the “Per ADS Merger Consideration”). We understand that the Excluded Shares (as defined in the Agreement), including the Founder Securities, will be cancelled, and no consideration will be delivered in exchange therefor, in the proposed Transaction.

C-1

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the ADSs and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and pursuant to our engagement letter with you, did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, any member of the Acquiror Group or any other person under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Special Committee of the Board of Directors of the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

C-2

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection with the Transaction to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Per Share Merger Consideration or the Per ADS Merger Consideration to be paid to the Unaffiliated Holders of the Shares or ADSs (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Transaction or with respect to the fairness of any such compensation.

We note that, prior to the date hereof, we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a significant portion of which is payable upon the rendering of this opinion and another portion of which is contingent upon the closing of the Transaction. We may also receive a discretionary fee payable at the sole discretion of the Special Committee of the Board of Directors of the Company upon the closing of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company and certain affiliates of certain members of the Acquiror Group, for which we and such affiliates have received and may in the future receive customary compensation. As of December 16, 2015, we and our affiliates own, on a proprietary basis, approximately 0.19% of the outstanding ADSs. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and affiliates of certain members of the Acquiror Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Unaffiliated Holders (other than Unaffiliated Holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed Transaction is fair, from a financial point of view, to such Unaffiliated Holders.

C-3

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities (Asia Pacific) Limited. This letter is provided to the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company (including any holder of ADSs) as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

C-4

Very truly yours,

J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED

GID number: V547046

C-5

ANNEX D: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) – SECTION 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)            his name and address;

(b)            the number and classes of shares in respect of which he dissents; and

(c)            a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

D-1

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1. Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. The telephone number of the Company's principal executive office is +86 10 5878-1000.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below:

Name	Business Address	Present Principal Employment	Citizenship
Hongyi Zhou	*	Chairman of the Board and Chief Executive Officer of the Company(1)	PRC
Xiangdong Qi	*	Director and President of the Company(2)	PRC
Shu Cao	*	Director and Chief Engineer of the Company(3)	PRC
Neil Nanpeng Shen	*	Director of the Company; Founding Managing Partner of Sequoia Capital China(4)	Hong Kong
Ming Huang	*	Director of the Company; Professor at the Johnson Graduate School of Management at Cornell University and China-European International Business School(5)	United States
William Mark Evans	*	Director of the Company; General partner of Balderton Capital(6)	Canada
Eric Chen	*	Director of the Company; Senior Advisor to Silver Lake(7)	United States
Jianwen Liao	*	Director of the Company; Associate Dean, Academic Director of Innovation Center; Professor at the Cheung Kong Graduate School of Business(8)	United States
Jue Yao	*	Chief Financial Officer of the Company(9)	PRC
Alex Zuoli Xu	*	Co-chief Financial Officer of the Company(10)	Canada
Chao Yang	*	Chief Business Officer of the Company(11)	PRC
Catherine Liu	*	Chief Strategy Officer of the Company(12)	Hong Kong
Jie Chen	*	Chief Operating Officer of the Company(13)	PRC
Yunduan Zheng	*	Senior Vice President of the Company(14)	PRC
Yiran Xu	*	President of Games of the Company(15)	PRC

* 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China

(1) Mr. Hongyi Zhou is a co-founder of the Company and has served as the Company’s chairman and chief executive officer since August 2006.

(2) Mr. Xiangdong Qi is a co-founder of the Company and has served as a director and the president of the Company since its inception in 2005.

(3) Mr. Shu Cao has been a director of the Company since 2006 and served as the chief engineer of the Company since October 2005.

(4) Mr. Neil Nanpeng Shen has been a director of the Company since 2006. Mr. Shen is the founding managing partner of Sequoia Capital China. Mr. Shen is a co-chairman of Homeinns Hotel Group, a director of Ctrip.com International, Ltd. , a director of E-House (China) Holdings Limited, a NYSE-listed real estate services company in China. He is also a director of a number of privately owned companies based in China.

(5) Dr. Ming Huang has been a director of the Company since March 2011. He has been a professor of finance at the Johnson Graduate School of Management at Cornell University since July 2005 and a professor of finance at China-European International Business School (“CEIBS”) since July 2010.

E-1

(6) Mr. William Mark Evans has been a director of the Company since March 2011. Mr. Evans has been a general partner of Balderton Capital, a U.K. based venture capital firm, since September 2002 and currently serves as a director of Yoox Group S.p.A., an online retail company listed on the Borsa Italiana, and a number of private companies.

(7) Dr. Eric Chen has been a director of the Company since January 2014. Dr. Chen joined Silver Lake in 2008 as Managing Director, and has been a senior advisor to Silver Lake since 2015.

(8) Dr. Jianwen Liao has been a director of the Company since December 2014. Dr. Liao is the associate dean, academic director of Innovation Center, and professor of managerial practice in strategy, innovation and entrepreneurship at the Cheung Kong Graduate School of Business. He was a tenured associate professor at the Stuart School of Business, Illinois Institute of Technology from 2006 to 2012.

(9) Ms. Jue Yao has been the Company’s co-chief financial officer since 2012, with expanded responsibilities involving strategic development since 2014, and vice president of finance since 2008. Ms. Yao served as the Company’s financial director from 2006 to 2008.

(10) Mr. Alex Zuoli Xu has been the Company’s co-chief financial officer since February 2011. Prior to joining the Company, Mr. Xu was a managing director at Cowen & Company, LLC, an investment banking service provider, where he led the firm’s investment research in China on Chinese companies listed in the United States. From March 2010 to August 2010, he served as the chief financial officer of Yeecare Holdings, a private health care product distributor in China.

(11) Dr. Chao Yang has been the Company’s chief business officer since October 2015, primarily responsible for the Company’s sales and monetization activities. Before joining the Company, Dr. Chao Yang had served as chief business officer of the mobile Internet business division of Telling Telecommunications Holding Co., Ltd. (000829.SZ) since 2014. From 2007 to 2013, Dr. Yang was Dell’s president of the Greater China Region.

(12) Ms. Catherine Liu has been the Company’s chief strategy officer since October 2015, primarily responsible for its overall strategic planning and investment. Prior to join the Company, Ms. Catherine Liu was head of China technology investment banking at Credit Suisse. She joined Credit Suisse in 2011. Prior to that, she was vice president at Citigroup since 2009.

(13) Ms. Jie Chen has been the Company’s chief operating officer since December 2015, the Company’s senior vice president from March 2014 to December 2015 and the Company’s vice president from 2010 to March 2014, taking leadership roles in various functions, including PC, mobile and IOT business operations.

(14) Mr. Yunduan Zheng has been the Company’s senior vice president since November 2015, primarily responsible for human resource management and general corporate administration. Mr. Yunduan Zheng had served as vice president of China Fortune Land Development (600340.SH), a leading developer and operator of industrial real estate, since 2012. From 2010 to 2012, Mr. Zheng was executive vice president of BOC Fullerton Community Bank.

(15) Mr. Yiran Xu has been the Company’s president of games since November 2015, primarily responsible for the operation of the Company's game platform, and other game-related services. Prior to joining the Company, Mr. Yiran Xu had served as chief business officer of Perfect World Co., Ltd., a leading online game developer in China, since 2010.

During the last five years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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2. Directors and Executive Officers of Holdco

Holdco is a limited liability company incorporated under the laws of the PRC, with its registered office located at 9-3-401, No. 39, Gaoxinliulu, Binhai Science Park, Binhai Hi-tech New Area, Tianjin and its telephone number is +86-10-5878-1078.

During the last five years, none of Holdco, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address	Principal Occupation	Citizenship

Hongyi Zhou (Director)	Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People's Republic of China	Chairman of the Board and chief executive officer of the Company	PRC

3. Directors and Executive Officers of Parent

Parent is a limited liability company incorporated under the laws of the PRC, with its registered office located at 4-B-32, No. 188 Rixindao, Binhai Science Park, Binhai Hi-tech New Area, Tianjin and its telephone number is +86-10-5878-1078.

During the last five years, none of Parent, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address	Principal Occupation	Citizenship

Hongyi Zhou (Director)	Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People's Republic of China	Chairman of the Board and chief executive officer of the Company	PRC

4. Directors and Executive Officers of Midco

Midco is an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office located at Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands and its telephone number is +86-10-5878-1078.

During the last five years, none of Midco, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address	Principal Occupation	Citizenship

Hongyi Zhou (Director)	Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People's Republic of China	Chairman of the Board and chief executive officer of the Company	PRC

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5. Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office located at Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands and its telephone number is +86-10-5878-1078.

During the last five years, none of Merger Sub, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address	Principal Occupation	Citizenship

Hongyi Zhou (Director)	Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People's Republic of China	Chairman of the Board and chief executive officer of the Company	PRC

6. Directors and Executive Officers of Global Village

Global Village is a British Virgin Islands company, with its registered office located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands and its telephone number is +86-10-5878-1078.

During the last five years, none of Global Village, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address	Principal Occupation	Citizenship

Huan Hu (Director)	Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People's Republic of China	Merchant	PRC

7. Directors and Executive Officers of Young Vision

Young Vision is a British Virgin Islands company, with its registered office located at 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands and its telephone number is +86-10-5682-2141.

During the last five years, none of Young Vision, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address	Principal Occupation	Citizenship

Xiangdong Qi (Director)	Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People's Republic of China	Director and president of the Company	PRC

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8. Directors and Executive Officers of Xinxin Qiyuan

Xinxin Qiyuan is a limited partnership organized under the laws of the PRC, with its registered office located at 4-B-31, 4/F Building #3, 188 Rixin Street, Binhai Technology Campus, Binhai High-Tech Industrial Development Area, Tianjin, People’s Republic of China. Its telephone number is +86 22 2378-5971 and its fax number is +86 22 8717-6696. Its principle business is equity investment.

Tianjin Qiyuan Equity Investment Management Ltd. is the general partner of Xinxin Qiyuan. Tianjin Qiyuan Equity Investment Management Ltd. is a limited liability company incorporated under the laws of the PRC (“Tianjin Qiyuan”), with its registered office located at  4-B-31, 4/F Building #3, 188 Rixin Street, Binhai Technology Campus, Binhai High-Tech Industrial Development Area, Tianjin, People’s Republic of China.  Its telephone number is +86 22 2378-5971 and its fax number is +86 22 8717-6696. Its principal business is investment management. Tianjin Qiyuan is 40% owned by Quansheng Huo, 30% owned by Dehua Feng and 30% owned by Ye Wang.

During the last five years, none of Xinxin Qiyuan, Tianjin Qiyuan, Quansheng Huo or any of their directors and executive officers, where applicable, has been  (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of the sole director of Tianjin Qiyuan are set forth below.

Name	Business Address	Present Principal Occupation	Citizenship

Quansheng Huo	Room 3041, 26 Cuiweizhongli, Haidian District, Beijing, People’s Republic of China	Executive director and manager of Tianjin Qiyuan	PRC

9. Directors and Executive Officers of Xinxinsheng

Xinxinsheng is a limited partnership organized under the laws of the PRC, with its registered office located at Electronic City, 6 Jiuxianqiao Road, Chaoyang District, Beijing, People’s Republic of China. Its telephone number is +86 10 5682-1940 and its fax number is +86 10 5878-2000. Its principal business is investment management.

Tianjin Qihoo Hesheng Equity Investment Management Limited Partnership (Limited Partnership) is the general partner of Xinxinsheng. Tianjin Qihoo Hesheng Equity Investment Management Limited Partnership (Limited Partnership) is a limited partnership organized under the laws of the PRC (“Qihoo Hesheng”), with its registered office located at Electronic City, 6 Jiuxianqiao Road, Chaoyang District, Beijing, People’s Republic of China. Its telephone number is +86 10 5682-1940 and its fax number is +86 10 5878-2000. Its principal business is investment management.

Tianqin Qihoo Xinsheng Equity Investment Management Limited is the general partner of Qihoo Hesheng. Tianqin Qihoo Xinsheng Equity Investment Management Limited is a limited liability company incorporated under the laws of the PRC (“Qihoo Xinsheng”), with its registered office located at Electronic City, 6 Jiuxianqiao Road, Chaoyang District, Beijing, People’s Republic of China. Its telephone number is +86 10 5682-1940 and its fax number is +86 10 5878-2000. Its principal business is investment management. Qihoo Xinsheng is 99% owned by Xiangdong Qi.

During the last five years, none of Xinxinsheng, Qihoo Hesheng, Qihoo Xinsheng, Xiangdong Qi or any of their directors and executive officers, where applicable, has been  (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of sole director and executive officer of Qihoo Xinsheng are set forth below.

Name	Business Address	Present Principal Occupation	Citizenship

Xiangdong Qi	98 Taipingqiao Street, Xicheng District, Beijing, People’s Republic of China	President of Qihoo 360 Technology Co., Ltd	PRC

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ANNEX F: FORM OF PROXY CARD

QIHOO 360 TECHNOLOGY CO. LTD.

(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker : QIHU)

––––––

FORM OF PROXY FOR EXTRAORDINARY GENERAL MEETING (OR ANY ADJOURNMENT THEREOF)
TO BE HELD AT 3/F, BUILDING #2, 6 JIUXIANQIAO ROAD, CHAOYANG DISTRICT, BEIJING 100015, PEOPLE’S REPUBLIC OF CHINA
ON MARCH 30, 2016 AT 10:00 A.M. (BEIJING TIME)

I/We,
Please Print Name(s)

of
Please Print Address(es)

the undersigned, being the registered holder(s) of ______ Class A ordinary shares1, par value $0.001 per share, of Qihoo 360 Technology Co. Ltd. (the “Company”) and ______ Class B ordinary shares2, par value $0.001 per share, of the Company, hereby (a) acknowledge the receipt of the notice of the extraordinary general meeting of the shareholders of the Company to be held on March 30, 2016 at 10:00 a.m. (Beijing time) (the “Extraordinary General Meeting”) and the proxy statement, each dated March 3, 2016, and (b) appoint the Chairman of the Extraordinary General Meeting3 or ______ of ______ as my/our proxy to attend and act for me/us at the Extraordinary General Meeting and at any adjournment(s) or postponement(s) thereof, and in the event of a poll voting, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.

	PROPOSALS	FOR[4]	AGAINST[4]	ABSTAIN[4]
1.	As a special resolution: THAT the Agreement and Plan of Merger, dated as of December 18, 2015 (the “Merger Agreement”), by and among Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the PRC (“Holdco”), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the PRC (“Parent”), True Thrive Limited (诚盛有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Midco”), New Summit Limited (新峰有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub” and, together with Holdco, Parent and Midco, each a “Parent Party” and collectively the “Parent Parties”), the Company, and solely for purposes of Section 6.19 of the Merger Agreement, Global Village Associates Limited, a British Virgin Islands company, and Young Vision Group Limited, a British Virgin Islands company (the Merger Agreement being in the form attached as Annex A to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the proxy statement and to be produced and made available for inspection at the Extraordinary General Meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company being the surviving company and a wholly owned subsidiary of Midco (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from $500,000 divided into 378,000,000 Class A ordinary shares of a par value of $0.001 each and 122,000,000 Class B ordinary shares of a par value of $0.001 each to $50,000 divided into 50,000 ordinary shares of a par value of $1.00 each (the “Variation of Capital”), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved.	☐	☐	☐

[1]	Please insert the number of or strike out the class of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
[2]	Please insert the number of or strike out the class of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
[3]	If any proxy other than the Chairman is preferred, strike out the words "THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING OR" and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his or her stead. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON(S) WHO SIGN(S) IT.
[4]	IMPORTANT: IF YOU WISH TO VOTE FOR THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "FOR." IF YOU WISH TO VOTE AGAINST THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "AGAINST." IF YOU WISH TO ABSTAIN FROM VOTING ON A PARTICULAR RESOLUTION, TICK THE APPROPRIATE BOX MARKED "ABSTAIN." Failure to complete any or all the boxes will entitle your proxy to cast his or her votes at his or her discretion.

F-1

	PROPOSALS	FOR[4]	AGAINST[4]	ABSTAIN[4]
2.	As an ordinary resolution: THAT each of the members of the special committee of the board of directors of the Company, the chief executive officer of the Company, the chief financial officer of the Company and the co-chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including (i) the Merger, (ii) the Variation of Capital and (iii) the Adoption of Amended M&A.	☐	☐	☐
3.	As an ordinary resolution: THAT the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the resolutions to be proposed at the Extraordinary General Meeting.	☐	☐	☐

Dated ______, 2016 Signature(s)5 ______

This form of proxy must be completed, signed by the person registered in the register of members at the close of business in the Cayman Islands on March 25, 2016 (Cayman Islands time) and returned to the Company’s offices at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China, attention: Investor Relations Department, or alternatively a copy of the completed and signed proxy card may be sent by email to ir@360.cn, in each case so that the proxy card is received by the Company no later than March 29, 2016 at 9:00 a.m. (Beijing time).

[5]	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be executed under the hand of an officer or attorney duly authorized to sign the same.

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ANNEX G: FORM OF ADS VOTING INSTRUCTION CARD

G-1

QIHOO 360 TECHNOLOGY CO. LTD.

Instructions to The Bank of New York Mellon, as Depositary

(Must be received prior to 5:00 p.m., New York time on March 25, 2016)

The undersigned registered holder of ADRs hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by such Receipt of the Company registered in the name of the undersigned on the books of the Depositary as of the close of business March 7, 2016 at the Extraordinary General Meeting of the Shareholders of the Company to be held on March 30, 2016 in Beijing.

NOTE:

1. **Instructions as to voting on the specified resolutions should be indicated by an "X" in the appropriate box.**
2. **The Depositary shall not vote or attempt to exercise the right to vote that attaches to such Shares or the Deposited Securities other than in accordance with instructions received by the holder of ADSs.**

(Continued and to be marked, dated and signed, on the other side)

PROXY TABULATOR FOR
QIHOO 360 TECHNOLOGY CO. LTD.
P.O. Box 8016
CARY, NC 27512-9903

G-2